EXHIBIT 10.21

EXECUTION VERSION

$1,750,000,000

SENIOR SECURED ASSET-BASED CREDIT AGREEMENT

Dated as of April 8, 2010

among

LYONDELLBASELL INDUSTRIES N.V.,

as the Company,

LYONDELL CHEMICAL COMPANY,

EQUISTAR CHEMICALS, LP,

HOUSTON REFINING LP,

LYONDELLBASELL ACETYLS LLC

and

THE SUBSIDIARIES OF

LYONDELL CHEMICAL COMPANY

FROM TIME TO TIME PARTY HERETO,

as Borrowers,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

CITIBANK, N.A., DEUTSCHE BANK TRUST COMPANY AMERICAS and WELLS FARGO BANK, N.A.,

as Fronting Banks,

CITIGROUP GLOBAL MARKETS, INC. and DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers,

CITIBANK, N.A.,

as Administrative Agent,

CITIBANK, N.A. and WELLS FARGO CAPITAL FINANCE, LLC,

as Co-Collateral Agents,

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent,

BANK OF AMERICA, N.A., BARCLAYS CAPITAL,

JPMORGAN CHASE BANK, N.A. and WELLS FARGO CAPITAL FINANCE, LLC

as Co-Documentation Agents,

REGIONS BANK and THE BANK OF NOVA SCOTIA

as Senior Managing Agents

and

CITIGROUP GLOBAL MARKETS, INC., DEUTSCHE BANK SECURITIES INC.,

BANC OF AMERICA SECURITIES LLC, BARCLAYS CAPITAL, CREDIT SUISSE SECURITIES (USA) LLC,

J.P. MORGAN SECURITIES INC., MORGAN STANLEY SENIOR FUNDING, INC.,

UBS SECURITIES LLC and WELLS FARGO CAPITAL FINANCE, LLC,

as Joint Bookrunners

i

SCHEDULES

1.01A	Commitments as of the Effective Date
1.01B	Certain Disclosures and Summaries
1.01C	Existing Letters of Credit
1.01D	Mortgaged Properties
1.01G	Agreed Security Principles
1.01H	Security Agreements
1.01I	Intentionally Omitted
1.01J	Credit and Collection Policy
1.01K	Billed but Not Shipped Inventory
1.01L	Ineligible Receivables
1.01M	Foreign Jurisdictions/Obligors
5.08	Environmental Matters
5.11	Subsidiaries and Other Equity Investments
6.14(a)	Certain Collateral Documents
6.20(a)	Lockbox Accounts
6.20(b)	Cash Dominion Account
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Form of Committed Loan Notice
B-1	Form of Note (Revolving Loan)
B-2	Form of Note (Swingline Loan)
C	Form of Compliance Certificate
D	Form of Assignment and Assumption
E	Form of U.S. Security Agreement
F-1	Form of Perfection Certificate
F-2	Form of Perfection Certificate Supplement
G	Form of Letter of Credit Application
H-1	Form of Opinion of Cadwalader, Wickersham & Taft LLP
H-2	Form of Opinion of Baker Botts LLP
H-3	Form of Opinion of Clifford Chance LLP
H-4	Form of Opinion of Gerald A. O’Brien, Deputy General Counsel of the Borrowers
I	Form of Mortgage
J	Form of Collateral Access Agreement
K	Form of Borrower Designation
L	Form of Guarantee Agreement
M	Form of Tax Certificates

v

SENIOR SECURED ASSET-BASED CREDIT AGREEMENT

This SENIOR SECURED ASSET-BASED CREDIT AGREEMENT (as such may be amended, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”) dated as of April 8, 2010, is entered into among LYONDELLBASELL INDUSTRIES N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands (together with its successors and assigns, the “Company”), LYONDELL CHEMICAL COMPANY, a Delaware corporation (“Lyondell”), EQUISTAR CHEMICALS, LP, a Delaware limited partnership (“Equistar”), HOUSTON REFINING LP, a Delaware limited partnership (“HRLP”), LYONDELLBASELL ACETYLS LLC, a Delaware limited liability company (“Acetyls”), and the Subsidiaries of Lyondell from time to time party hereto, as Borrowers, each lender party hereto from time to time (collectively, the “Lenders”, and individually, a “Lender”), CITIGROUP GLOBAL MARKETS, INC. and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers, CITIBANK, N.A., as Administrative Agent, CITIBANK, N.A. and WELLS FARGO CAPITAL FINANCE, LLC, as Co-Collateral Agents, CITIBANK, N.A., DEUTSCHE BANK TRUST COMPANY AMERICAS and WELLS FARGO BANK, N.A., as Fronting Banks, DEUTSCHE BANK SECURITIES INC., as Syndication Agent, CITIGROUP GLOBAL MARKETS, INC., DEUTSCHE BANK SECURITIES INC., BANC OF AMERICA SECURITIES LLC, BARCLAYS CAPITAL, the investment banking division of Barclays Bank PLC, CREDIT SUISSE SECURITIES (USA) LLC, J.P. MORGAN SECURITIES INC., MORGAN STANLEY SENIOR FUNDING, INC., UBS SECURITIES LLC and WELLS FARGO CAPITAL FINANCE, LLC, as Joint Bookrunners, BANK OF AMERICA, N.A., BARCLAYS CAPITAL, the investment banking division of Barclays Bank PLC, JPMORGAN CHASE BANK, N.A. and WELLS FARGO CAPITAL FINANCE, LLC and, as Co-Documentation Agents and REGIONS BANK and THE BANK OF NOVA SCOTIA as Senior Managing Agents.

PRELIMINARY STATEMENTS

On January 6, 2009, the Borrowers (other than Acetyls) and certain of their respective subsidiaries and affiliates filed voluntary petitions with the Bankruptcy Court (as defined below) initiating their respective cases under Chapter 11 of the Bankruptcy Code (as defined below) (each, an “Initial Case” and collectively, the “Initial Cases”) and certain other subsidiaries and affiliates subsequently filed voluntary petitions with the Bankruptcy Court initiating their respective cases under Chapter 11 of the Bankruptcy Code and joining them with the Initial Cases (each, an “Additional Case” and, together with the Initial Cases, each, a “Case” and, collectively, the “Cases” and each petitioning entity a “Debtor” and, collectively, the “Debtors”).

On March 11, 2010, the Debtors’ Disclosure Statement (as defined below) was approved by the Bankruptcy Court.

The Borrowers have requested that the Lenders make available a revolving credit and letter of credit facility in an aggregate principal amount of up to $1,750,000,000, the proceeds of which will be used as described herein.

The Lenders are willing to make such credit facility available upon and subject to the terms and conditions hereafter set forth.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

Definitions and Accounting Terms

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Facility Collateral” means any and all present and future right, title and interest of the Borrowers in and to the following, whether now owned or hereafter acquired, existing or arising, and wherever located: (a) all accounts, chattel paper and other Receivables; (b) all Inventory; (c) all Restricted Accounts, including all funds credited thereto or deposited therein; (d) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a), (b) and (c) of this definition, all related contracts, contract rights, documents (including bills of lading with respect to High Seas Inventory), instruments and other evidences of indebtedness, payment intangibles, letter-of-credit rights and other supporting obligations and other claims or causes of action; (e) all books and records relating to the foregoing; and (f) all proceeds of any and all of the foregoing (including commercial tort claims constituting proceeds). Terms used in the foregoing definition which are defined in the UCC and not otherwise defined in this Agreement have the meanings specified in the UCC.

“ABL Facility Fee Letter” means the ABL Facility Fee Letter, dated as of March 15, 2010, from the Joint Lead Arrangers and the Joint Bookrunners to Lyondell.

“Access Agreement” means an agreement, in form and substance reasonably acceptable to the Administrative Agent (it being understood that such agreements entered into by Equistar and its Subsidiaries since December 17, 2003 and prior to the date of this Agreement are acceptable to Administrative Agent), pursuant to which a holder of a Lien on the premises of the Borrowers where Eligible Inventory is located agrees and acknowledges, among other things, that the Administrative Agent may without interference from such Lien holder (i) gain access to, remove and exercise its rights against any Inventory located at such premises after an Event of Default, and that such Lien holder may not remove or exercise any remedies against such Inventory except as agreed, (ii) for a period of time not less than ninety (90) days (or such shorter time period as the Administrative Agent may agree in its Discretion) after the Administrative Agent shall have taken possession of such Inventory, (A) store such Inventory at such premises and (B) conduct a sale of such Inventory at such premises and (iii) examine and make copies of the books and records of the Borrowers located at such premises with respect to such Inventory.

“Acetyls” has the meaning set forth in the preliminary statements to this Agreement.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset at the time such asset is acquired by such specified Person.

“Additional Case” has the meaning set forth in the preliminary statements to this Agreement.

“Additional First Priority Lien Obligations” means any First Priority Lien Obligations that are Incurred after the Effective Date (other than Indebtedness Incurred under the Senior Notes Indenture) and secured by the ABL Facility Collateral on a second priority basis and by the other Common Collateral on a first priority basis.

“Additional Letter of Credit” means a letter of credit issued hereunder by a Fronting Bank on or after the Funding Date.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders under the Loan Documents, and its successors in such capacity.

“Administrative Agent Fee Letter” means the Administrative Agent Fee Letter, dated as of March 15, 2010, from the Administrative Agent to Lyondell.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time specify (upon reasonable written notice) to the Borrowers and the Lenders.

“Administrative Fees” has the meaning set forth in Section 2.09(c).

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Lender and returned to the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that none of the Joint Lead Arrangers, Joint Bookrunners or any of their respective Affiliates shall be deemed to be an Affiliate of any Loan Party.

“Affiliate Transaction” has the meaning set forth in Section 7.05.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, partners, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Co-Collateral Agents, the Syndication Agent, the Co-Documentation Agents and the Senior Managing Agents.

“Agreed Security Principles” has the meaning set forth in Schedule 1.01G. Notwithstanding any provision herein or in any other Loan Document to the contrary, the Agreed Security Principles are not applicable to the ABL Facility Collateral.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Terrorism Laws” means:

(a) the Executive Order No. 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(b) the USA PATRIOT Act; and

(c) any similar law enacted in the United States of America subsequent to the date of this Agreement.

“Applicable Amount” means, at any time, an amount determined on a cumulative basis equal to, without duplication:

(1) 50% of the Consolidated Net Income of the Company for the period from March 31, 2012 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net cash proceeds, including cash and the Fair Market Value of property other than cash, received by the Company after March 31, 2012 (other than net cash proceeds to the extent such net cash proceeds have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 7.01(n) from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary), plus

(3) 100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value of property other than cash after March 31, 2012 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 7.01(n)), plus

(4) 100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Company or any Restricted Subsidiary thereof issued after March 31, 2012 (other than Indebtedness or Disqualified Stock issued to the Company or a Restricted Subsidiary thereof) or 100% of the principal amount of any debt securities of the Company or any Restricted Subsidiary thereof that are convertible into or exchangeable for Capital Stock issued after the Funding Date (other than debt securities issued to the Company or a Restricted Subsidiary thereof) which, in any such case, has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock) or any direct or indirect parent entity of the Company (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished) after March 31, 2012, plus

(5) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by the Company or any Restricted Subsidiary after March 31, 2012 from:

(a) the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made by the Company and its

Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 7.02(7)) or

(b) the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, in each case subsequent to March 31, 2012, the Fair Market Value of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 7.02(7) or constituted a Permitted Investment).

For the purpose of determining the Applicable Amount for Section 7.02 at any time, such amount shall be equal to the Applicable Amount at such time minus the aggregate amount (without duplication) of (x) prepayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing made pursuant to Section 7.08(v)(A) of the Senior Term Loan Facility and (y) fees, premiums and other payments in respect of Indebtedness, other than principal and interest, that reduces Excess Cash Flow (as defined in the Senior Term Loan Facility) pursuant to clause (b)(iii) of the definition thereof in the Senior Term Loan Facility, in the case of each (x) and (y) on or prior to such time.

“Applicable Commitment Fee Rate” means for (a) the period from and after the Effective Date until the last day of the calendar month during which the Administrative Agent received financial statements of the Company and its consolidated Subsidiaries for a period including (or consisting of) the second full fiscal quarter of the Company commencing on or after the Funding Date in accordance with and satisfying Section 6.01, a percentage per annum equal to 0.75% and (b) each calendar month thereafter, a percentage per annum equal to (x) 1.00% if the daily average Total Outstandings during such calendar month are less than or equal to 50% of the daily average Total Commitment during such calendar month, and (y) 0.75% if the daily average Total Outstandings during such calendar month exceed 50% of the daily average Total Commitment during such calendar month.

“Applicable L/C Margin” means, as of any date of determination, a per annum rate equal to the then-applicable Applicable Rate with respect to Eurodollar Rate Loans.

“Applicable Rate” means (a) for the period from and after the Funding Date until the last day of the calendar month during which the Administrative Agent received financial statements of the Company and its consolidated Subsidiaries for a period including (or consisting of) the second full fiscal quarter of the Company commencing on or after the Funding Date in accordance with and satisfying Section 6.01, a percentage per annum equal to (A) for Eurodollar Rate Loans, 3.75% and (B) for Base Rate Loans, 2.75% and (b) thereafter, as of any date of determination, a percentage per annum equal to the rate set forth below opposite the then-applicable Average Monthly Excess Availability for the calendar month immediately preceding the calendar month in which the date of determination falls:

AVERAGE MONTHLY EXCESS AVAILABILITY	BASE RATE LOANS	EURODOLLAR RATE LOANS
Greater than or equal to 66.7%	2.50%	3.50%
Less than 66.7% and greater than or equal to 33.3%	2.75%	3.75%
Less than 33.3%	3.00%	4.00%

For the avoidance of doubt, changes in the Applicable Rate resulting from a change in the Average Monthly Excess Availability for any calendar month (other than with respect to clause (a) above) shall become effective as to all Loans on the first day of the next calendar month.

In the event that any report delivered pursuant to Section 6.17(f) is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrowers shall immediately deliver to the Administrative Agent a corrected report for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected report for such Applicable Period, and (iii) the Borrowers shall immediately pay to the Administrative Agent (for the account of the Lenders during the Applicable Period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period.

“Appraisal Report” means any appraisal report reasonably satisfactory to the Co-Collateral Agents jointly and prepared by independent consultants selected by the Co-Collateral Agents jointly in consultation with the Borrowers.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or of any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

(2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Backed Credit Facility” means (i) this Agreement; (ii) any credit facility provided on the basis of the value of inventory, accounts receivable or other current assets (and related documents and intangibles) to the Company or any of its Subsidiaries or similar instrument; and (iii) any similar credit support agreements or guarantees Incurred from time to time; provided that any credit facility that refinances or replaces an Asset Backed Credit Facility must comply with clause (ii) of this definition in order to be an Asset Backed Credit Facility; and provided, further, that, if at the time any such refinancing or replacement is necessary or advisable in the good faith judgment of the Board of Directors of the

Company, and an Asset Backed Credit Facility that complies with clause (ii) of this definition is not available on terms considered commercially reasonable for facilities of this nature (as determined in the good faith judgment of the Board of Directors of the Company), then this Agreement may be refinanced with or replaced by any Credit Facility and such Credit Facility shall be an Asset Backed Credit Facility for purposes hereof.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Company or any Restricted Subsidiary of the Company (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or redundant, surplus, obsolete, damaged or worn out property or equipment, whether now owned or hereafter acquired, in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described in Section 7.07 or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 7.02;

(d) any sale, conveyance or other disposition of property or assets of the Company or any Restricted Subsidiary (whether in a single transaction or a series of related transactions), including by way of a Sale/ Leaseback Transaction, or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $50,000,000; provided that, the aggregate Fair Market Value of ABL Facility Collateral sold, conveyed or otherwise disposed of pursuant to this clause (d) shall not exceed $25,000,000;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to a Restricted Subsidiary of the Company; provided that, any disposition of ABL Facility Collateral by a Borrower pursuant to this clause (e) shall only be made to another Borrower;

(f) (i) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company and (ii) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company; provided that this clause (f) shall not apply to any disposition of any ABL Facility Collateral unless such disposition is to a Borrower;

(g) foreclosure or any similar action with respect to any property or other asset of the Company or any of its Restricted Subsidiaries;

(h) any sale of Equity Interests in, or other ownership interest in or assets or property, including Indebtedness, or other securities of, an Unrestricted Subsidiary;

(i) any lease, assignment, license or sublease which does not materially interfere with the business of the Company and its Restricted Subsidiaries;

(j) any grant of any license of patents, trademarks, know-how or any other intellectual property which does not materially interfere with the business of the Company and its Restricted Subsidiaries;

(k) any transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) in a Qualified Receivables Financing; provided that, this clause (k) shall not apply to any transfer of ABL Facility Collateral;

(l) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Funding Date, including any Sale/Leaseback Transaction or asset securitization permitted by this Agreement; provided that, this clause (l) shall not apply to any ABL Facility Collateral acquired after the Funding Date;

(m) dispositions in connection with Permitted Liens;

(n) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(o) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(p) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(q) pursuant to buy-sell arrangements or similar agreements between Lyondell China Holdings Limited of Ningbo ZRCC and Lyondell Chemical Company Ltd.; and

(r) any sale, conveyance or other disposition of property or assets of the Company or any Restricted Subsidiary (whether in a single transaction or a series of related transactions) in connection with the Emergence Transactions.

“Assignee” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Assignment Tax” has the meaning set forth in Section 3.01(b).

“Attorney Costs” means and includes all reasonable fees, reasonable out-of-pocket expenses and disbursements of Davis Polk & Wardwell LLP and (without duplication) a single external local counsel to the Joint Lead Arrangers in each jurisdiction reasonably determined by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated financial statements of the Company’s predecessor, LyondellBasell Industries AF S.C.A., for the fiscal year ended December 31, 2009, which shall include results for fiscal years 2007, 2008 and 2009.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.04(d).

“Availability Reserves” means, as of any date of determination and without duplication of any Inventory Valuation Reserve, Receivables Valuation Reserve or any other Availability Reserves, such reserves in amounts as the Co-Collateral Agents jointly may from time to time establish (upon five (5) Business Days’ notice to the Borrowers in the case of new reserve categories established after the Effective Date and changes in the methodology for determining a reserve and upon one (1) Business Day’s notice to the Borrowers in other cases) and revise (upward or downward based upon existing methodology): (i) to reflect events, conditions, contingencies or risks which, as reasonably determined by the Co-Collateral Agents jointly, do or are reasonably likely to materially adversely affect (a) Eligible Inventory or its value, (b) Eligible Receivables or their value or (c) the security interests and other rights of any Agent or Lender in the ABL Facility Collateral other than Ineligible Inventory or Ineligible Receivables (including the enforceability, perfection and priority thereof), (ii) to reflect the Co-Collateral Agents’ reasonable belief that any collateral report or financial information furnished by or on behalf of the Borrowers is or may have been incomplete, inaccurate or misleading in any material respect in a manner which adversely affects one or more components of the Borrowing Base to an extent greater than that otherwise contemplated in the determination thereof (such reserve to remain applicable for so long as such adverse effect remains applicable) or (iii) in respect of any state of facts that the Co-Collateral Agents jointly reasonably determine constitutes a Default or an Event of Default and that adversely affects one or more components of the Borrowing Base to an extent greater than that otherwise contemplated in the determination thereof (such reserve to remain applicable for so long as such adverse effect remains applicable); provided that at any date of determination (unless and until otherwise determined by the Co-Collateral Agents jointly), “Availability Reserves” shall include (1) a reserve equal to three times the most recently reported monthly aggregate amount of charges by a landlord, bailee, consignee, processor, warehouseman or other third-party who stores, processes, maintains or holds Eligible Inventory and applicable rail car lease and transportation expenses as determined by Lyondell (but excluding any such expense as to which the rights of the payee are subject to a Third Party Agreement), (2) a reserve for deductibles applicable to the Borrowers’ insurance policies covering Eligible Inventory, (3) a reserve for other credit exposures secured by the ABL Facility Collateral (other than credit exposures secured exclusively by Ineligible Inventory) including obligations arising out of cash management arrangements related to this Agreement, and (4) a reserve for any Liens on Eligible Inventory or on premises of the Borrowers where Eligible Inventory is located (other than (x) Liens consisting of (A) easements, building restrictions, rights-of-way, irregularities of title and other such encumbrances or charges not interfering in any material respect with the ordinary conduct of business of any Borrower, (B) leases, subleases or licenses by any Borrower as lessor, sublessor or licensor in the ordinary course of business and (C) without limiting the applicability of an Availability Reserve under clause (1) above, the interest of a lessor or licensor under an operating lease or license under which any Borrower is lessee, sublessee or licensee, including protective financing statement filings, on such premises and (y) nonconsensual Liens on such premises that do not, and could not reasonably be expected to, impair access to, or the removal of or exercise of remedies in respect of, such Inventory), unless the rights of the holder of such Lien are subject to a Third Party Agreement (such reserve not to exceed the lesser of (i) the amount of the affected Eligible Inventory and (ii) the amount of the obligations secured by such holder’s Lien).

“Available Inventory” means, at any time, (1) other than Stores Inventory and High Seas Inventory, the lesser of (a) 75% of each Category of Eligible Inventory and (b) the product of (x) 85% of the Orderly Liquidation Value Rate multiplied by (y) each Category of Eligible Inventory, (2) in the case of Stores Inventory, the lesser of 5% of Stores Inventory that is Eligible Inventory and $15,000,000 and (3) in the case of High Seas Inventory, the lowest of (a) 75% of High Seas Inventory that is Eligible Inventory, (b) the product of (x) 70% of the Orderly Liquidation Value Rate multiplied by (y) High Seas Inventory that is Eligible Inventory and (c) $150,000,000; provided that Available Inventory shall in no event exceed 75% of Eligible Inventory.

“Available Receivables” means, at any time, 85% of Eligible Receivables.

“Average Monthly Excess Availability” means, for any calendar month, an amount (expressed as a percentage) equal to the quotient of (A) the sum of (i) the daily average Excess Availability plus (ii) the average daily unrestricted cash of the Borrowers and their Subsidiaries (as determined by Lyondell from treasury records on a non-GAAP basis), in each case for such calendar month divided by (B) the daily average Maximum Facility Availability for such calendar month.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq., as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank N.A.’s base rate (or an equivalent rate otherwise named);

(b) 0.5% per annum plus the Federal Funds Rate; and

(c) 1.0% per annum plus the Eurodollar Rate (for the avoidance of doubt after giving effect to the proviso of the definition thereof) applicable to a Borrowing with an Interest Period of one (1) month.

“Base Rate Loan” means (i) any Swingline Loan and (ii) any Revolving Loan that bears interest based on the Base Rate.

“Basell GmbH” means Basell Germany Holdings GmbH.

“Berre Facility” means any receivables-backed credit or factoring facility entered into by one or more Foreign Subsidiaries (other than Basell GmbH) related to receivables of the refinery located in Berre, France, and any permitted refinancings thereof.

“Board of Directors” means, as to any Person, the board of directors or, supervisory board of such Person, or equivalent governing body (or, if such Person is a partnership or limited liability company, the board of directors or other governing body of the general partner of such Person or manager) or any duly authorized committee thereof.

“Borrower” means each of Lyondell, HRLP, Equistar, Acetyls and any other Wholly Owned Domestic Subsidiary of Lyondell that Lyondell designates as a Borrower for purposes hereof by causing such Subsidiary to deliver to the Administrative Agent an instrument in substantially the form of Exhibit K duly executed by such Subsidiary; provided that such Subsidiary shall not become a Borrower until such time as the Collateral and Guaranty Requirement and the requirements under Section 6.16 shall be satisfied as to such Subsidiary.

“Borrowers’ Agent” means Lyondell, in its capacity as agent for the Borrowers under the Loan Documents, and its successors in such capacity.

“Borrowing” means (a) a group of Loans of a single Class and Type made by the Lenders on a single date and as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Base” means, at any time, an amount equal to the sum of (x) Available Inventory as reflected in the most recent Borrowing Base Certificate delivered pursuant to Section 4.02(n) or Section 6.17 plus (y) Available Receivables as reflected in the most recent Borrowing Base Certificate delivered pursuant to Section 4.02(n) or Section 6.17 less (z) Availability Reserves at such time. Standards of eligibility and reserves and advance rates of the Borrowing Base may be revised and adjusted from time to time by the Co-Collateral Agents jointly (subject to Section 10.01 and to any limitations herein expressly made applicable to the exercise of such rights) upon one (1) Business Day’s notice to the Borrowers; provided that any such changes in such standards or in advance rates shall not be effective until three (3) Business Days’ following notice to the Borrowers. Any such action may only be taken by the Co-Collateral Agents jointly. Actions by the Co-Collateral Agents in respect of the determination of the Borrowing Base (including as provided in the definitions of Availability Reserves, Ineligible Inventory, Ineligible Receivables, Inventory Valuation Reserves and Receivables Valuation Reserves), shall be taken by them in their Discretion. Prior to the inclusion in the Borrowing Base of (A) assets acquired by a Borrower in a Business Acquisition or otherwise acquired outside of the ordinary course of business or (B) assets of a Person that becomes a Borrower subsequent to the Effective Date, the conditions specified in Section 4.02(m) shall be satisfied with respect to such assets (for the avoidance of doubt, the satisfaction of such conditions shall not be taken into account in determining the limitations on collateral reviews, evaluations and appraisals pursuant to Section 6.19).

“Borrowing Base Certificate” means a certificate, appropriately completed and substantially in a form approved by the Co-Collateral Agents acting jointly and the Borrowers’ Agent (with such modifications as to format and presentation as may be reasonably requested by the Co-Collateral Agents jointly upon five (5) Business Days’ notice) together with all attachments and supporting documentation as contemplated thereby.

“Business Acquisition” means the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state of Texas and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio”.

“Canadian Inventory In Transit” means Inventory consisting of raw materials located in a Province of Canada in which appropriate filings under the applicable Personal Property Security Act (or in the case of Quebec, the Civil Code) shall have been made and in transit to the United States. Any such Inventory remaining in Canada for thirty (30) days after a Borrower becomes the owner thereof shall cease to be Canadian Inventory In Transit on such 30th day.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Leases” means all leases which, in accordance with GAAP, are recorded as capitalized leases; provided that for all purposes hereunder the amount of principal obligations under any Capitalized Lease shall be the Capitalized Lease Obligation related thereto.

“Case” and “Cases” has the meaning set forth in the preliminary statements to this Agreement.

“Cash Collateral” means cash on deposit in, and Cash Equivalents reasonably satisfactory to the Administrative Agent held in, the Cash Collateral Account.

“Cash Collateral Account” means an account or accounts maintained with the Administrative Agent (or another commercial bank acting as successor to the Administrative Agent pursuant to this Agreement) into which amounts shall be deposited by the Borrowers as required pursuant to Section 2.04(k).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant Fronting Bank and the Lenders, Cash Collateral as collateral for the L/C Exposure, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Fronting Bank (which documents are hereby consented to by the Lenders).

“Cash Dominion Account” has the meaning set forth in Section 6.20(b).

“Cash Dominion Period” means any period during which a Cash Dominion Triggering Event exists and has not been cured in accordance with the terms hereof.

“Cash Dominion Triggering Event” means any of the following events:

(a) the Maturity Date;

(b) the occurrence of an Event of Default;

(c) (i) during the period from and including the Effective Date to and including the second anniversary of the Effective Date, Excess Availability being less than $450,000,000 on each Business Day during any period of five (5) consecutive Business Days unless on each Business Day during such period each of (x) Excess Availability is greater than $350,000,000, (y) Collateral Availability is greater than $650,000,000 and (z) Total Liquidity is greater than $725,000,000 and (ii) following the second anniversary of the Effective Date, Excess Availability being less than $500,000,000 on each Business Day during any period of five (5) consecutive Business Days unless on each Business Day during such period each of (x) Excess Availability is greater than $400,000,000, (y) Collateral Availability is greater than $650,000,000 and (z) Total Liquidity is greater than $725,000,000; or

(d) (i) during the period from and including the Effective Date to and including the second anniversary of the Effective Date, Excess Availability being less than $350,000,000 on any Business Day unless on such Business Day each of (x) Excess Availability is greater than $275,000,000, (y) Collateral Availability is greater than $575,000,000 and (z) Total Liquidity is greater than $650,000,000 and (ii) following the second anniversary of the Effective Date, Excess Availability being less than $400,000,000 on any Business Day unless on such Business Day each of (x) Excess Availability is greater than $325,000,000, (y) Collateral Availability is greater than $575,000,000 and (z) Total Liquidity is greater than $650,000,000;

provided that if, following a Cash Dominion Triggering Event described in clause (b), the related Event of Default shall cease to exist, such Cash Dominion Triggering Event shall cease to exist;

provided further that if, following a Cash Dominion Triggering Event described in clause (c)(i), (A) Excess Availability subsequently exceeds $350,000,000, Collateral Availability subsequently exceeds $650,000,000 and Total Liquidity subsequently exceeds $725,000,000 or (B) Excess Availability subsequently equals or exceeds $450,000,000, in each case on each day during a period of thirty (30) consecutive days, such Cash Dominion Triggering Event shall cease to exist upon the first day following such thirty (30)-day period (unless the Borrowers otherwise elect by notice to the Administrative Agent);

provided further that if, following a Cash Dominion Triggering Event described in clause (d)(i), (A) Excess Availability subsequently exceeds $275,000,000, Collateral Availability subsequently exceeds $575,000,000 and Total Liquidity subsequently exceeds $650,000,000 or (B) Excess Availability subsequently equals or exceeds $450,000,000, in each case on each day during a period of thirty (30) consecutive days, such Cash Dominion Triggering Event shall cease to exist upon the first day following such thirty (30)-day period (unless the Borrowers otherwise elect by notice to the Administrative Agent);

provided further that if, following a Cash Dominion Triggering Event described in clause (c)(ii), (A) Excess Availability subsequently exceeds $400,000,000, Collateral Availability subsequently exceeds $650,000,000 and Total Liquidity subsequently exceeds $725,000,000 or (B) Excess Availability subsequently equals or exceeds $500,000,000, in each case on each day during a period of thirty (30) consecutive days, such Cash Dominion Triggering Event shall cease to exist upon the first day following such thirty (30)-day period (unless the Borrowers otherwise elect by notice to the Administrative Agent); and

provided further that if, following a Cash Dominion Triggering Event described in clause (d)(ii), (A) Excess Availability subsequently exceeds $325,000,000, Collateral Availability subsequently exceeds $575,000,000 and Total Liquidity subsequently exceeds $650,000,000 or (B) Excess Availability subsequently equals or exceeds $500,000,000, in each case on each day during a period of thirty (30) consecutive days, such Cash Dominion Triggering Event shall cease to exist upon the first day following such thirty (30)-day period (unless the Borrowers otherwise elect by notice to the Administrative Agent).

For the avoidance of doubt, the cessation of an existing Cash Dominion Triggering Event does not preclude the occurrence of a subsequent Cash Dominion Triggering Event. In any period of four consecutive fiscal quarters, no more than three Cash Dominion Triggering Events described in clause (c) or (d) shall cease to exist pursuant to any proviso of this definition.

“Cash Equivalents” means:

(1) Dollars, pounds sterling, Euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union (other than Greece or Portugal) or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank or trust company having capital and surplus in excess of $250,000,000 and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations and reverse repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8) Dollar-denominated money market funds as defined in Rule 2a-7 of the General Rules and Regulations promulgated under the Investment Company Act of 1940;

(9) tax-exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody’s or the equivalent rating by any other internationally recognized rating agency; and

(10) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (9) above.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Subsidiary of any insurance proceeds or condemnation awards in respect of any ABL Facility Collateral.

“Catalyst Sale/Leaseback Transaction” means a Sale/Leaseback Transaction that relates to a catalyst containing one or more precious metals used by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

“Category” means any of the categories of inventory classification set forth in a Borrowing Base Certificate.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“Change in Law” means, the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order or the compliance with any guideline, request or directive from any Governmental Authority (whether or not having the force of law).

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company.

“Chapter 11” means Chapter 11 of the Bankruptcy Code.

“Claiming Borrower” has the meaning set forth in Section 11.03.

“Class”, when used in respect of any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Co-Collateral Agents” means Citibank, N.A. and Wells Fargo Capital Finance, LLC in their capacities as co-collateral agents under the Loan Documents, and their successors in such capacity.

“Co-Collateral Agents’ Side Letter” means the Co-Collateral Agents’ Side Letter dated the date hereof between the Co-Collateral Agents and the Borrowers.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agents” means Bank of America, N.A., Barclays Capital, the investment banking division of Barclays Bank PLC and JPMorgan Chase Bank, N.A. and Wells Fargo Capital Finance, LLC in their capacity as co-documentation agents for the Lenders under the Loan Documents, and their successors in such capacity.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Collateral Documents.

“Collateral Access Agreement” means an agreement substantially in the form of Exhibit J.

“Collateral Agency Fees” has the meaning set forth in Section 2.09(d).

“Collateral Agent Fee Letter” means the Collateral Agent Fee Letter, dated as of March 15, 2010, from the Co-Collateral Agents to Lyondell.

“Collateral and Guaranty Requirement” means, at any time, the requirement that, subject (other than with respect to the ABL Facility Collateral) to Section 6.14(a) and the Agreed Security Principles:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Effective Date pursuant to Section 4.01(a)(i), on the Funding Date pursuant to Section 4.02(c) or subsequent to the Funding Date pursuant to Sections 6.12 or 6.14 at such time, duly executed by each Loan Party party thereto;

(b) all Obligations shall have been unconditionally guaranteed (together, the “Guaranty”) by (i) the Company and (ii) each Wholly Owned Domestic Subsidiary (other than any Excluded Subsidiary) of the Company and each Borrower (each such Person described in this clause (b), a “Guarantor”), in each case to the extent permitted by applicable law and regulation, in each case as reasonably determined by the Company; provided that any Subsidiary of the Company or any Borrower that shall guaranty the Senior Notes or the Plan Roll-Up Notes shall also be a Guarantor hereunder;

(c) the Guaranty and all Obligations shall have been secured by, subject to the Junior Lien Intercreditor Agreement and the Perfection Requirements, a second-priority security interest to the extent legally possible and to the extent required by the Collateral Documents in (i) all Equity Interests of each first-tier Domestic Subsidiary of (A) the Company, (B) each Guarantor domiciled in the U.S. and (C) each Borrower, and (ii) 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of each first-tier Foreign Subsidiary of (X) the Company, (Y) each Guarantor domiciled in the U.S., and (Z) any Borrower, in the case of each clause (i) and (ii), other than the Equity Interests of (x) any securitization entity or (y) any Excluded Asset;

(d) the Obligations shall have been secured by a first-priority security interest in the ABL Facility Collateral;

(e) to the extent otherwise legally possible and to the extent required by the Collateral Documents, the Guaranty shall have been secured by a second-priority security interest in, and mortgages on, substantially all tangible and intangible assets (other than the ABL Facility Collateral and the Excluded Assets (including, for the avoidance of doubt, the Equity Interests not referred to in (c) above)) of each Guarantor (other than the Company);

(f) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.06;

(g) the Administrative Agent shall have received:

(i) counterparts of a Mortgage or other appropriate security interest with respect to each owned or ground leased Real Property or pipeline easements and other similar Real Property (except any such easement or other Real Property of the type that would be excluded from the grant set forth in Section 2.1 of any Mortgage by the penultimate paragraph therein) described on Schedule 1.01D or required to be delivered pursuant to Sections 4.02, 6.12 or 6.14 at such time (the “Mortgaged Properties”) duly executed and delivered by the record owner of such Real Property or, in the case of Real Property subject to a ground lease, the tenant holding the leasehold interest in such Real Property;

(ii) in respect of any Mortgaged Property located in the United States (other than pipeline easements and other similar Real Property), a title policy or title policies issued by the title company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.06; and

(iii) such existing surveys, abstracts, certificates, existing title documents, existing appraisals, legal opinions (to the extent the Administrative Agent determines in its reasonable good faith judgment that there is an issue of state Law that should be addressed by a legal opinion) and other documents as the Administrative Agent may reasonably request in good faith with respect to any such Mortgaged Property (other than, in the case of each of the foregoing, pipeline easements and other similar Real Property), in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(h) each Restricted Account contemplated by a Security Agreement shall have been established, and the Administrative Agent shall have “control” (within the meaning of Section 9-104 of the UCC) of each Restricted Account.

Nothing in this definition of “Collateral and Guaranty Requirement” shall require the creation or perfection of pledges or security interests in, or the obtaining of title insurance or surveys with respect to:

(i) any fee owned Real Property with a value of less than $25,000,000 and leasehold interests to the extent not included in Schedule 1.01D;

(ii) motor vehicles and other assets subject to certificates of title and commercial tort claims (other than ABL Facility Collateral);

(iii) assets specifically requiring perfection through control agreements (i.e., deposit accounts, securities accounts, letter-of-credit rights, etc.) other than any ABL Facility Collateral that constitutes such an asset; and

(iv) assets (other than ABL Facility Collateral) for which the creation or perfection of security interests is not required pursuant to the Collateral Documents.

The Administrative Agent shall grant extensions of time for the perfection of security interests in or the obtaining of title insurance or other items required by the Collateral and Guaranty Requirement with respect to particular assets (other than ABL Facility Collateral) (including extensions beyond the Funding Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines, in consultation with the Company, that perfection cannot be accomplished using commercially reasonable efforts by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to the Collateral and Guaranty Requirement (other than Liens granted on ABL Facility Collateral) shall be subject to exceptions and limitations set forth in the Collateral Documents.

“Collateral Audit Letters” means, collectively, (a) the Collateral Audit Side Letter, dated as of the date hereof, from Citibank, N.A., in its capacity as Co-Collateral Agent, to the Borrowers, solely in connection with expenses payable by the Borrowers to Citibank, N.A. under Section 6.19(A) and (b) the Collateral Audit Side Letter, dated as of the date hereof, from Wells Fargo Capital Finance, LLC, in its capacity as Co-Collateral Agent, to the Borrowers, solely in connection with expenses payable by the Borrowers to Wells Fargo Capital Finance, LLC under Section 6.19(A).

“Collateral Availability” means, at any time, an amount equal to (i) the Borrowing Base at such time, less (ii) the Total Outstandings at such time.

“Collateral Documents” means, collectively, each of the Security Agreements, each of the Mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements granting, or purporting to grant, Liens or other similar or related agreements, including control agreements, delivered to the Administrative Agent and the Lenders pursuant to Section 4.01, 4.02, 6.12, 6.14 or 6.20.

“Committed Loan Notice” means a request made pursuant to Section 2.02(a) substantially in the form of Exhibit A.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as set forth on Schedule 1.01A or, in the case of any new Lender, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, in each case as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.15 or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.07.

“Common Collateral” means, at any time, Collateral in which the holders of two or more series of First Priority Lien Obligations (or their respective authorized representatives) hold a valid and perfected security interest at such time. If more than two series of First Priority Lien Obligations are outstanding at any time and the holders of less than all series of First Priority Lien Obligations hold a valid and perfected security interest in any Collateral at such time then such Collateral shall constitute Common Collateral for those series of First Priority Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Common Collateral for any series which does not have a valid and perfected security interest in such Collateral at such time.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Materials” has the meaning set forth in Section 6.01.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confirmation Order” has the meaning given to such term under Section 4.02(a).

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income;

(2) to the extent Consolidated Net Income has been reduced thereby;

(a) taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations), or such equivalent items in any foreign jurisdiction;

(b) Consolidated Interest Expense;

(c) Consolidated Non-cash Charges;

(d) the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment, prepayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness,

(e) any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, any Investment, acquisition, disposition, recapitalization or Incurrence, repayment, amendment or modification of Indebtedness permitted to be Incurred or repaid by this Agreement (including a refinancing thereof) (in each case, whether or not successful), including, without limitation, (i) such fees, expenses or charges related to the offering of the Senior Notes and the Credit Facility Indebtedness and other Exit Financing, (ii) any amendment or other modification of this Agreement or other Indebtedness, (iii) any additional interest in respect of the Senior Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing; and

(f) business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations, retention, headcount reductions, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); and

(3) the amount of net cost savings projected by such Person in good faith to be realized by specified actions taken or to be taken prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period); provided that (x) such cost savings are reasonably identifiable and factually supportable and (y) such actions have been taken or are to be taken within twelve (12) months of the date of determination to take such action and the benefit is expected to be realized within twelve (12) months of taking such action; minus

(4) any non-cash gains increasing Consolidated Net Income of such Person for such period (excluding (i) the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period, (ii) items referenced in clause (e) of Consolidated Net Income and (iii) gains which have been offset against losses in determining Consolidated Net Income but for which the loss has not been added back as a Consolidated Non-cash Charge pursuant to the definition of Consolidated EBITDA);

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

Notwithstanding anything herein to the contrary, Consolidated EBITDA for the fiscal quarter ending (i) June 30, 2009 shall be deemed to be $551,000,000, (ii) September 30, 2009 shall be deemed to be $757,000,000 and (iii) December 31, 2009 shall be deemed to be $578,000,000, before giving pro forma effect to any transaction occurring after the Effective Date, as permitted under the definitions of “Fixed Charge Coverage Ratio” and “Secured Indebtedness Leverage Ratio”.

“Consolidated Interest Expense” means, with respect to any Person for any period, the consolidated interest expense (net of interest income for such period) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation:

(1) amortization of original issue discount,

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued,

(3) net payments and receipts (if any) pursuant to interest rate Hedging Obligations,

(4) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, and

(5) the interest portion of any deferred payment obligation,

but excluding, in each case, any amortization of fees, debt issuance costs and commissions incurred in connection with the Credit Facilities, any Receivables Financing, the issuance of the Senior Notes, the Plan Roll-Up Notes, the European Securitization and any other debt issuance.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrowers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period:

(1) the Net Income of such Person and its Restricted Subsidiaries for such period on a consolidated basis; plus

(2) cash dividends or distributions paid to such Person or any Restricted Subsidiary of such Person by any other Person (the “Payor”) other than a Restricted Subsidiary, to the extent not otherwise included in Consolidated Net Income, which have not been derived from Indebtedness of the Payor to the extent such Indebtedness is Guaranteed by such referent Person or any Restricted Subsidiary of such referent Person;

provided that there shall be excluded therefrom, without duplication (but only to the extent included in the calculation of the foregoing):

(a) (i) any net after-tax income or loss from operating results of discontinued operations as defined by GAAP, and (ii) any net after-tax gains or losses from sales of discontinued operations;

(b) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and all costs and expenses of such Person and its Restricted Subsidiaries Incurred in connection with the Cases and the Exit Financings);

(c) the Net Income of any Payor, other than a Restricted Subsidiary of such Person or Net Income of such Payor that is accounted for by the equity method of accounting, except to the extent of cash dividends or distributions paid to such Person or to a Restricted Subsidiary of such Person by such Payor (or to the extent converted into cash);

(d) the Net Income (but not loss) of any Restricted Subsidiary of such Person that is not a guarantor to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted; provided, however, that the Net Income of Restricted Subsidiaries shall only be excluded in any calculation of Consolidated Net Income of the Company as a result of application of this clause (d) if the restriction on dividends or similar distributions results from consensual restrictions other than any restriction contained in clauses (1), (2) and (4) and, to the extent related to such clauses (1), (2) and (4), clause (15) under Section 7.03;

(e) (i) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Effective Date; and (ii) any restoration to or deduction from income for changes in estimates related to the post-emergence settlement of pre-petition claims obligations in relation with Chapter 11 following the Effective Date;

(f) in the case of a successor to such Person by consolidation or merger or as a transferee of such Person’s assets, any gains or losses of the successor corporation prior to such consolidation, merger or transfer of assets;

(g) any charges or credits relating to any purchase accounting adjustments or to the adoption of fresh start accounting principles;

(h) any (i) one-time non-cash compensation charges, and (ii) non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights;

(i) Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(j) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Company) or reserves relating thereto;

(k) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments entered in relation with the Indebtedness extinguished;

(l) any gain or loss for such period from currency translation gains or losses or net gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk entered in relation with Indebtedness); and

(m) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP.

Notwithstanding the foregoing, for the purpose of Section 7.02 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Company or a Restricted Subsidiary of the Company to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under clause (iv) or (v) of the definition of “Applicable Amount”.

“Consolidated Net Tangible Assets” means, with respect to any Person, the Total Assets of such Person and its Restricted Subsidiaries less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of such Person), in each case calculated in accordance with GAAP; provided, that in the event that such Person or any of its Restricted Subsidiaries assumes or acquires any assets in connection with the acquisition by such Person and its Restricted Subsidiaries of another Person subsequent to the commencement of the period for which the Consolidated Net Tangible Assets is being calculated but prior to the event for which the calculation of the Consolidated Net Tangible Assets is made, then the Consolidated Net Tangible Assets shall be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred at the beginning of the applicable period.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the consolidated depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries (including the amortization of prior service costs and actuarial gains and losses related to pensions and other-post-employment benefits) (including any lower-of-cost-or-market adjustments of inventory) reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract” means a written agreement between any Borrower and an Obligor, or, in the case of any open account agreement, as evidenced by an invoice (x) setting forth the amount payable, the payment due date and other relevant terms of payment and a description, in reasonable detail, of the goods or services covered thereby or (y) otherwise approved by the Co-Collateral Agents jointly from time to time in their Discretion (which approval shall not be unreasonably withheld), in each case pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributing Borrower” has the meaning set forth in Section 11.03.

“Control” has the meaning set forth in the definition of “Affiliate”.

“Covenant Borrowing Base” has the meaning set forth in Section 7.01.

“Covenant Capital Expenditure” means, for any period, any expenditure of the Company or any of its Restricted Subsidiaries which, in accordance with GAAP, is treated as a capital expenditure in the audited consolidated financial statements of the Company and its Subsidiaries, less the amount thereof made with the proceeds of Indebtedness (other than Indebtedness under this Agreement or any other revolving credit facility unless such Indebtedness is intended to be, and is in fact, refinanced by permanent Indebtedness) incurred to finance such additions or expenditures; provided that Covenant Capital Expenditures shall not include (i) any expenditure made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, substituted, restored or repaired, (ii) the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment to the extent of the portion of such expenditure equal to the amount by which the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (iii) the purchase price of plant, property, equipment or software to the extent financed with the proceeds of Casualty Events.

“Covenant Consolidated EBITDA” means, with respect to the Company and its Restricted Subsidiaries, for any period, the sum (without duplication) of:

(a) Covenant Consolidated Net Income; plus

(b) to the extent Covenant Consolidated Net Income has been reduced thereby:

(i) taxes of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations), or such equivalent items in any foreign jurisdiction;

(ii) Covenant Consolidated Interest Expense;

(iii) Covenant Consolidated Non-cash Charges;

(iv) the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment, prepayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness;

(v) any expenses or charges (other than Covenant Consolidated Non-cash Charges) related to any issuance of Equity Interests, any Investment, acquisition, disposition, recapitalization or incurrence, repayment, amendment or modification of Indebtedness permitted to be incurred or repaid by this Agreement (including a refinancing thereof) (in each case, whether or not successful), including, without limitation, (A) such fees, expenses or charges related to this Agreement and other Exit Financings and (B) any amendment or other modification of this Agreement or any other Indebtedness; minus

(c) any non-cash gains increasing Covenant Consolidated Net Income of the Company and its Restricted Subsidiaries for such period (excluding (i) the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Covenant Consolidated EBITDA in any prior period and any items for which cash was received in a prior period, (ii) items referenced in clause (v) of Covenant Consolidated Net Income and (iii) gains which have been offset against losses in determining Covenant Consolidated Net Income but for which the loss has not been added back as a Covenant Consolidated Non-cash Charge pursuant to the definition of Covenant Consolidated EBITDA);

all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

Notwithstanding anything herein to the contrary, Covenant Consolidated EBITDA for the fiscal quarter ended (i) June 30, 2009 shall be deemed to be $593.0 million, (ii) September 30, 2009 shall be deemed to be $757.0 million and (iii) December 31, 2009 shall be deemed to be $578.0 million.

“Covenant Consolidated Interest Expense” means, with respect to the Company and its Restricted Subsidiaries for any period, the consolidated interest expense (net of interest income for such period) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a) amortization of original issue discount;

(b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued;

(c) net payments and receipts (if any) pursuant to interest rate Hedging Obligations;

(d) consolidated capitalized interest of the Company and its Restricted Subsidiaries for such period, whether paid or accrued;

(e) the interest portion of any deferred payment obligation;

(f) commissions, discounts, yield and other fees and charges (including any interest expense) related to the European Securitization or any other Receivables Financing; and

(g) any additional interest in respect of the Notes;

but excluding, in each case, any amortization of fees, debt issuance costs and commissions incurred in connection with the incurrence of Indebtedness.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Covenant Consolidated Net Income” means, with respect to the Company and its Restricted Subsidiaries, for any period:

(a) the Net Income of the Company and its Restricted Subsidiaries for such period on a consolidated basis; plus

(b) cash dividends or distributions paid to the Company and its Restricted Subsidiaries of such Person by any other Person (the “Covenant Payor”) other than a Restricted Subsidiary, to the extent not otherwise included in Covenant Consolidated Net Income, which have not been derived from Indebtedness of the Covenant Payor to the extent such Indebtedness is Guaranteed by the Company or any of its Restricted Subsidiaries;

provided that there shall be excluded therefrom, without duplication (but only to the extent included in the calculation of the foregoing):

(i) (A) any net after-tax income or loss from operating results of discontinued operations as defined by GAAP, and (B) any net after-tax gains or losses from sales of discontinued operations;

(ii) (A) all extraordinary items of gain or loss, (B) business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations, retention, headcount reductions and related severance, early retirement and pension liabilities, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); provided that the aggregate amount of such business optimization expenses and other restructuring charges, reserves or expenses excluded pursuant to this clause (ii)(B) shall not exceed $50,000,000 during any FCC Period, and (C) any other type of gain or loss of an exceptional nature;

(iii) the Net Income of any Covenant Payor, other than a Restricted Subsidiary of such Person, or Net Income of such Covenant Payor that is accounted for by the equity method of accounting, except to the extent of cash dividends or distributions paid to such Person or to a Restricted Subsidiary of such Person in cash (or in property converted into cash) by such Covenant Payor in excess of cash invested by such Person or a Restricted Subsidiary of such Person in such Covenant Payor during such period;

(iv) the Net Income (but not loss) of any Restricted Subsidiary of the Company that is not a Guarantor to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted; provided, however, that the Net Income of Restricted Subsidiaries shall only be excluded in any calculation of Covenant Consolidated Net Income of the Company as a result of application of this clause (iv) if the restriction on dividends or similar distributions results from consensual restrictions other than any restriction contained in clauses (1), (2) and (4) and, to the extent related to clauses (1), (2), and (4), clause (15) under Section 7.07;

(v) (A) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Covenant Consolidated Net Income accrued at any time following the Effective Date, and (B) any restoration to or deduction from income for changes in estimates related to the post-emergence settlement of pre-petition claims obligations in relation to Chapter 11 following the Effective Date;

(vi) in the case of a successor to such Person by consolidated or merger or as a transferee of such Person’s assets, any gains or losses of the successor corporation prior to such consolidated, merger or transfer of assets;

(vii) any charges or credits relating to any purchase accounting adjustments or to the adoption of fresh start accounting principles;

(viii) any (A) one-time non-cash compensation charges, and (B) non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights;

(ix) the cumulative effect of a change in accounting principles during such period;

(x) any net after-tax gains or losses (less all fees and expense or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Company) or reserves relating thereto;

(xi) any net after-tax gains or loses (less all fees and expense or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments entered in relation with the Indebtedness extinguished;

(xii) any gain or loss for such period from currency translation gains or losses or net gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk entered in relation with Indebtedness); and

(xiii) any non-cash impairment charges or asset write-offs (or reversal thereof), in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP.

“Covenant Consolidated Non-cash Charges” means, with respect to the Company and its Restricted Subsidiaries, for any period, the consolidated depreciation, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries (including the amortization of prior service costs and actuarial gains and losses related to pensions and other-post employment benefits) (including any lower-of-cost-or-market adjustments of inventory) reducing Covenant Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Covenant Consolidated EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Covenant Fixed Charge Coverage Ratio” means, with respect to any FCC Period, the ratio of (a) Covenant Consolidated EBITDA for such FCC Period minus Covenant Capital Expenditures made during such FCC Period to (b):

(x) Covenant Consolidated Interest Expense; plus

(y) the sum of:

(i) the amount of all dividend payments on any series of preferred stock (other than dividends paid in Qualified Stock and other than dividends paid to the Company or to any of its Restricted Subsidiaries) paid or accrued; plus

(ii) tax actually paid in cash by the Company or any of its Restricted Subsidiaries and attributable to the items referred to in paragraph (i) of this clause (y); plus

(iii) the principal amount of all scheduled amortization payments on all Financial Indebtedness (including the principal component of all Capitalized Leases);

provided that with respect to the calculation of the Covenant Fixed Charge Coverage Ratio for any FCC Period ending prior to September 30, 2010, such calculation shall be made on a pro forma basis giving effect to the transactions which occurred on the Funding Date as if such transactions had occurred on the first day of such FCC Period (pro forma calculations shall be determined in good faith by a Principal Financial Officer and shall be evidenced by a certificate of such Principal Financial Officer delivered to, and satisfactory in form and substance to, the Administrative Agent); and provided further that, with respect to the calculation of the Covenant Fixed Charge Coverage Ratio for any FCC Period ending on or after September 30, 2010 and prior to June 30, 2011, such calculation shall be made by annualizing on the basis of the number of full fiscal quarters of the Company during such FCC Period commencing subsequent to the Funding Date.

“Covenant Payor” has the meaning set forth in the definition of “Covenant Consolidated Net Income”.

“Covered Asset Sale” means any Asset Sale of ABL Facility Collateral by any Borrower.

“Credit and Collection Policy” means those credit and collection policies and practices in effect on the date hereof relating to Contracts and Receivables and described in Schedule 1.01J, as modified from time to time; provided that no such modification thereof would reasonably likely impair the collectibility of the Receivables included in the Borrowing Base.

“Credit Exposure” means, with respect to any Lender at any time, such Lender’s Commitment at such time or, if such Lender’s Commitments shall have been terminated, such Lender’s Outstanding Amount at such time.

“Credit Extension” means any Borrowing (other than a conversion of a Borrowing to another Type or the continuation of a Borrowing as a Eurodollar Rate Loan for an additional Interest Period) and any issuance or deemed issuance, amendment, renewal or extension of a Letter of Credit.

“Credit Facilities” means:

(1) this Agreement,

(2) any Asset Backed Credit Facility;

(3) any debt facilities or other financing arrangements (including, without limitation, commercial paper facilities) providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 7.01) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders; and

(4) any such agreements, instruments or guarantees governing Indebtedness Incurred to refinance any Indebtedness or commitments referred to in clauses (1), (2) and (3) above whether by the same or any other lender or group of lenders.

“Credit Facility Indebtedness” means any and all amounts payable under or in respect of the Credit Facilities as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Debtor” has the meaning set forth in the preliminary statements to this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, the Dutch Bankruptcy Act (Faillissementswet), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, faillissement, surseance van betaling, onderbewindstelling, ontbinding, or similar debtor relief Laws of the United States, The Netherlands, or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.00% per annum; provided that with respect to any Eurodollar Rate Loan, the Default Rate means an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum, in each case to the fullest extent permitted by applicable Law.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Disbursements or participations in Swingline Loans required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured (but only from when subsequently cured), (b) has otherwise failed to pay over to the Administrative Agent, the Co-Collateral Agents or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured (but only from when subsequently cured), or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Depositary Bank” has the meaning set forth in Section 6.20(a).

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent entity of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issue date thereof.

“DIP Facilities” means, collectively, that certain (i) term loan agreement identified as the Debtor-in-Possession Credit Agreement, dated as of March 3, 2009, entered by and among LyondellBasell Industries AF S.C.A., Lyondell Chemical Company, Basell USA Inc., Equistar Chemicals, LP, Houston Refining LP, Millennium Chemicals Inc., Millennium Petrochemicals Inc., UBS AG, Stamford Branch, as administrative agent and collateral agent and the other parties party thereto from time to time (the “DIP Term Loan Agreement”) and (ii) asset based loan agreement identified as the Debtor-in-Possession Credit Agreement, dated as of March 3, 2009, entered by and among LyondellBasell Industries AF, S.C.A., Lyondell Chemical Company, Basell USA Inc., Equistar Chemicals, LP, Houston Refining LP, Millennium Chemicals Inc., Millennium Petrochemicals Inc., Citibank, N.A., as administrative agent and collateral agent and the other parties party thereto from time to time.

“DIP Roll-Up Claims” means the Roll-Up Loans and all related obligations of Lyondell and certain of its Affiliates under, and as is defined in, the DIP Term Loan Agreement, and as ordered by the Bankruptcy Court, as of the Funding Date.

“DIP Term Loan Agreement” has the meaning ascribed to such term in the definition of “DIP Facilities”.

“Disclosure Statement” means that certain disclosure statement dated as of December 23, 2009 and filed with the Bankruptcy Court with respect to the Cases, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Discretion” means, with respect to any Agent, such Agent’s good faith exercise of its discretion in a manner consistent with its customary credit policies and practices for asset-based credit facilities.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale);

in each case prior to ninety-one (91) days after the end of the Revolving Period; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“EBITDA” means the earnings before interest, tax, depreciation and amortization for a Person, calculated in the same manner as Consolidated EBITDA (without giving effect to clause (3) of the definition thereof).

“Effect of Bankruptcy” means any default or other legal consequences arising prior to the Funding Date with respect to any Contractual Obligation, contract or agreement of any Debtor in the Cases, including the implementation of any stay, or the rejection of any such contractual obligation, contract or agreement with the approval of the Bankruptcy Court (to the extent required to be effective).

“Effective Date” means the first date on which the conditions precedent to the Effective Date are satisfied (or waived in accordance with Section 10.01) and this Agreement becomes effective, in each case, in accordance with Section 4.01.

“Effective Date Fees” has the meaning set forth in Section 2.09(e).

“Eligible Inventory” means at any date of determination thereof an amount equal to (i) the aggregate value (as reflected on the books and records of the Borrowers and consistent with the Borrowers’ current and historical accounting practices) at such date of all Inventory in each Category owned by the Borrowers, adjusted on any date of determination to exclude, without duplication, all Inventory that is Ineligible Inventory minus (ii) all Inventory Valuation Reserves (or, if the context so requires, Eligible Inventory means the related Inventory).

“Eligible Receivables” means at any date of determination thereof an amount equal to (i) the aggregate Outstanding Balance at such date of all Receivables owned by the Borrowers, adjusted on any date of determination to exclude, without duplication, all Receivables that are Ineligible Receivables minus (ii) all Receivables Valuation Reserves (or, if the context so requires, Eligible Receivables shall mean the related Receivables).

“Emergence Transactions” means all transactions arising out of the Reorganization Plan and emergence from Chapter 11, including, but not limited to, Exit Financing.

“Enhanced Reporting Period” means any period during which a Reporting/Audit Triggering Event exists and has not been cured pursuant to the terms hereof.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment, the generation, treatment, storage, transport, distribution, handling or recycling of Hazardous Materials or the presence, Release or threat of Release of Hazardous Materials and, to the extent relating to exposure to Hazardous Materials, human health and workplace health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or recycling of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equistar” has the meaning set forth in the preliminary statements to this Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Effective Date of common stock or Preferred Stock (other than Disqualified Stock) of the Company or any direct or indirect parent entity of the Company (to the extent the proceeds thereof are contributed to the Company), as applicable, on a primary basis, other than:

(1) public offerings with respect to the Company’s or such direct or indirect parent entity’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (d) a withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a

Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (e) a complete or partial withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (f) the filing of a notice of intent to terminate, the treatment of a ERISA Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan, in each case where ERISA Plan assets are not sufficient to pay all ERISA Plan liabilities; (g) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Subsidiary or any ERISA Affiliate; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Loan Party or any Restricted Subsidiary; provided that, notwithstanding the foregoing, the filing and continuation of the Cases and consummation of the transactions contemplated by the Plan of Reorganization shall not constitute ERISA Events.

“ERISA Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Eurocurrency Liabilities” has the meaning set forth in Regulation D of the Federal Reserve Board.

“Eurodollar Rate” means, for any Interest Period in relation to any Loan, for any Interest Period, the rate obtained by dividing (i) the applicable LIBOR Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against Eurocurrency Liabilities (including any marginal, emergency, special or supplemental reserves); provided that in no event shall the Eurodollar Rate be less than 1.50%.

“Eurodollar Rate Loan” means a Loan, that bears interest at a rate based on the Eurodollar Rate.

“European Securitization” means the transaction to be dated as of its effective date entered into in connection with the €450 million revolving securitization facility of trade account receivables with Basell Sales and Marketing Company B.V. and Lyondell Chemie Nederland B.V., as sellers, and Basell Polyolefins Collections Ltd., as receivables purchaser, as such facility may be amended, supplemented, modified, extended, restructured, renewed, restated, refinanced or replaced in whole or in part from time to time.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Availability” means, at any time, an amount equal to (i) the Maximum Facility Availability at such time, less (ii) the Total Outstandings determined as of the close of business on each Business Day giving effect to all changes in Total Outstandings during such Business Day.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means (i) any fee-Owned Real Property with a value of less than $25,000,000 and all leasehold interests (other than interest in ground leases agreed on the Effective Date), (ii) motor vehicles and other assets subject to certificates of title, (iii) letter of credit rights, commercial tort claims and deposit accounts, other than such letter of credit rights, commercial tort claims and deposit accounts that constitute proceeds or supporting obligations with respect to any other Collateral, (iv) the Capital Stock of any Joint Venture, or of any special purpose subsidiary whose material assets are comprised solely of the Capital Stock of such Joint Venture, where the pledge of such Capital Stock would be prohibited by any applicable contractual requirement pertaining to such Joint Venture, (v) preferred stock issued in connection with a Structured Financing Transaction that is (x) on the Effective Date is subject to an existing Lien on the Effective Date or (y) prohibited from being pledged, and (vi) certain other exceptions described in the Collateral Documents; provided that Excluded Assets shall not include ABL Facility Collateral. Terms used in the foregoing definition which are defined in the UCC and not otherwise defined in this Agreement have the meanings specified in the UCC.

“Excluded Contributions” means aggregate net cash proceeds, including cash and the Fair Market Value of property other than cash, received by the Company after the Funding Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate of the Company on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Excluded Subsidiary” means (i) any Receivables Subsidiary, (ii) any Qualified Non-Recourse Subsidiary, (iii) any Special Purpose Subsidiary, (iv) any Wholly Owned Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary and (v) any Domestic Subsidiary of the Company as of the Funding Date or at any time thereafter meeting any one of the following conditions that has been designated by the Borrowers’ Agent as an Excluded Subsidiary in a writing to the Administrative Agent (which designation may be rescinded by granting a Guarantee in accordance with the requirements of this Agreement): (a) the Total Assets of such Domestic Subsidiary determined as of the end of the fiscal year of the Company most recently ended for which financial statements are required to be delivered under this Agreement does not exceed $25,000,000, or (b) the Consolidated EBITDA of such Domestic Subsidiary does not exceed $25,000,000, for the period of four consecutive quarters of the Company most recently ended for which financial statements are required to be delivered pursuant to this Agreement; provided that if, at any time or from time to time after the Funding Date, Domestic Subsidiaries (other than a Special Purpose Subsidiary) shall not be designated as Excluded Subsidiaries to the extent that such Domestic Subsidiaries under this clause (iii) would represent, in the aggregate, (a) 5% or more of Total Assets of the Company at the end of the most recently ended fiscal year of the Company or (b) 5% or more of the Consolidated EBITDA of the Company for the most recently ended fiscal year, in each case, based upon the most recent financial statements required to be delivered pursuant to this Agreement; provided, further, that, if the most recent financial statements required to be delivered pursuant to this Agreement for any fiscal quarter occurring after the Funding Date indicate that, by reason of subsequent changes following the designation of any one or more Restricted Subsidiaries as an Excluded Subsidiary or Excluded Subsidiaries, the foregoing requirements of this definition would not be complied with (other than as a result of an impairment charge), individually or in the aggregate, then the Company shall use commercially reasonable efforts to promptly (but in any event within 180 days after the date the financial statements are required), rescind such designations as are necessary, and provide such Guarantees as are necessary, so as to comply with the requirements of this Agreement; provided, further, in no event may a Borrower be an Excluded Subsidiary. Any uncured Default shall not occur until the expiration of such 180-day period provided such efforts are used.

“Excluded Taxes” means, in the case of each Fronting Bank, Lender and Agent (including, for purposes of this definition, any sub-agent appointed pursuant to Article IX), (a) Taxes imposed on or measured by its net income, including any net investment income Tax, franchise or capital taxes imposed on it in lieu of net income taxes and any Tax in the nature of the branch profits tax imposed by Section 884(a) of the Code (or any successor provision), by reason of any present or former connection between the jurisdiction imposing such tax such Fronting Bank, Agent or Lender (or its applicable Lending Office) other than any connections arising solely from such Fronting Bank, Agent or Lender (or its applicable Lending Office) having executed, delivered, been party to, received or perfected a security interest under or performed its obligations under, received payment under or enforced, and/or engaged in any other transaction pursuant to any Loan Document; (b) any withholding Tax on any amounts payable to a Lender that is imposed pursuant to any laws in effect at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding Tax pursuant to Section 3.01; (c) any withholding Tax attributable to such Fronting Bank, Agent or Lender’s failure to comply with clauses (d) and (e) of Section 3.01; (d) with respect to any fees payable to an Agent pursuant to the Loan Documents, any withholding tax on such fees that is imposed pursuant to any laws in effect at the time such Agent becomes an Agent under to this Agreement except to the extent that such Agent’s predecessor was entitled, immediately prior to such Agent becoming an Agent, to receive additional amounts from a Loan Party with respect to such withholding Tax pursuant to Section 3.01; (e) any U.S. federal backup withholding imposed pursuant to Section 3406 of the Code (or any successor provision) and (f) any Tax imposed as a result of a Fronting Bank’s, an Agent’s or Lender’s failure to satisfy the applicable requirements as set forth in Sections 1471, 1472, 1473 or 1474 of the Code (or any successor provision thereof)or any regulation or administrative guidance promulgated thereunder.

“Executive Order” has the meaning set forth in the definition of “Anti-Terrorism Laws.”

“Existing Letters of Credit” means the letters of credit issued before the Funding Date and listed in Schedule 1.01C hereto, which Schedule 1.01C, for the avoidance of doubt, may be amended, supplemented or otherwise modified from time-to-time on or prior to the Funding Date pursuant to Section 4.01. Subject to satisfaction of the applicable conditions specified in Article IV, each Existing Letter of Credit shall be deemed to have been issued hereunder on the Funding Date.

“Exit Financing” means that certain financing to finance the Reorganization Plan expected to be composed of the facility under this Agreement, the Senior Term Loan Facility, the European Securitization, the Plan Roll-Up Notes and the Senior Notes.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction; provided that, other than as expressly set forth in this Agreement, for purposes of determining the “Fair Market Value” of any property or assets, such Fair Market Value shall be determined by (x) the Company in good faith with respect to property or assets with a Fair Market Value not in excess of $250,000,000, (y) an opinion as to the Fair Market Value issued by a qualified accounting, appraisal, financial advisory or investment banking firm or (z) the Board of Directors of the Company, as evidenced by a certificate of an officer of the Company, with respect to property or assets with a Fair Market Value in excess of $250,000,000.

“FCC Period” has the meaning set forth in Section 7.08.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of  1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, the ABL Facility Fee Letter, the Collateral Agent Fee Letter and the Administrative Agent Fee Letter.

“Fees” means the Unused Commitment Fee, the L/C Fee, the L/C Issuance Fee, the Administrative Fees, the Collateral Agency Fees, the Effective Date Fees and the Funding Date Fees.

“Financial Covenant Triggering Event” means any of the following events:

(a) (i) during the period from and including the Effective Date to and including the second anniversary of the Effective Date, Excess Availability being less than $300,000,000 on each Business Day during any period of five (5) consecutive Business Days and (ii) following the second anniversary of the Effective Date, Excess Availability being less than $400,000,000 on each Business Day during any period of five (5) consecutive Business Days;

(b) (i) during the period from and including the Effective Date to and including the second anniversary of the Effective Date, Total Liquidity being less than $550,000,000 on each Business Day during any period of five (5) consecutive Business Days and (ii) following the second anniversary of the Effective Date, Total Liquidity being less than $650,000,000 on each Business Day during any period of five (5) consecutive Business Days;

(c) (i) during the period from and including the Effective Date to and including the second anniversary of the Effective Date, Excess Availability being less than $250,000,000 on any Business Day and (ii) following the second anniversary of the Effective Date, Excess Availability being less than $325,000,000 on any Business Day; or

(d) (i) during the period from and including the Effective Date to and including the second anniversary of the Effective Date, Total Liquidity being less than $500,000,000 on any Business Day and (ii) following the second anniversary of the Effective Date, Total Liquidity being less than $575,000,000 on any Business Day;

provided that if, following a Financial Covenant Triggering Event described in clause (a)(i) or (c)(i), Excess Availability subsequently equals or exceeds $300,000,000 on each day during a period of thirty (30) consecutive days such Financial Covenant Triggering Event shall cease to exist upon the first day following such thirty (30)-day period (unless the Borrowers otherwise elect by notice to the Administrative Agent);

provided further that if, following a Financial Covenant Triggering Event described in clause (a)(ii) or (c)(ii), Excess Availability subsequently equals or exceeds $400,000,000 on each day during a period of thirty (30) consecutive days such Financial Covenant Triggering Event shall cease to exist upon the first day following such thirty (30)-day period (unless the Borrowers otherwise elect by notice to the Administrative Agent);

provided further that if, following a Financial Covenant Triggering Event described in clause (b)(i) or (d)(i), Total Liquidity subsequently equals or exceeds $550,000,000 on each day during a period of thirty (30) consecutive days such Financial Covenant Triggering Event shall cease to exist upon the first day following such thirty (30)-day period (unless the Borrowers otherwise elect by notice to the Administrative Agent); and

provided further that if, following a Financial Covenant Triggering Event described in clause (b)(ii) or (d)(ii), Total Liquidity subsequently equals or exceeds $650,000,000 on each day during a period of thirty (30) consecutive days such Financial Covenant Triggering Event shall cease to exist upon the first day following such thirty (30)-day period (unless the Borrowers otherwise elect by notice to the Administrative Agent).

For the avoidance of doubt, the cessation of an existing Financial Covenant Triggering Event does not preclude the occurrence of a subsequent Financial Covenant Triggering Event. In any period of four consecutive fiscal quarters, no more than three (3) Financial Covenant Triggering Events shall cease to exist pursuant to any proviso of this definition.

“Financial Indebtedness” means (without duplication), at any time, the principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at such time, referred to in clauses (1)(a), (1)(b), (1)(d) and (2) of the definition of Indebtedness (but, as to such clause (2), only in respect of clauses (1)(a), (1)(b) and (1)(d) of such definition).

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement, to be dated as of the Funding Date, among the Term Loan Collateral Agent, the Senior Notes Trustee and the Senior Notes Collateral Agent with respect to the Common Collateral, which may be amended from time to time without the consent of the Secured Parties to add other parties holding First Priority Lien Obligations permitted to be Incurred under the Senior Notes Indenture, this Agreement and the First Lien Intercreditor Agreement.

“First Priority Lien Obligations” means (i) all Indebtedness under the Credit Facilities (other than the Asset Backed Credit Facility and any other Credit Facility Incurred pursuant to Section 7.01(c)(ii)), (ii) the obligations under the Senior Notes, (iii) all other obligations of the Company, Lyondell or any Restricted Subsidiary in respect of Hedging Obligations or obligations in respect of cash management services in each case owing to a Person that is a holder of Credit Facility Indebtedness or an Affiliate of such holder at the time of entry into such Hedging Obligations or obligations in respect of cash management services, (iv) Additional First Priority Lien Obligations, if any, permitted to be Incurred under Section 7.01 and (v) Indebtedness under any Oil Indexed Credit Facility Incurred pursuant to Section 7.01(c)(iii).

“Fiscal Year” means the twelve (12)-month fiscal period of the Company and its Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of such calendar year as amended from time to time.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four (4)-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any of its Restricted Subsidiaries has determined to make and/or made during the four (4)-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four (4)-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four (4)-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event, and (2) all adjustments of the nature set forth as “Reorganization Adjustments” in Schedule 1.01B for the Company to the extent such adjustments, without duplication, continue to be applicable to such four (4)-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For the purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination or if any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal, premium, if any, and interest on such Indebtedness, the amount of such Indebtedness and such interest and premium, if any, shall be determined after giving effect to all payments in respect thereof under such Currency Agreement.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Capital Markets Debt” means Indebtedness of a Foreign Subsidiary that constitutes a debt security or a syndicated loan.

“Foreign Lender” means, for purposes of the Tax in question, a Lender that is treated as foreign by the jurisdiction imposing such Tax.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a Loan Party or any Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect Restricted Subsidiary of such Restricted Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States, or any Governmental Authority succeeding to any of its principal functions.

“Fronting Bank” means (a) Citibank, N.A., and Deutsche Bank Trust Company Americas, in their capacity as the issuers of the Existing Letters of Credit and (b) Citibank, N.A., Deutsche Bank Trust Company Americas, Wells Fargo Capital Finance, LLC (subject to the last sentence of this definition below), and other banks as mutually agreed by the Borrowers’ Agent and the Administrative Agent, in their capacity as the issuers of Additional Letters of Credit hereunder, with their respective successors in such capacity as provided in Section 2.04(j), in each case subject to such financial institution’s Fronting Sublimit. In respect of Additional Letters of Credit, a Fronting Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Fronting Bank, in which case the term “Fronting Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Without limiting the foregoing, Wells Fargo Capital Finance, LLC will arrange for the issuance of the Letters of Credit by Wells Fargo Bank, N.A., or such other bank as Wells Fargo Capital Finance, LLC may select for such purpose that is acceptable to Borrowers’ Agent, so that for purposes of the definition of “Letters of Credit” such term shall refer to letters of credit issued by Wells Fargo Bank, N.A. (or such other bank) pursuant to its arrangements with Wells Fargo Capital Finance, LLC.

“Fronting Sublimit” means, (i) with respect to Citibank, N.A. as Fronting Bank, $250,000,000, (ii) with respect to Deutsche Bank Trust Company Americas as Fronting Bank, $300,000,000, (iii) with respect to Wells Fargo Bank, N.A. as Fronting Bank, $250,000,000 and (iv) with respect to any other Fronting Banks, such amount as agreed between such Fronting Bank and the Borrowers’ Agent.

“Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Date” means the date on which the conditions precedent to the Funding Date are satisfied in accordance with Section 4.02, which date shall not be more than 120 days after the Effective Date.

“Funding Date Fees” has the meaning set forth in Section 2.09(f).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Funding Date as adopted by the Company. For the purposes of this Agreement, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning set forth in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or a portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit L.

“Guarantors” has the meaning set forth in the definition of “Collateral and Guaranty Requirement”.

“Guaranty” has the meaning set forth in the definition of “Collateral and Guaranty Requirement”.

“Hazardous Materials” means all materials, chemicals, substances, wastes, pollutants, contaminants, constituents and compounds of any nature or in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or mold that are regulated pursuant to, or can give rise to liability under, any applicable Environmental Law.

“Hedging Obligations” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, emission rights, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“High Seas Inventory” means Inventory which is (i) in transit to a property located in the United States of America that is owned or leased by one or more of the Borrowers, (ii) subject to a maritime bill of lading which, if so requested in writing by the Administrative Agent and to the extent available, has been delivered to the Administrative Agent and (iii) outside the territorial waters of any country.

“HRLP” has the meaning set forth in the introductory paragraph of this Agreement.

“Increasing Lender” has the meaning set forth in Section 2.15.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (4) obligations under or in respect of a Qualified Receivables Financing or Qualified Joint Venture Transaction.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Ineligible Inventory” means all Inventory described in one or more of the following clauses, without duplication:

(a) Inventory that is not subject to a perfected first priority Lien in favor of the Administrative Agent or that is subject to any other Lien that is not a Qualified Lien; or

(b) Inventory that is not located at and is not in transit to property that is owned or leased by the Borrowers unless:

(i) such Inventory has been delivered to a carrier and no document of title is issued with respect to such Inventory by such carrier and the relevant Borrower has the absolute and unconditional right to obtain such Inventory from such carrier free and clear of any and all Liens other than Qualified Liens; or

(ii) such Inventory is either subject to (x) a Third Party Agreement or (y) an Availability Reserve as specified in clause (a) of the proviso in the definition of Availability Reserves; or

(c) Inventory located on premises of the Borrowers that are subject to any Lien (other than (x) Liens consisting of (i) easements, building restrictions, rights-of-way, irregularities of title and other such encumbrances or charges not interfering in any material respect with the ordinary conduct of business of any Borrower, (ii) leases, subleases or licenses by any Borrower as lessor, sublessor or licensor in the ordinary course of business, (iii) the interest of a lessor or licensor under an operating lease or license under which any Borrower is lessee, sublessee or licensee, and (iv) any other Qualified Liens, including protective financing statement filings on such premises, and (y) nonconsensual Liens on such premises that do not impair access to, or the removal of or exercise of remedies in respect of, such Inventory), unless:

(i) such Inventory is subject to an Availability Reserve as specified in clause (d) of the proviso in the definition of Availability Reserves; or

(ii) the holder of such Lien and the Administrative Agent have entered into an Access Agreement with respect to such Inventory on such premises; or

(d) Inventory that is on consignment or that is subject to a negotiable document of title (as such terms are defined in the UCC); or

(e) Inventory that is billed, not shipped Inventory; provided that Inventory billed but not shipped to the Persons listed on Schedule 1.01K, as of the date hereof and as updated from time to time by the Borrowers with the written approval of the Co-Collateral Agents acting jointly, shall not be Ineligible Inventory by reason of this clause (e); or

(f) Inventory (other than High Seas Inventory or Canadian Inventory In Transit) that is not located in the United States (including its territorial waters); or

(g) Inventory that is not owned solely by the Borrowers, or as to which the Borrowers do not have good, valid and marketable title thereto (it being understood that Inventory commingled with Inventory owned by others is not Ineligible Inventory solely by reason of such commingling); or

(h) Inventory that consists of (i) supplies (other than that classified as Stores Inventory), (ii) work-in-process and catalysts, in each case not saleable in their current form or (iii) feedstock and line fill classified as “captive feedstock” or “feedstock line fill”; or

(i) Inventory that does not otherwise conform to the representations and warranties contained in this Agreement or the other Loan Documents; or

(j) such other Inventory as may be deemed ineligible by the Co-Collateral Agents acting jointly in good faith from time to time in accordance with its customary credit policies and the definition of Borrowing Base.

“Ineligible Receivable” means all Receivables of a Borrower described in one or more of the following clauses, without duplication:

(a) such Receivable has not arisen out of the sale of inventory or the performance of services in the ordinary course of business by such Borrower to a Person that is not an Affiliate of any Borrower;

(b) such Borrower is not the sole legal and beneficial owner of such Receivable;

(c) such Receivable is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent for the benefit of the Lenders;

(d) the Obligor on such Receivable has disputed liability or made any claim with respect to such Receivable or any other Receivable due from such Obligor to a Borrower but only to the extent of such dispute or claim;

(e) the transaction represented by such Receivable is to an Obligor which, if a natural Person, is not a resident of the United States or, if not a natural Person, is organized under the laws of a jurisdiction outside the United States or has its chief executive office outside the United States (it being understood for purposes of this clause (e) that a territory of the United States that has enacted Revised Article 9 of the Uniform Commercial Code and Puerto Rico are considered to be part of the United States), unless (i) such Receivable is backed by a letter of credit acceptable to the Co-Collateral Agents jointly, in their Discretion and (x) such letter of credit names the Administrative Agent as the beneficiary or (y) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Administrative Agent, (ii) such Obligor is, if a natural Person, a resident of Canada or, if not a natural Person, is organized under the laws of Canada or a province thereof and has its chief executive office in Canada and such Receivable is denominated in Dollars or (iii) such Receivable is backed by insurance reasonably acceptable to the Co-Collateral Agents jointly and the relevant insurance policy names the Administrative Agent as additional insured and loss payee, all in form and substance reasonably satisfactory to the Co-Collateral Agents jointly; provided, however, that the Receivables of any Obligor located in a jurisdiction outside the United States or Canada approved by the Co-Collateral Agents in their Discretion, which jurisdiction shall be listed in Schedule 1.01M hereto as and when approved by the Co-Collateral Agents jointly, and which Obligor is listed on Schedule 1.01M hereto (as of the date hereof and as such Schedule may be updated from time to time by the Borrowers upon five (5) Business Days’ prior written notice to the Administrative Agent), shall be Eligible Receivables to the extent that (A) such Receivables are denominated in Dollars and arise from sales of Inventory shipped from the United States and (B) the aggregate Outstanding Balance of all such Receivables does not exceed 15% of the Outstanding Balance of all Eligible Receivables;

(f) the sale to such Obligor represented by such Receivable is not a final sale (e.g., such sale is on a bill and hold, guaranteed sale, sale and return or sale on approval basis or, until billed, a consignment basis);

(g) such Receivable is subject to any Lien other than a Qualified Lien;

(h) such Receivable is subject to any deduction, offset, counterclaim, return privilege or other conditions (other than (i) sales discounts given in the ordinary course of the Borrowers’ business and reflected in the amount of such Receivable as set forth in the invoice or other supporting material therefor or (ii) an offset or counterclaim of a nature specifically addressed in another clause of this definition) but only to the extent of the amount of such deduction, offset, counterclaim, return privilege or other condition being asserted by an Obligor;

(i) the Obligor on such Receivable is located in any State of the United States requiring the holder of such Receivable, as a precondition to commencing or maintaining any action in the courts of such State either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a “Notice of Business Activities Report” or alternately named, substantially equivalent report with the appropriate office or agency of such State, in each case unless (x) the holder of such Receivable has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State or (y) such failure to receive such certificate or to file such notice is capable of being remedied without any material delay or material cost;

(j) the Obligor on such Receivable is a Governmental Authority, unless the applicable Borrower has assigned its rights to payment of such Receivable to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers;

(k) such Receivable is owed by an Obligor of which 50% or more of the Outstanding Balance of the Receivables of such Obligor are not Eligible Receivables by reason of clause (d) or (h) above or clause (p) below; provided that Receivables that are determined not to be Eligible Receivables, solely as a result of the provisions of clause (o) below, shall be excluded in calculating such percentage;

(l) the payment obligation represented by such Receivable is denominated in a currency other than Dollars;

(m) such Receivable is not evidenced by an invoice that would be a Contract or by other supporting material acceptable to the Co-Collateral Agents jointly, in their Discretion; provided, however, that this clause (m) shall not render ineligible Unbilled Receivables that would otherwise constitute Eligible Receivables under other clauses of this definition;

(n) any Borrower or any other Person, in order to be entitled to collect such Receivable, is required to deliver any additional goods or merchandise to, perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made;

(o) the total Receivables of such Obligor to the Borrowers (taken as a whole) represent more than 15% (or such lesser percentage with respect to certain Obligors as the Co-Collateral

Agents may collectively determine in their Discretion) of the Outstanding Balance of the Eligible Receivables of the Borrowers (taken as a whole) at such time, but only to the extent of such excess;

(p) such Receivable (or any portion thereof) remains unpaid for more than (i) sixty (60) days from the original payment due date, or (ii) if such Receivable arises from the sale of Inventory, ninety (90) days from the original invoice date thereof or, in the case of any such Receivable from an Obligor listed, and with the payment terms described, in Part 1 of Schedule 1.01L hereto (as of the date hereof and as such Schedule may be updated from time to time by the Borrowers upon five (5) Business Days’ prior written notice to the Administrative Agent), 120 days from the original invoice date thereof; provided that such Receivables from such Obligors listed in Part 2 of Schedule 1.01L shall be Eligible Receivables to the extent that the Outstanding Balance of all such Receivables does not exceed 10% of the Outstanding Balance of all Eligible Receivables;

(q) the Obligor on such Receivable (i) has (A) pending, by or against such Obligor, a petition for bankruptcy or any other relief under a Debtor Relief Law, (B) an assignment for the benefit of creditors, (C) any other application for relief under a Debtor Relief Law or any such other law or (D) the appointment of a receiver or a trustee for all or a substantial part of its assets or affairs or (ii) has, while such Receivable remains outstanding, failed, suspended business operations, become insolvent or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation;

(r) consistent with the Credit and Collection Policy, such Receivable is or should be written off any Borrower’s books as uncollectible;

(s) such Receivable is not payable into a Lockbox Account;

(t) such Receivable does not arise under a Contract which has been duly authorized and which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms;

(u) such Receivable, together with the Contract related thereto, contravenes in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) or with respect to which the applicable Borrower is in violation of any such law, rule or regulation in any material respect;

(v) such Receivable does not satisfy the requirements of the Credit and Collection Policy in all material respects;

(w) such Receivable does not constitute an “account” within the meaning of Section 9-102(a)(2) of the UCC of the jurisdiction the law of which governs the perfection of a security interest in such Receivable;

(x) the sale to such Obligor on such Receivable is on a F.O.B. customer basis but only for so long as the inventory giving rise to such Receivable has not yet arrived at its destination and possession thereof has not been taken by the Obligor;

(y) such Receivable (i) is subject to an unsecured claim in favor of a surety or (ii) arises under a Contract that is not governed by the laws of the United States or a State thereof;

(z) such Receivable is an Unbilled Receivable; provided, however, that Unbilled Receivables in respect of Inventory that have been shipped shall be Eligible Receivables to the extent that the Outstanding Balance of all such Receivables does not exceed 25% (or, if such determination is being made at any time other than as of the last day of any calendar month, 35%) of the Outstanding Balance of all Eligible Receivables; provided, further, however, that any Unbilled Receivable as to which an invoice has not been issued to the relevant Obligor more than 31 days after the date of the sale of goods by the relevant Borrower giving rise to such Receivable shall be an Ineligible Receivable;

(aa) there is a chargeback represented by the unpaid portion of such Receivable as to which less than full payment was made;

(bb) such Receivable is billed in advance of the relevant shipment of inventory or performance of services;

(cc) the Obligor is an unaffiliated supplier to any Borrower, in which case such Receivable shall be ineligible to the extent of certain amounts owing by the Borrowers to the Obligor or any known affiliate, unless the Obligor has executed a satisfactory no-offset letter;

(dd) such Receivable is subject to a netting agreement;

(ee) such Receivable arises under a Contract that (i) specifies a fixed price and fixed volume for more than ninety (90) days and (ii) provides for material liquidated damages;

(ff) such Receivable is (i) owed by an obligor located in the Province of Quebec and (ii) is subject to an enforceable anti-assignment clause; or

(gg) (i) such Receivable does not comply with such other reasonable criteria and requirements (other than those relating to the collectibility of such Receivable) as the Co-Collateral Agents, in their Discretion, may from time to time specify to the Borrowers’ Agent upon thirty (30) days’ notice, or (ii) the Co-Collateral Agents jointly, in their Discretion, and upon at least five (5) Business Days’ notice, notify the Borrowers’ Agent of their joint determination that such Receivable might not be paid or is otherwise ineligible, in which event such Receivable shall not be an Eligible Receivable on the effective date of ineligibility specified in such notice.

For the avoidance of doubt, it is acknowledged and agreed that any calculation of ineligibility made pursuant to more than one clause above shall be made without duplication.

“Information” has the meaning set forth in Section 10.08.

“Initial Cases” has the meaning set forth in the introductory paragraphs to this Agreement.

“Intercreditor Agreements” means, collectively, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a

Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each calendar month and the Maturity Date.

“Interest Period” means the period commencing on the date each Eurodollar Rate Loan is disbursed, converted to or continued as a Eurodollar Rate Loan and ending one week (if at the time of the relevant Committed Loan Notice all Lenders participating therein agree to make a one week Interest Period available), or one, two, three or six months, as selected by the Borrowers in the Committed Loan Notice after such date of disbursement, conversion or continuation; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) no Interest Period shall extend beyond the Maturity Date; and

(iv) there shall be outstanding at any one time no more than ten (10) Interest Periods applicable to Eurodollar Rate Loans;

For the avoidance of doubt, if pursuant to Section 2.05(c)(iii) Eurodollar Rate Loans are prepaid and re-borrowed on the same day as contemplated by the proviso to Section 2.02(a), such Eurodollar Rate Loans shall continue to have the same Eurodollar Rate for the same Interest Period and the same Interest Payment Date applicable thereto as before such prepayment, and the provisions of Section 3.05 shall be inapplicable to such prepayment.

“Inventory” means all now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract for service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature, or description which are used or consumed in any Borrower’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other documents representing them and shall include all feedstocks, line fill, stores inventory, catalysts, chemicals and additives.

“Inventory Valuation Reserves” means the sum of the following, without duplication of any Availability Reserves or any other Inventory Valuation Reserve:

(a) any book reserves maintained by the Borrowers in respect of Eligible Inventory (excluding a LIFO reserve under GAAP);

(b) to the extent not included in clause (a) or otherwise reflected in the book value thereof, a lower of cost or market reserve for all Eligible Inventory selling for less than cost as determined by the Borrowers; and

(c) such other reserves to reflect events, conditions, contingencies or risks which, as reasonably determined by the Co-Collateral Agents jointly, do or are reasonably likely to materially adversely affect the value of Eligible Inventory, established in accordance with the definition of Borrowing Base;

provided that the Co-Collateral Agents shall give five (5) Business Days’ notice to the Borrowers in the case of new reserve categories established pursuant to clause (c) after the Effective Date and changes in the methodology for determining a reserve and one (1) Business Day’s notice to the Borrowers in other cases.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees (other than guarantees of performance made by the Company or any of its Restricted Subsidiaries in connection with a Joint Venture)), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.02:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“IP Rights” has the meaning set forth in Section 5.15.

“Joint Bookrunners” means Citigroup Global Markets, Inc., Deutsche Bank Securities Inc., Banc of America Securities LLC, Barclays Capital (the investment banking division of Barclays Bank PLC), Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Morgan Stanley Senior Funding, Inc., UBS Securities LLC and Wells Fargo Capital Finance, LLC, in their capacity as joint bookrunners in respect of the Loan Documents.

“Joint Lead Arrangers” means Citigroup Global Market, Inc. and Deutsche Bank Securities Inc., in their capacity as joint lead arrangers in respect of under the Loan Documents.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary of the Company or any of its Restricted Subsidiaries but in which the Company or a Restricted Subsidiary has a direct or indirect equity or similar interest.

“Judgment Currency” has the meaning set forth in Section 10.18.

“Junior Financing” means the Plan Roll-Up Notes, any Foreign Capital Markets Debt, and any other Indebtedness of a Loan Party incurred after the Effective Date that is permitted to be Incurred under this Agreement and is by its terms unsecured or secured on a basis junior to the Liens securing the Obligations, or any Refinancing Indebtedness thereof.

“Junior Financing Documentation” means any documentation governing any (a) Subordinated Indebtedness, (b) Junior Financing or (c) Refinancing Indebtedness of the forgoing.

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement, to be dated as of the Funding Date, among the Collateral Agent, the Senior Notes Trustee, the Term Loan Collateral Agent, the Plan Roll-Up Notes Trustee that sets forth the relative priority of the Liens securing any First Priority Lien Obligations, the Liens securing the Obligations and the Liens securing any Junior Lien Obligations.

“Junior Lien Obligations” means the Plan Roll-Up Notes and obligations with respect to other Indebtedness permitted to be Incurred under this Agreement, which is by its terms intended to be secured on a basis junior to the Liens securing the Obligations and the First Priority Lien Obligations; provided such Lien is permitted to be Incurred under the Senior Term Loan Facility, the Plan Roll-Up Notes Indenture, this Agreement and the Senior Notes Indenture.

“Laws” means, as to any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case binding on such Person or to which such Person or any of its property or assets is subject.

“L/C Disbursement” means a payment made by a Fronting Bank pursuant to a Letter of Credit.

“L/C Exposure” means, at any time, the sum of (a) the aggregate amount available for drawing (assuming satisfaction of applicable drawing conditions) under all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The L/C Exposure of any Lender at any time shall be its Pro Rata Share of the total L/C Exposure at such time.

“L/C Fee” has the meaning set forth in Section 2.09(b).

“L/C Issuance Fee” has the meaning set forth in Section 2.09(b).

“L/C Sublimit” means $700,000,000.

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court;

(b) the limitation of enforcement by laws relating to insolvency, reorganization and other similar laws generally affecting the rights of creditors;

(c) the limitation of enforcement by laws relating to the payment or enforcement of penalties;

(d) the time barring of claims under the statutes of limitation;

(e) the possibility that an undertaking to assume liability for or indemnify a Person against non-payment of stamp duties may be void; and

(f) defenses of set-off or counterclaim.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement together with, in each case, any Affiliate of any such financial institution through which such financial institution elects, by notice to the Administrative Agent, to make any Loans available to the Borrowers; provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any requirements of any Loan Document or any Default or Event of Default and its consequences, or (c) any other matter as to which a Lender may vote or consent pursuant to Section 10.01 of this Agreement, the financial institution making such election shall be deemed the “Lender” rather than such Affiliate, which shall not be entitled to vote or consent (it being agreed that failure of any such Affiliate to fund an obligation under this Agreement shall not relieve its affiliated financial institution from funding). Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any Existing Letter of Credit or Additional Letter of Credit.

“LIBOR Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by lending banks in the London interbank deposit market) at approximately 11:00 a.m. (London time) on the second full Business Day preceding the first day of such Interest Period; provided that if such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Borrowing for such Interest Period shall be the rate at which Dollar deposits in an amount approximately equal to the Loan to be made by Citibank, N.A. as part of such Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of Citibank, N.A. in immediately available funds to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the second full Business Day preceding the first day of such Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest); provided that in no event shall an operating lease, rights of set-off or netting arrangements in the ordinary course of business be deemed to constitute a Lien.

“Limited Recourse Stock Pledge” means the pledge of the Equity Interests in any Joint Venture (that is not a Restricted Subsidiary) or any Unrestricted Subsidiary to secure non-recourse debt of such Joint Venture or Unrestricted Subsidiary, which pledge is made by a Restricted Subsidiary of the Company, the activities of which are limited to making and managing Investments, and owning Equity Interests, in such Joint Venture or Unrestricted Subsidiary, but only for so long as its activities are so limited.

“Loan” means a Revolving Loan whether made as a Eurodollar Rate Loan or a Base Rate Loan, or a Swingline Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Junior Lien Intercreditor Agreement, (iii) the Notes, (iv) the Guarantee Agreements, (v) the Collateral Documents, (vi) the Collateral Audit Side Letters, (vii) the Co-Collateral Agents’ Side Letter and (viii) for purposes of Section 8.01(c) only, the Fee Letters.

“Loan Parties” means, collectively, the Borrowers and the other Guarantors.

“Lockbox Account” has the meaning set forth in Section 6.20(a).

“Lyondell” has the meaning set forth in the introductory paragraph to this Agreement.

“Major Casualty Proceeds” means (i) the aggregate insurance proceeds received in respect of ABL Facility Collateral in connection with one or more related events by any Borrower under any Property Insurance Policy or (ii) any award or other cash compensation with respect to any one or more related condemnations of ABL Facility Collateral (or any transfer or disposition of such property in lieu of condemnation) received by any Borrower if the amount of such aggregate insurance proceeds or award or other cash compensation in respect of ABL Facility Collateral exceeds $25,000,000. Insurance proceeds paid to the Administrative Agent, as loss payee on any Property Insurance Policy covering Inventory, shall be deemed to be received by a Borrower and shall be included in any determination of Major Casualty Proceeds.

“Managed” has the meaning set forth in Section 5.08(e).

“Master Agreement” has the meaning ascribed to such term in the definition of “Hedging Obligations.”

“Material Adverse Effect” means (a) material adverse effect on the business, results of operations, prospects, property or financial condition of the Company and its Restricted Subsidiaries (taken as a whole), (b) a material adverse effect on the ability of the Borrowers or the Guarantors (taken as a whole) to perform their respective payment obligations under this Agreement and any other Loan Document to which any such Person is a party or (c) a deficiency in the rights and remedies of the Lenders under the Loan Documents (taken as a whole) that is materially adverse to the Lenders; provided that a Material Adverse Effect shall not be deemed to exist as a result of the Cases or the Effect of Bankruptcy or circumstances and events leading up thereto.

“Maturity Date” means the fourth anniversary of the Funding Date.

“Maximum Facility Availability” means, at any date, an amount equal to the lesser of (i) the aggregate amount of the Commitments on such date and (ii) the Borrowing Base on such date.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Money Laundering Laws” has the meaning set forth in Section 5.20.

“Monthly Commitment Fee” means, with respect to any Lender for any calendar month, the product of (i) the average daily amount by which the Commitment of such Lender exceeded the sum of its Revolving Loans and its L/C Exposure during such calendar month multiplied by (ii) the Applicable Commitment Fee Rate for such calendar month.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” has the meaning set forth in paragraph (g) of the definition of “Collateral and Guaranty Requirement”.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years, has made or been obligated to make contributions or otherwise could reasonably be expected to incur liability.

“Negromex Receivables Dispositions” means any disposition of accounts receivables arising from transactions with Industrias Negromex, S.A. de C.V.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means with respect to any Asset Sale or Casualty Event of any ABL Facility Collateral, 100% of the cash proceeds actually received by the Company or any Subsidiary from any such Asset Sale or Casualty Event (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards in respect of any ABL Facility Collateral, and excluding any liabilities (as shown on the Company’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or a Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which the Company and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, in each case net of:

(i) attorneys’ fees, accountants’ fees, investment banking fees, purchaser due diligence costs (to the extent borne by the Company or any Subsidiary), survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents or the documents for the Senior Term Loan Facility, the Senior Notes and the Plan Roll-Up Notes) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith;

(ii) Taxes paid or payable as a result thereof; and

(iii) the amount of any reserve certified by the Principal Financial Officer as reasonable and established in accordance with GAAP against any adjustment to the sale price or to fund any liabilities (other than any taxes deducted pursuant to clause (ii) above) (x) related to any of the applicable assets and (y) retained by the Company or any Subsidiary, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided, however, that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Asset Sale or Casualty Event received on the date of such reduction).

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Company or any Subsidiary shall be disregarded.

“New Lender” has the meaning set forth in Section 2.15.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning set forth in Section 2.04(d).

“Notes” means promissory notes of the Borrowers, substantially in the form of Exhibit B-1 (in the case of Revolving Loans) or Exhibit B-2 (in the case of Swingline Loans), evidencing the Borrowers’ obligation to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or L/C Disbursement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or Subsidiary under any Loan Document and (b) the obligation of any Loan Party or Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary to the extent originally payable by that Loan Party or Subsidiary.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“OFAC” has the meaning set forth in clause (d) the definition of “Anti-Terrorism Laws”.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person.

“Officer’s Certificate” means a certificate signed on behalf of any Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, which meets the requirements set forth in this Agreement.

“Oil Indexed Credit Facility” means a working capital facility for which availability is conditioned upon the price per barrel of crude oil that is not less than $125 and the proceeds of which are utilized for working capital purposes and related fees and expenses; provided that (i) the Loans and other Obligations are secured by a second priority Lien on any collateral for such Oil Index Credit Facility (other than ABL Facility Collateral), junior only to the Liens securing such Oil Index Credit Facility and other First Priority Lien Obligations, (ii) such Oil Index Credit Facility shall be secured by a second priority Lien on all ABL Facility Collateral, junior to the Liens securing the Loans and other Obligations to the same extent as all other First Priority Lien Obligations, and (iii) the collateral agent under any Oil Indexed Credit Facility shall have been made party to the Intercreditor Agreements.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Company or Lyondell or to the Administrative Agent.

“Orderly Liquidation Value Rate” means, with respect to Eligible Inventory in each Category, the applicable orderly liquidation value (or in the case of Premium Inventory, fair market value, and in any case net of costs and expenses incurred in connection with liquidation) of such Inventory, which applicable percentage shall be determined by reference to the most recent Appraisal Report on such Inventory received by the Administrative Agent, as a percentage of the aggregate book value of such Inventory.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation, association or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means, with respect to any Lender on any date, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its L/C Exposure and Swingline Exposure on such date, after giving effect to any Credit Extension and any prepayments or repayments of Loans or reimbursement of Letters of Credit occurring on such date.

“Outstanding Balance” means, with respect to any Receivable at any time, the then-outstanding principal balance thereof.

“Owned Real Property” means each parcel of Real Property that is owned in fee by the Company, any Borrower or any Pledgor that has an individual Fair Market Value of more than $25,000,000 (provided that such $25,000,000 threshold shall not be applicable in the case of any Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property); provided that, with respect to any Real Property that is partially owned in fee and partially leased by the Company, any Borrower or any Pledgor, Owned Real Property will include only that portion of such Real Property that is owned in fee and only if (i) such portion that is owned in fee has an individual Fair Market Value of more than $25,000,000 (provided that such $25,000,000 threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property) and (ii) a mortgage in favor of the Administrative Agent (for the benefit of the Secured Parties) is permitted on such portion of Real Property owned in fee by applicable law and by the terms of any lease or other applicable document governing any leased portion of such Real Property.

“Participant” has the meaning set forth in Section 10.07(d).

“Participant Register” has the meaning set forth in Section 10.07(d).

“Payor” has the meaning set forth in the definition of “Consolidated Net Income”.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PBGC Settlement” means the settlement agreement between Lyondell and the Pension Benefit Guaranty Corporation (or any successor in interest thereto) as amended, supplemented, modified, extended, restructured, renewed, restated or replaced in whole or in part from time to time.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party, any Subsidiary or any ERISA Affiliate or to which any Loan Party, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years or with respect to which a Loan Party, Subsidiary or ERISA Affiliate could reasonably be expected to incur liability (including under Section 4063 or 4069 of ERISA).

“Perfection Certificate” means a certificate in the form of Exhibit F-1, as the same shall be supplemented from time to time by a supplement in the form of Exhibit F-2 or otherwise.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, endorsements, notarizations, stamping and/or notifications of the Collateral Documents and/or the Lien created thereunder, to the extent to be made other than by the Company or its Subsidiaries.

“Permitted Holder Group” has the meaning set forth in the definition of “Permitted Holders.”

“Permitted Holders” means, at any time, each of (i) the Sponsor, (ii) any Person that has no material assets other than the Capital Stock of the Company and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Company, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clause (i) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clause (i) above and that, directly or indirectly, holds or acquires beneficial ownership of the Voting Stock of the Company (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has sole voting rights proportional to the percentage of ownership interests held or acquired by such member relative to the other members of the Permitted Holder Group with respect to voting in the election of the Board of Directors of the Company or any of its Subsidiaries generally and (2) no Person or other group (other than Permitted Holders specified in clause (i) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group.

“Permitted Investments” means:

(1) any Investment in the Company or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 7.04 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Funding Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Funding Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Funding Date or (y) as otherwise permitted under this Agreement;

(6) loans and advances to officers, directors or employees (a) for business-related travel expenses, moving expenses and other similar expenses, including as part of a recruitment or retention plan, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent entity of the Company, (b) required by applicable employment laws loans and (c) other loans and advances not to exceed $25,000,000 at any one time outstanding;

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 7.01(k);

(9) any Investment by the Company or any of its Restricted Subsidiaries in a Similar Business or in Joint Ventures having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $750,000,000 and (y) 3.75% of the Consolidated Net Tangible Assets of the Company at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value, plus 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by the Company or any Restricted Subsidiary with respect to any Investment made pursuant to this clause (9); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $250,000,000 and (y) 1.25% of the Consolidated Net Tangible Assets of the Company at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash received by the Company or any Restricted Subsidiary with respect to any Investment made pursuant to this clause (10); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (ii) or (iii) in the definition of “Applicable Amount”;

(12) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(14) any Investment in connection with a Qualified Receivables Financing, including Investments in a Receivables Subsidiary, of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness and, to the extent constituting an Investment, the acquisition of accounts receivable that have been sold, transferred or otherwise disposed of in a Receivables Financing, including the repurchase of accounts receivable by the Company or any of its Subsidiaries or other payment obligations of the Company or any Restricted Subsidiary of the Company pursuant to Standard Securitization Undertakings;

(15) any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(16) Investments of a Restricted Subsidiary of the Company acquired after the Funding Date or of an entity merged into, amalgamated with, or consolidated with the Company or a Restricted Subsidiary of the Company in a transaction that is not prohibited by Section 7.07 after the Funding Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(17) any Investment in any Subsidiary of the Company or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(18) Investments through the licensing contribution in a Person that is or will be as a result of such Investment a Joint Venture or Investments through the licensing, contribution or transactions that economically result in a contribution in kind of intellectual property pursuant to Joint Venture arrangements, in each case in the ordinary course of business;

(19) purchase of shares of Royal Dutch Shell plc and BASF AG required to satisfy Basell B.V.’s obligations under its stock option plans as such plans and stock appreciation rights were in effect on the Funding Date;

(20) a transaction the extent constituting an Investment that is permitted by and made in accordance with Section 7.02(12) and Section 7.02(13);

(21) any Investment in connection with a Structured Financing Transaction;

(22) a transaction to the extent constituting an Investment that is permitted by and made in accordance with clause (38) of the definition of “Permitted Liens”;

(23) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of Section 7.05 (except transactions described in clauses (2), (4), (5), (9)(b), (15) and (19) of such paragraph); and

(24) any Qualified Joint Venture Transaction.

“Permitted Liens” means, (A) with respect to any ABL Facility Collateral, Qualified Liens and (B) with respect to any other asset or property of any Person:

(1) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith pledges or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of the issuers of performance bonds, surety bonds, bid bonds, letters of credit or similar instruments issued pursuant to the request of and for the account of such Person in the ordinary course of its business or with respect to statutory, regulatory, contractual, or warranty requirements;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens on assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to Section 7.01; (B) Liens securing First Priority Lien Obligations in an aggregate principal amount not to exceed the greater of (x) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to Sections 7.01(a), (c)(i) and (c)(iii) and (y) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Company to exceed 2.00 to 1.00; provided that, with respect to Liens securing First Priority Lien Obligations permitted under this subclause (B), the Obligations are secured by Liens on the assets subject to such Liens on a second priority basis subject to intercreditor arrangements, in each case not materially less favorable to the holders of the Obligations than those described in the definition of “Collateral and Guaranty Requirement”; (C) Liens securing Indebtedness permitted to be Incurred pursuant to Sections 7.01(c)(ii), (e)(i), (e)(ii), (u) or (y) (provided that (1) in the case of clause (c)(ii) any Lien on Collateral securing Indebtedness hereunder, or any refinancing or replacement thereof, must be expressly subject to the terms of the Junior Lien Intercreditor Agreement, (2) in the case of clause (e)(i), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any proceeds or products thereof, (3) in the case of clause (u), such Lien does not extend to the property or assets of any Subsidiary of the Company other than a Foreign Subsidiary, (4) in the case of clause (e)(ii) such Lien applies solely to acquired property or asset of the acquired entity, as the case may be) and (5) in the case of clause (y), such Lien does not extend to the property or assets of the Company or any Restricted Subsidiary of the Company organized under the laws of any jurisdiction other than Australia) and (D) Liens securing the Obligations;

(7) Liens existing on the Funding Date (other than Liens in favor of the Secured Parties under the Collateral Documents and under the Senior Term Loan Facility);

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(9) Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be Incurred in accordance with Section 7.01;

(11) Liens securing Hedging Obligations not Incurred in violation of this Agreement; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Company or any Subsidiary of the Company;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business or other precautionary Uniform Commercial Code financing statement filings;

(15) Liens in favor of the Company, any Borrower or any Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing to the extent permitted by Section 7.01;

(17) Liens securing insurance premium financing arrangements; provided, however, that such Lien is limited to the applicable insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums (including tender premiums) and original issue discount, related to such refinancing, refunding, extension, renewal or replacement and (z) Junior Lien Obligations shall not be refinanced with First Priority Lien Obligations (other than any Permitted Roll-Up Notes Refinancing); provided, further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B) or (C), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) or (C) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) or (C) and for purposes of the definition of Secured Credit Facility Indebtedness;

(21) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) Liens Incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25) other Liens on assets not constituting Collateral securing obligations that do not exceed $50,000,000 in aggregate at any time;

(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any Joint Venture or similar arrangement pursuant to any Joint Venture or similar agreement;

(27) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary;

(28) Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(29) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts Incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(30) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(31) any netting or set-off arrangements entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Company or any Restricted Subsidiary of the Company, including pursuant to any Treasury Services Agreement;

(32) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(33) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.01; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(34) Liens (i) on cash advances in favor of the seller of any property to be acquired in or monies placed in escrow pursuant to an Investment permitted pursuant to the definition of “Permitted Investments” to be applied against the purchase price for such Investment, (ii) over assets being acquired pursuant to Investments permitted pursuant to the definition of “Permitted Investments” pending payment in full of the purchase price, (iii) consisting of an agreement to dispose of any property in a disposition permitted pursuant to the definition of “Asset Sale” and (iv) consisting of intellectual property licenses permitted by clause (18) of the definition of “Permitted Investments”;

(35) Liens arising by reason of deposits necessary to qualify the Company or any other Restricted Subsidiary of the Company to conduct business, maintain self insurance or comply with any law and Liens securing the PBGC Settlement;

(36) any Lien arising as a result of a sale, transfer or other disposal which is an Asset Sale in compliance with Section 7.04;

(37) Liens relating to a Catalyst Sale/Leaseback Transaction;

(38) Liens relating to any Limited Recourse Stock Pledge;

(39) Liens relating to any Treasury Services Agreement, Qualified Joint Venture Transaction or Structured Financing Transaction; and

(40) other Liens securing Indebtedness that are junior in priority to the Liens on the related property or assets securing the Loans and the Obligations, on terms no less favorable in any material respect to the Lenders than those set forth in the Junior Lien Intercreditor Agreement.

“Permitted Roll-Up Notes Refinancing” means the issuance of other notes, and the Incurrence of additional term loans under any Credit Facilities, in an aggregate principal amount not to exceed $1,500,000,000 if the proceeds thereof are used to refinance Plan Roll-Up Notes (and related interest, premiums, if any, and expenses) so long as:

(i) on a pro forma basis after giving effect thereto (including a pro forma application of the proceeds thereof), (x) the Fixed Charge Coverage Ratio of the Company is at least 2.00 to 1.00, (y) the Fixed Charge Coverage Ratio of the Company immediately after giving effect to the Incurrence of such Indebtedness is greater the Fixed Charge Coverage Ratio immediately prior to such Incurrence and (z) the requirements of subclauses (1) and (3) of Section 7.01(p) are satisfied with respect to such refinancing; and

(ii) to the extent that the aggregate principal amount of such other notes and term loans exceeds $1,000,000,000, the principal amount of Indebtedness permitted pursuant to Section 7.01(c)(i) shall be reduced on a dollar for dollar basis (without duplication for Indebtedness Incurred as part of a Permitted Roll-Up Notes Refinancing), until such time as such excess over $1,000,000,000 (x) would be permitted to be Incurred under the first paragraph of Section 7.01 and (y) would be permitted to be secured by a Lien as an Additional First Priority Lien Obligation pursuant to clause (6)(B)(y) of the definition of Permitted Liens.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan of Reorganization” means that certain Third Amended and Restated Plan of Reorganization of the Debtors filed with the Bankruptcy Court on March 15, 2010, as amended by the Confirmation Order and confirmed pursuant to section 1129 of the Bankruptcy Code; provided that any such amendment (other than any amendment relating solely to the Indebtedness described in Section 4.02(f) and the use of proceeds thereof) shall be reasonably satisfactory to each of the Joint Lead Arrangers and the Joint Bookrunners.

“Plan Roll-Up Notes” means (a) the third-priority senior secured notes of Lyondell and guaranteed by one or more Guarantors issued in respect of DIP Roll-Up Claims under the Reorganization Plan; provided that any Indebtedness issued in lieu of the Plan Roll-Up Notes in respect of DIP Roll-Up Claims will be deemed to be Plan Roll-Up Notes (provided that any such indebtedness is Incurred in compliance with the terms of this Agreement applicable to refinancings and replacements of Plan Roll-Up Notes had they been issued pursuant to the Plan of Reorganization) or (b) any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part thereof.

“Plan Roll-Up Notes Indenture” means the indenture under which the Plan Roll-Up Notes are issued, as amended, supplemented, modified, extended, restructured, renewed, restated, refinanced or replaced in whole or in part from time to time all in accordance with this Agreement; provided no such amendment or modification may shorten the maturity of the Plan Roll-Up Notes.

“Plan Roll-Up Notes Trustee” means the trustee under the Plan Roll-Up Notes Indenture.

“Platform” has the meaning set forth in Section 6.01.

“Pledgor” means any Guarantor other than the Company; provided that upon the release or discharge of such Subsidiary from its obligations to pledge its assets and property to secure the Loans in accordance with this Agreement or the Collateral Documents, such Subsidiary ceases to be a Pledgor.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Premium Inventory” means Eligible Inventory that consists solely of finished goods owned by HRLP.

“Prepayment Event” means any Covered Asset Sale or Casualty Event with respect to ABL Facility Collateral. The description of any transaction as falling within the above definition does not affect any limitation on such transaction imposed by Article VII or Article VIII of this Agreement.

“Primary Offering” means an Equity Offering on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances with aggregate net cash proceeds to the Company or contributed to the Company of at least $500,000,000.

“Principal Financial Officer” means the chief financial officer, any director (or equivalent) or officer from time to time of Lyondell or the Company (as the context may require) with actual knowledge of the financial affairs of the Borrowers or the Company and its Restricted Subsidiaries (as the context may require).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender at such time and the denominator of which is the amount of the Total Commitment at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Prohibition” has the meaning set forth in Section 10.22.

“Project Financings” means, with respect to any project, the Incurrence of Indebtedness relating to the development, expansion, renovation, upgrade or other modification or construction of such project pursuant to which the providers of such Indebtedness or any trustee or other intermediary on their behalf or beneficiaries designated by any such provider, trustee or other intermediary are granted security over one or more assets relating to such project for repayment of principal, premium and interest or any other amount in respect of such Indebtedness, including Indebtedness to finance working capital requirements with respect to any project; provided that any working capital financing shall not be secured by any assets or property included in calculating the Covenant Borrowing Base for purposes of Section 7.01(c)(ii).

“Projections” has the meaning set forth in Section 6.01(c).

“Property Insurance Policy” means any insurance policy maintained by any Borrower covering losses with respect to tangible real or personal property or improvements, but excluding coverage for losses from business interruption.

“Public Lender” has the meaning set forth in Section 6.01.

“Qualified Financial Institution” means any financial institution organized under the laws of any jurisdiction in the United States, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or (ii) P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

“Qualified Lien” means, with respect to ABL Facility Collateral, (i) an inchoate tax, PBGC or other Lien arising solely by operation of law, (ii) other than with respect to Receivables and any proceeds thereof, a Lien securing payments of (A) expenses of a landlord, bailee, consignee, processor, warehouseman or other third party who stores, processes, maintains or holds ABL Facility Collateral and (B) rail car lease and transportation expenses applicable to ABL Facility Collateral, (iii) any other Lien approved by the Co-Collateral Agents acting jointly, which in each case (x) would be a Permitted Lien with respect to other property and (y) is covered by an Availability Reserve as specified herein (unless, solely with respect to Inventory, the Person who holds such Lien has entered into a Third Party Agreement), as determined by the Co-Collateral Agents acting jointly in accordance with the definitions of Availability Reserve and Borrowing Base and (iv) the Liens created by the Security Agreements and any Lien which is expressly subordinated to the Lien of the Security Agreements (x) pursuant to the Junior Lien Intercreditor Agreement or (y) on terms which are in the judgment of the Co-Collateral Agents acting jointly no less favorable to the Lenders than those set forth in the Junior Lien Intercreditor Agreement.

“Qualified Joint Venture Transaction” means any transaction in which (i) Indebtedness is owed or incurred by any Restricted Subsidiary whose activities are limited to holding shares in Joint Ventures (but only to the extent that (a) the creditors under the relevant agreement have no recourse to the Company other than to such Restricted Subsidiary; and (b) the recourse those creditors have to such Restricted Subsidiary is limited to the proceeds (if any) of dividends received by such Restricted Subsidiary in respect of such Restricted Subsidiary’s investment in such Joint Ventures) or (ii) involving guarantees by the Company or any Restricted Subsidiary of Indebtedness of a customer or a third party guarantor of such customer’s Indebtedness that are made to a governmental export credit agency, a state development bank or like governmental agency or organization to the extent that such guarantees are conditioned on a failure to perform by any of the Company, such Restricted Subsidiary or a joint venture under an engineering procurement or construction contract entered into with such customer or third party guarantor; provided that the aggregate amount of any Indebtedness referenced in this clause (ii) shall not at any time exceed 1.0% of Consolidated Net Tangible Assets of the Company.

“Qualified Non-Recourse Debt” means Indebtedness that (1) is (a) Incurred by a Qualified Non-Recourse Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of any property (real or personal) or equipment (whether through the direct purchase of property or the Equity Interests of any person owning such property and whether in a single acquisition or a series of related acquisitions) or (b) assumed by a Qualified Non-Recourse Subsidiary, (2) is non-recourse to the Company, any Borrower and any Pledgor and (3) is non-recourse to any Restricted Subsidiary that is not a Qualified Non-Recourse Subsidiary.

“Qualified Non-Recourse Subsidiary” means (1) a Restricted Subsidiary that is not a Pledgor and that is formed or created after the Funding Date in order to finance an acquisition, lease, construction, repair, replacement or improvement of any property or equipment (directly or through one of its Subsidiaries) that secures Qualified Non-Recourse Debt and (2) any Restricted Subsidiary of a Qualified Non-Recourse Subsidiary.

“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions (including, without limitation, the European Securitization, the Berre Facility and the Negromex Receivables Dispositions):

(1) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries;

(2) all sales of accounts receivable and related assets are made at Fair Market Value; and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure this Agreement, any Credit Facility Indebtedness or any Indebtedness in respect of the Senior Notes shall not be deemed a Qualified Receivables Financing.

“Qualified Stock” means any Equity Interest that is not a Disqualified Stock.

“Real Property” means, collectively, all right, title and interests (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivable” means the indebtedness (whether constituting accounts or general intangibles or chattel paper or otherwise) of any Obligor under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to any other Person, including to a Receivables Subsidiary, or may grant a security interest in, bank accounts, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Valuation Reserve” means the sum of the following, to the extent not already deducted in determining Eligible Receivables, and without duplication of any Availability Reserves or any other Receivables Valuation Reserve:

(a) amounts accrued or recorded by the Borrowers as a reserve in respect of volume rebates or other offsetting deductions, or in respect of credits in past due; plus

(b) such other reserves to reflect events, conditions, contingencies or risks which, within the Discretion of the Co-Collateral Agents jointly, do or are reasonably likely to materially adversely affect the value of Eligible Receivables, established in accordance with the definition of Borrowing Base;

provided that the Co-Collateral Agents shall give five (5) Business Days’ notice to the Borrowers in the case of new reserve categories established pursuant to clause (b) after the Effective Date and changes in the methodology for determining a reserve and one (1) Business Day’s notice to the Borrowers in other cases.

“Refinancing Indebtedness” has the meaning ascribed to such term in Section 7.01.

“Refunding Capital Stock” has the meaning ascribed to such term in Section 7.02.

“Register” has the meaning set forth in Section 10.07(f).

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Release Conditions” has the meaning set forth in Section 9.02(a).

“Reorganization Plan” means a plan of reorganization in any of the Cases.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30)-day notice period has been waived.

“Reporting/Audit Triggering Event” means any of the following events:

(a) the occurrence of an Event of Default;

(b) Excess Availability being less than $700,000,000 on each Business Day during any period of five (5) consecutive Business Days; or

(c) Excess Availability being less than $625,000,000 on any Business Day;

provided that if, following a Reporting/Audit Triggering Event described in clause (a), the related Event of Default shall cease to exist, such Reporting/Audit Triggering Event shall cease to exist; and

provided further that if, following a Reporting/Audit Triggering Event described in clause (b) or (c), Excess Availability subsequently equals or exceeds $700,000,000 on each day during a period of thirty (30) consecutive days such Reporting/Audit Triggering Event shall cease to exist upon the first day following such thirty (30)-day period.

For the avoidance of doubt, the cessation of an existing Reporting/Audit Triggering Event does not preclude the occurrence of a subsequent Reporting/Audit Triggering Event. In any period of four consecutive fiscal quarters, no more than three Reporting/Audit Triggering Events described in clauses (b) or (c) shall cease to exist pursuant to any proviso of this definition.

“Required Lenders” means, as of any date of determination, Lenders having in the aggregate more than 50% of the aggregate amount of the Credit Exposures at such time; provided that (i) any Credit Exposure held by the Company or any of its Subsidiaries or any of their respective Affiliates shall be excluded for purposes of determining such percentage; and (ii) the portion of the Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party (including, in the case of each Loan Party, the authorized number of managing directors or a general attorney or an attorney under a power of attorney of such Loan Party) and, as to any document delivered on the Effective Date or the Funding Date, any secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Account” means any of the Lockbox Accounts, the Cash Dominion Account and the Cash Collateral Account.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Party” means any Person listed:

(a) in the Annex to the Executive Order;

(b) on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC;

(c) in any successor list to either of the foregoing;

(d) any Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e) any Person designated as the target of the Sanctions.

“Restricted Payment” means:

(1) a declaration or payment of any dividend or the making of any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) the purchase or other acquisition or retirement for value any Equity Interests of the Company or any direct or indirect parent entity of the Company;

(3) the making of any principal payment on, or redemption, repurchase, defeasance or other acquisition or retirement for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one (1) year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 7.01(h) or (j)); or

(4) make any Restricted Investment (all of the payments and other actions set forth in clauses (1) through (4) above are collectively referred to as “Restricted Payments”).

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company. For the avoidance of doubt, each Borrower shall at all times constitute a Restricted Subsidiary.

“Retired Capital Stock” has the meaning set forth in Section 7.02.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Revolving Period” means the period from and including the Funding Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“Same Day Funds” means, with respect to disbursements and payments in Dollars, immediately available funds.

“Sanctions” has the meaning set forth in Section 5.21.

“SEC” means the Securities and Exchange Commission or any successor agency or commission.

“Secured Credit Facility Indebtedness” means any Credit Facility Indebtedness that is secured by a Permitted Lien Incurred or deemed Incurred pursuant to clause (6)(B) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness constituting First Priority Lien Obligations of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Consolidated EBITDA of such Person for the four (4) full fiscal quarters for which internal financial statements are available immediately preceding such date of such calculation. In the event that the Company or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four (4)-quarter period; provided that the Borrowers may elect pursuant to an Officer’s Certificate delivered to the Administrative Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any of its Restricted Subsidiaries has determined to make and/or made during the four (4)-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four (4)-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four (4)-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event and (2) all adjustments of the nature set forth as “Restructuring Adjustments” in Schedule 1.01B to the extent such adjustments, without duplication, continue to be applicable to such four (4)-quarter period.

For the purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve (12)-month period immediately prior to the date of determination or if any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal, premium, if any, and interest on such Indebtedness, the amount of such Indebtedness and such interest and premium, if any, shall be determined after giving effect to all payments in respect thereof under such Currency Agreement.

“Secured Leverage Calculation Date” has the meaning set forth in the definition of “Secured Indebtedness Leverage Ratio.”

“Secured Parties” means, collectively, the Administrative Agent, the Co-Collateral Agents, the Lenders and each co-agent or sub-agent appointed by the Administrative Agent or Co-Collateral Agents from time to time pursuant to Article IX.

“Security Agreements” means the Security Agreements listed on Schedule 1.01H, or any other similar agreements that create a Lien or purport to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Senior Managing Agents” means Regions Bank and The Bank of Nova Scotia in their capacity as senior managing agents for the Lenders under the Loan Documents, and their successors in such capacity.

“Senior Notes” means the notes issued under the Senior Notes Indenture.

“Senior Notes Collateral Agent” means Deutsche Bank Trust Company Americas, as collateral agent under the Security Documents (as defined in the Senior Notes Indenture).

“Senior Notes Indenture” means the indenture under which the Senior Notes are issued, as amended, supplemented, modified, extended, restructured, renewed or restated in whole or in part from time to time, in accordance with the terms thereof.

“Senior Notes Trustee” means the party named as such in the Senior Notes Indenture until a successor replaces it and, thereafter, means the successor.

“Senior Term Loan Facility” means the term loan credit agreement dated as of the Effective Date among the Company, Lyondell and certain Subsidiaries of Lyondell party thereto as guarantors from time to time thereunder, the lenders and agents party thereto and UBS AG, Stamford Branch, as administrative agent and collateral agent (the “Term Loan Collateral Agent”).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Company and its Subsidiaries as of the Effective Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning set forth in Section 10.07(h).

“Special Purpose Subsidiary” means any Subsidiary of the Company whose material assets are comprised solely of the Capital Stock of a Joint Venture, where the pledge of such Capital Stock would be prohibited by any contractual requirement pertaining to such Joint Venture.

“Specified ABL Facility Assets” means any ABL Facility Collateral, the net proceeds of an Asset Sale of which are required to be applied as a prepayment of any Asset Backed Credit Facility.

“Specified Claims” means claims made pursuant to the Bankruptcy Cases of the Debtors relating to (i) Priority Tax Claims, (ii) Priority Non-Tax Claims, (iii) Secured Tax Claims, (iv) Senior Secured Claims, (v) Bridge Loan Claims, (vi) Other Secured Claims, (vii) General Unsecured Claims Against Obligor Debtors, Non-Obligor Debtors, MSC, MPI and MPCO and Schedule III Debtors, and (viii) 2015 Note Claims (as such terms are defined in the Plan of Reorganization); provided that (a) the foregoing shall include items relating to litigation against the lenders and the funding of environmental and other custodial and litigation trusts contemplated by the Reorganization Plan proposed as of the Effective Date and (b) in no event shall the foregoing include professional fees and expenses, financing fees and expenses, original issue discount or debtor-in-possession exit fees.

“Sponsor” means Apollo Global Management, LLC and any of its Affiliates.

“Standard Securitization Undertakings” means representations, warranties, undertakings, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Stores Inventory” means Inventory which is materials and supplies.

“Structured Financing Transaction” means a sale of preferred shares of a Restricted Subsidiary, depositing the proceeds of such sale with a bank and pledging such deposit to guarantee a put and call with respect to such preferred shares.

“Subordinated Indebtedness” means (a) with respect to any Borrower, any Indebtedness of such Borrower which is by its terms subordinated in right of payment to the Loans and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to obligations in respect of the Loans.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or (3) with respect to the Company, for so long as the Company or any of its Subsidiaries, individually or in the aggregate, has at least a 50% ownership interest in Lyondell Bayer Manufacturing Maasvlakle VOF, Lyondell Bayer Manufacturing Maasvlakle VOF. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantors” means, collectively, the Company’s Subsidiaries that are Guarantors.

“Successor Borrower” has the meaning set forth in Section 7.07.

“Successor Company” has the meaning set forth in Section 7.07.

“Successor Pledgor” has the meaning set forth in Section 7.07.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Pro Rata Share of the total Swingline Exposure at such time.

“Swingline Facility” means the swingline facility made available by the Swingline Lender pursuant to Section 2.03.

“Swingline Lender” means Citibank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.03.

“Swingline Sublimit” means $75,000,000.

“Syndication Agent” means Deutsche Bank Securities Inc., in its capacity as syndication agent under the Loan Documents, and its successors in such capacity.

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, withholdings, assessments, fees or other charges (including all interest, additions to tax and penalties related thereto) imposed by any Governmental Authority.

“Term Loan Collateral Agent” has the meaning ascribed to such term in the definition of “Senior Term Loan Facility”.

“Third Party Agreement” means an agreement, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which a landlord, bailee, consignee, processor, warehouseman or other third party who stores, processes, maintains or holds ABL Facility Collateral (including a holder of a Lien on premises of the Borrowers where Eligible Inventory is located) acknowledges, among other things, the Administrative Agent’s Lien on such ABL Facility Collateral, the Administrative Agent’s ability to enforce its Lien on such ABL Facility Collateral and the subordination of any Lien held by such landlord, bailee, consignee, processor, or warehouseman or other third party on such ABL Facility Collateral to the Administrative Agent’s Lien thereon. Each Collateral Access Agreement is a Third Party Agreement and is in a form reasonably satisfactory to the Administrative Agent. Each Access Agreement is a Third Party Agreement, notwithstanding any absence therein of any subordination of the Lien held by such party to the Administrative Agent’s Lien.

“Threshold Amount” means $100,000,000.

“Threshold Indebtedness” has the meaning set forth in Section 8.01(e).

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, without giving effect to any amortization of the amount of intangible assets since the Effective Date, (x) as shown on the most recent balance sheet of such Person, or (y) in regards to the Company only, as shown on the most recent balance sheet required to be delivered pursuant to the covenant in Section 6.01.

“Total Commitment” means, at any time, the aggregate amount of the Commitments at such time. On the Effective Date, the Total Commitment is $1,750,000,000.

“Total Liquidity” means, at any time, an amount equal to (i) Excess Availability at such time, plus (ii) the unrestricted cash of the Company and its subsidiaries at such time plus (iii) any other unutilized credit line of the Company and its Subsidiaries available for borrowing as unrestricted cash, in each case from Qualified Financial Institutions.

“Total Outstandings” means the aggregate Outstanding Amounts of all Lenders at such time.

“Transactions” means the consummation of the Plan of Reorganization and the availability for use by the Company and its Subsidiaries of proceeds of the Exit Financing and the transactions related thereto.

“Transaction Expenses” means any premiums, interest, discount, fees, costs or expenses incurred or paid by the Company or any Restricted Subsidiary in connection with the Transactions (including expenses in connection with hedging transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transfer” has the meaning set forth in Section 7.07.

“Treasury Services Agreement” means any agreement between any Borrower, any Guarantor or Restricted Subsidiary and any commercial bank or other financial institution relating to treasury, depository, and cash management services, employee credit card arrangements or automated clearinghouse transfer of funds.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unbilled Receivables” means Receivables for which, at the time of determination, an invoice or other evidence of an Obligor’s payment obligation for the purchase of goods from a Borrower has not been rendered.

“Unfunded Current Liability” of any ERISA Plan means the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Account Standards No. 87 (“SFAS 87”)) under the ERISA Plan as of the close of its most recent year, determined in accordance with SFAS 87 as in effect on the Effective Date, exceeds the fair market vale of the assets allocable thereto.

“Uniform Commercial Code” or “UCC” means, at any time, the Uniform Commercial Code as from time to time in effect in the State of New York at such time; provided, however, that in the event that, by reason of mandatory provisions of law, the perfection, effect of perfection or non-perfection or priority of the security interest in any Collateral created by the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amounts” has the meaning specified in Section 2.04(f).

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(b) any Subsidiary of an Unrestricted Subsidiary;

The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company), in each case other than a Borrower, to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries (except as permitted under Section 7.01); provided, further, however, that either:

(1) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(2) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 7.02.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under Section 7.01, or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by Company shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors or any committee thereof of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unused Commitment Fee” has the meaning specified in Section 2.09(a).

“U.S. Security Agreement” means the Security Agreement substantially in the form of Exhibit E.

“USA PATRIOT Act” has the meaning set forth in Section 4.01(f).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Domestic Subsidiary” is any Wholly Owned Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) Except as provided in the definition of “ABL Facility Collateral”, the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form.

(i) References to any Person include the successors and permitted assigns of such Person.

Section 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in accordance with, GAAP, except as otherwise specifically prescribed herein. Unless otherwise stated herein and except with respect to Article VII, references to a Person with respect to accounting terms or items that appear in such Person’s financial statements shall be deemed a reference to that Person and its Subsidiaries on a consolidated basis, except for references to the Company and its Restricted Subsidiaries, which will be deemed references to the Company and its Restricted Subsidiaries on a consolidated basis.

Section 1.04. Rounding. Unless otherwise expressly provided herein, any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05. References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, supplements, modifications, extensions, restructurings, renewals, restatements, refinancings or replacements in whole or in part, but only to the extent that such amendments, supplements, modifications, extensions, restructurings, renewals, restatements, refinancings or replacements are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment or Performance. Unless otherwise specified, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day; provided that, if such extension would cause payment of interest or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

ARTICLE II.

The Commitments and Credit Extensions

Section 2.01. The Revolving Loans.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers from time to time on any Business Day during the Revolving Period in amounts such that (i) the Outstanding Amount of such Lender shall at no time exceed the amount of its Commitment and (ii) the Total Outstandings shall at no time exceed the Maximum Facility Availability. Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans hereunder during the Revolving Period and subject to the terms, conditions and limitations set forth herein.

(b) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made ratably by the Lenders in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan to be made by such other Lender). Revolving Loans shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than the lesser of $10,000,000 and the remaining available balance of the Commitments.

(c) Each Borrowing of Revolving Loans shall be comprised entirely of Eurodollar Rate Loans or Base Rate Loans, as the Borrowers may request pursuant to Section 2.02. Each Lender may at its option make any Eurodollar Rate Loan by causing any branch or Affiliate of such Lender to make such Revolving Loan; provided, however, that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement; provided, further, that if the designation of any such foreign branch or Affiliate shall result in any costs, reductions or Taxes which would not otherwise have been applicable and for which such Lender would, but for this proviso, be entitled to request compensation under Section 3.01, 3.02 or 3.05, such Lender shall not be entitled to request such compensation unless it shall in good faith have determined such designation to be necessary or advisable to avoid any material disadvantage to it. Borrowings of more than one Type may be outstanding at the same time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d) Subject to Sections 2.02(b) and 2.01(e), each Lender shall make its Revolving Loans on the proposed date or dates thereof, by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:30 p.m., New York City time. The Administrative Agent shall credit on such date the amounts so received to the general deposit account of the Borrowers’ Agent with the Administrative Agent or to another account specified by the Borrowers’ Agent and acceptable to the Administrative Agent by 3:00 p.m., New York City time; provided that Base Rate Loans made to finance the reimbursement of an L/C Disbursement shall be remitted by the Administrative Agent to the Fronting Bank; provided, further, that if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, the Administrative Agent shall return all amounts so received to the respective Lenders. Revolving Loans shall be made by the Lenders ratably in accordance with their Commitments as provided in Section 2.13.

(e) The Borrowers shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would not comply with the limitations specified in the definition of Interest Period.

Section 2.02. Borrowings; Conversions and Continuations.

(a) In order to request Revolving Loans, the Borrowers shall give notice in writing (including telecopy or other electronic communication) (or telephone notice promptly confirmed in writing (including telecopy or other electronic communication)) to the Administrative Agent in the form of Exhibit A (i) in the case of a Borrowing with respect to Eurodollar Rate Loans, not later than 12:30 p.m., New York City time, three (3) Business Days before a proposed Borrowing and (ii) in the case of a Borrowing with respect to Base Rate Loans, not later than 12:30 p.m., New York City time, one Business Day before a proposed Borrowing; provided that the Borrowers shall be deemed to have given a timely notice for a Borrowing on each Business Day of an amount necessary in order that after giving effect to both the prepayment of the Loans on such Business Day pursuant to Section 2.05(b)(iii) and such Borrowing, the same aggregate principal amount of Loans of the same Types shall remain outstanding, unless the Borrowers shall have otherwise timely notified the Administrative Agent. For avoidance of doubt, the “deemed” notice of Borrowing contemplated by the foregoing proviso does not affect any condition to Borrowing under Section 4.03 other than the requirement of notice pursuant to Section 4.03(a), and the Administrative Agent may in its discretion require in connection with any Borrowing a confirmation from the Borrowers’ Agent as to satisfaction of applicable conditions consistent with that set forth in Exhibit A.

(b) Any Committed Loan Notice given pursuant to this Section shall be irrevocable and shall in each case refer to this Agreement and specify (x) whether such Borrowing is to be a Borrowing of Eurodollar Rate Loans or a Borrowing of Base Rate Loans; (y) the date of such Borrowing (which date shall be a Business Day) and the amount thereof; and (z) if such Borrowing is to be a Borrowing of Eurodollar Rate Loans, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such Committed Loan Notice, then the requested Borrowing shall be a Borrowing of Base Rate Loans. If no Interest Period with respect to any Borrowing with respect to Eurodollar Rate Loans is specified in any such notice, then the Borrowers shall be deemed to have selected an Interest Period of one (1) month’s duration. The Administrative Agent shall promptly advise the Lenders of each Committed Loan Notice given pursuant to this Section 2.02 and of each Lender’s portion of the requested Borrowing.

(c) Each Borrowing of Revolving Loans initially shall be of the Type specified in the applicable Committed Loan Notice and, in the case of a Borrowing with respect to Eurodollar Rate Loans, shall have an initial Interest Period as specified in such Committed Loan Notice. Thereafter, the Borrowers shall have the right at any time upon prior irrevocable telephonic notice (which shall be confirmed promptly in writing (including telecopy or other electronic communication)) to the Administrative Agent not later than 12:30 p.m., New York City time, three (3) Business Days before the proposed date of continuation or conversion, to convert such Borrowing to a different Type of Borrowing, or in the case of a Borrowing with respect to Eurodollar Rate Loans, to continue such Borrowing as a Eurodollar Rate Loan for an additional Interest Period, subject in each case to the following:

(i) in the event the Borrowers fail to deliver timely notice of continuation or conversion of a Loan pursuant to this Section 2.02(c) with respect to a Borrowing, such Borrowing shall be deemed to be continued as a Base Rate Loan (unless repaid pursuant to the terms hereof);

(ii) if fewer than all the Loans comprising any Borrowing are to be converted or continued, such conversion or continuation shall be made pro rata among the Lenders in accordance with the respective Loans of such Lenders that are part of such Borrowing immediately prior to such conversion or continuation;

(iii) in the case of a conversion or continuation of less than the full amount of any Borrowing, both the aggregate principal amount of Loans converted or continued and the aggregate principal amount of Loans not converted or continued shall be an amount that would be a permitted Borrowing amount for Loans of the same Type under the last sentence of Section 2.01(b);

(iv) accrued interest on a Eurodollar Rate Loan (or portion thereof) being converted or continued shall be paid by the Borrowers at the time of conversion or continuation;

(v) if any Eurodollar Rate Loan is converted at a time other than the end of an Interest Period applicable thereto, the Borrowers shall pay any increased costs associated therewith pursuant to Section 3.05;

(vi) the duration of any Interest Period shall comply with the limitations specified in the definition of Interest Period, and any portion of a Eurodollar Rate Loan for which the shortest available Interest Period would extend beyond the Maturity Date shall be automatically converted at the end of the Interest Period at the time in effect into an Base Rate Loan, and, if applicable, the number of outstanding Interest Periods (after giving effect to any such conversion or continuation), shall comply with the limitations specified in the definition of Interest Period; and

(vii) the Borrowers shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Eurodollar Rate Loans if (A) an Event of Default

shall exist when the Borrowers deliver notice of such election to the Administrative Agent and (B) the Administrative Agent shall have delivered notice to the Borrowers upon the instruction of the Required Lenders that the Borrowers may not make such an election.

The Interest Period applicable to any Eurodollar Rate Loan resulting from a conversion of a Loan shall be specified by the Borrowers in the irrevocable notice of conversion delivered pursuant to this Section; provided, however, that if no such Interest Period shall be specified, the Borrowers shall be deemed to have selected an Interest Period of one (1) month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section and of each such Lender’s portion of the continuation or conversion hereunder. This Section shall not apply to Swingline Loans, which may not be converted or continued.

Section 2.03. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Revolving Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit or (ii) the Total Outstandings exceeding the Maximum Facility Availability. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) The Borrowers may request a Swingline Loan by notifying the Swingline Lender of such request by telephone (confirmed in writing (including telecopy or other electronic communication) if requested by the Swingline Lender), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the general deposit account of the Borrowers’ Agent with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of a L/C Disbursement as provided in Section 2.04(f), by remittance to the Fronting Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may, by written notice given to the Borrowers and the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, require the Borrowers to give a Committed Loan Notice on such date for a Borrowing on the earliest date permitted by Section 2.02 of Revolving Loans in an amount sufficient to repay all outstanding Swingline Loans; provided that if the aggregate principal amount of Swingline Loans outstanding on the last Business Day of any week exceeds $10,000,000, then the Swingline Lender shall deliver such notice to the Administrative Agent on such last Business Day of such week to require such a Borrowing.

(d) Whether or not it shall have given a notice pursuant to Section 2.03(c), the Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.01 with respect to Revolving Loans made by such Lender (and Section 2.01 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. Any payment by a Lender pursuant to this paragraph to purchase a participation in a Swingline Loan shall not constitute a Revolving Loan and shall not relieve the Borrowers of their obligation to repay such Swingline Loan.

Section 2.04. Letters of Credit.

(a) Existing Letters of Credit. On the Funding Date, without further action by any party hereto, each Fronting Bank that has issued an Existing Letter of Credit shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from such Fronting Bank, a participation in each Existing Letter of Credit equal to such Lender’s Pro Rata Share of (1) the aggregate amount available to be drawn under such Existing Letter of Credit and (2) the aggregate amount of any outstanding reimbursement obligations in respect thereof. Such participations shall be on all the same terms and conditions as participations granted in Additional Letters of Credit under Section 2.04(e). With respect to each Existing Letter of Credit (i) if the relevant Fronting Bank has, prior to the Funding Date, sold a participation therein to a Lender, such Lender and Fronting Bank agree that such participation shall be automatically cancelled on the Funding Date and (ii) if the relevant Fronting Bank has, prior to the Funding Date, sold a participation therein to any bank or financial institution that is not a Lender, such participation shall be cancelled upon the Administrative Agent receiving the written consent of such bank or financial institution prior to the Funding Date as contemplated by Section 4.02(k).

(b) Additional Letters of Credit. Subject to the terms and conditions set forth herein, the Borrowers may request the issuance of Additional Letters of Credit, in a form reasonably acceptable to the Administrative Agent and the relevant Fronting Bank, at any time and from time to time during the period beginning on the Effective Date and ending on the thirtieth day prior to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the letter of credit application and any related documentation submitted by the Borrowers to, or entered into by the Borrowers with, the relevant Fronting Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Any such Additional Letter of Credit may at the election of the Borrowers recite that it is issued for the account of a Restricted Subsidiary of the Company, and may be issued in whole or in part to support payment of obligations of such Subsidiary, none of which shall in any way affect the obligations of the Borrowers hereunder and under the other Loan Documents with respect to such Additional Letter of Credit.

(c) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of an Additional Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Fronting Bank) to the relevant Fronting Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a letter of credit application in the form of Exhibit G requesting the issuance of an Additional Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Additional Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the relevant Fronting Bank, the Borrowers also shall submit a letter of credit application in a form reasonably acceptable to the relevant Fronting Bank in connection with any request for an Additional Letter of Credit. An Additional Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure in respect of Letters of Credit issued by the relevant Fronting Bank shall not exceed its Fronting Sublimit (unless otherwise agreed by such Fronting Bank from time to time), (ii) the L/C Exposure shall not exceed the L/C Sublimit and (iii) the Total Outstandings shall not exceed the Maximum Facility Availability. Within the foregoing limits and subject to the terms and conditions set forth herein, the relevant Fronting Bank agrees to issue such Additional Letters of Credit (or amend, renew or extend an outstanding Letter of Credit, as the case may be).

(d) Expiration Date. Each Additional Letter of Credit shall expire at or prior to the close of business on the date one (1) year after the date of the issuance of such Additional Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension). If the Borrowers so request, the relevant Fronting Bank shall issue an Additional Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant Fronting Bank to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant Fronting Bank, the Borrowers shall not be required to make a specific request to the relevant Fronting Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant Fronting Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the first anniversary of the Maturity Date; provided that the relevant Fronting Bank shall not permit any such extension if (i) it has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied.

(e) Participations. By the issuance of an Additional Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Fronting Bank or the Lenders, the relevant Fronting Bank hereby grants to each Lender, and each Lender hereby acquires from such Fronting Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Fronting Bank, such Lender’s Pro Rata Share of each L/C Disbursement made by such Fronting Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that such participations by a Lender shall not be construed as a waiver of any claims such Lender may have against the relevant Fronting Bank for bad faith, gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction).

(f) Reimbursement. If any Fronting Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:30 p.m., New York City time, on the date that such L/C Disbursement is made, if the Borrowers shall have received notice of such L/C Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 12:30 p.m., New York City time, on the Business Day immediately following the day that the Borrowers receive such notice; provided that the Borrowers may, subject to the conditions to the Borrowing set forth herein, request in accordance with Section 2.02 or 2.03 that such payment be financed with a Borrowing of Base Rate Loans or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Pro Rata Share thereof (the “Unreimbursed Amounts”). Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Pro Rata Share of the payment then due from the Borrowers, in the same manner as provided in Section 2.01 with respect to Loans made by such Lender (and Section 2.01 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Fronting Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Fronting Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Fronting Bank, then to such Lenders and such Fronting Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse a Fronting Bank for any L/C Disbursement (other than the funding of Base Rate Loans or Swingline Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such L/C Disbursement.

(g) Obligations Absolute. The Borrowers’ obligation to reimburse L/C Disbursements as provided in Section 2.04(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Fronting Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Lenders nor any Fronting Bank, nor any of their Agent-Related Persons shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Fronting Bank; provided that the foregoing shall not be construed to excuse the relevant Fronting Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Fronting Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Fronting Bank (as finally determined by a court of competent jurisdiction), such Fronting Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Fronting Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. Each Fronting Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The relevant Fronting Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy or other electronic communication) of such demand for payment and whether such Fronting Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Fronting Bank and the Lenders with respect to any such L/C Disbursement.

(i) Interim Interest. If any Fronting Bank shall make any L/C Disbursement, then, unless the Borrowers shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrowers reimburse such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Borrowers fail to reimburse such L/C Disbursement when due pursuant to Section 2.04(f), then Section 2.08(f) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Fronting Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.04(f) to reimburse such Fronting Bank shall be for the account of such Lender to the extent of such payment.

(j) Replacement of Fronting Bank. Any Fronting Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Fronting Bank and the successor Fronting Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Fronting Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Fronting Bank pursuant to Section 2.09(b). From and after the effective date of any such replacement, (i) the successor Fronting Bank shall have all the rights and obligations of the Fronting Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Fronting Bank” shall be deemed to refer to such successor or to any previous Fronting Bank, or to such successor and all previous Fronting Banks, as the context shall require. After the replacement of a Fronting Bank hereunder, the replaced Fronting Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Fronting Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue Letters of Credit and, for the avoidance of doubt, no Letter of Credit issued by it prior to such replacement shall be renewed or extended.

(k) Cash Collateralization. If any Event of Default shall occur and be continuing and the maturity of the Revolving Loans shall be accelerated or the Commitments terminated as provided in Article VIII, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrowers shall deposit Cash Collateral in the Cash Collateral Account in an amount equal to 105% of the L/C

Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, if any Letters of Credit remain outstanding and undrawn on the Maturity Date and a “backstop letter of credit” reasonably acceptable to the relevant Fronting Bank shall not have been provided as collateral for such Letters of Credit. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Such Cash Collateral, if any, shall, pending its application as provided below, be invested by the Administrative Agent, at the Borrowers’ risk and expense, in repurchase obligations with respect to United States of America Treasury securities or other high-quality overnight or short-term investments (which may include certificates of deposit of the Administrative Agent), and any interest earned through the investment of such deposits shall be for the Borrowers’ account and shall be added to the deposits held by the Administrative Agent under this Section and applied as provided herein. Monies in such account shall be applied by the Administrative Agent to reimburse the applicable Fronting Bank for L/C Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Exposure at such time or, subject to the consent of the Required Lenders and the applicable Fronting Bank, be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide Cash Collateral hereunder as a result of the occurrence of an Event of Default, such Cash Collateral, together with any interest earned thereon (to the extent not applied as aforesaid), shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived. If the Borrowers Cash Collateralize (or post acceptable backstop letters of credit for) Letters of Credit with expiry dates subsequent to the Maturity Date in accordance with this subsection at a time when no Event of Default exists, the Lenders shall be discharged on the Maturity Date from their obligations with respect to such Letters of Credit to the same extent as if such Letters of Credit had been fully drawn and such drawings are fully reimbursed by the Borrowers on the Maturity Date.

Section 2.05. Prepayments.

(a) Optional.

(i) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part without premium or penalty, upon giving telephonic notice (which shall be confirmed promptly in writing (including telecopy or other electronic communication)) to the Administrative Agent (which shall promptly provide a copy to each Lender): (A) before 12:30 p.m., New York City time, at least two (2) Business Days prior to prepayment, in the case of Eurodollar Rate Loans, (B) before 10:00 a.m., New York City time, on the date of prepayment, in the case of Base Rate Loans and (C) before 12:00 p.m., New York City time, on the date of prepayment, in the case of Swingline Loans; provided, however, that (x) each such partial prepayment of Eurodollar Rate Loans or Base Rate Loans shall be in an integral multiple of $1,000,000, (y) each such partial prepayment of Eurodollar Rate Loans shall be in a minimum principal amount of $10,000,000 and (z) each such partial prepayment of Swingline Loans shall be in a minimum principal amount of $100,000 and an integral multiple of $100,000.

(ii) On the date of any termination or reduction of the Total Commitment pursuant to Section 2.06, the Borrowers shall pay or prepay so much of the Revolving Loans as shall be necessary in order that the Total Outstandings will not exceed the Maximum Facility Availability after giving effect to such termination or reduction.

(iii) Except to the extent otherwise specified by the Borrowers when making a prepayment, all prepayments under this Section 2.05(a) of Revolving Loans shall be applied to outstanding Base Rate Loans up to the full amount thereof and then shall be applied to outstanding Eurodollar Rate Loans up to the full amount thereof.

(iv) All prepayments under this Section shall be subject to Section 3.05 but otherwise made without premium or penalty. All prepayments of Eurodollar Rate Loans shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

(b) Mandatory.

(i) Upon the receipt by (or for the account of) any Borrower of Net Proceeds in respect of any Prepayment Event, the Borrowers shall prepay the Loans in an amount equal to the lesser of (A) the outstanding principal amount of the Loans and (B) such Net Proceeds in accordance with (and subject to) subsection (c) below. Each such prepayment shall be required to be made not later than the fifth Business Day following receipt of such Net Proceeds; provided that if the Net Proceeds in respect of any Prepayment Event arising from a Covered Asset Sale are less than $25,000,000 or the Net Proceeds in respect of any Prepayment Event arising from a Casualty Event do not constitute Major Casualty Proceeds, no such prepayment shall be required until the amount of such Net Proceeds, together with the amount of all other Net Proceeds in respect of Prepayment Events arising from Covered Asset Sales or Casualty Events, respectively, in respect of which no prepayment under this subsection (b) shall have theretofore been made because such Net Proceeds aggregated less than $25,000,000 or did not constitute Major Casualty Proceeds, as applicable, are equal to at least $25,000,000 or constitute Major Casualty Proceeds.

(ii) If at any date the Total Outstandings exceed the Maximum Facility Availability calculated as of such date, then not later than the next succeeding Business Day, the Borrowers shall prepay the Loans in an amount equal to or greater than such excess (and if the amount of such excess is greater than the then aggregate outstanding principal amount of the Loans, the Borrowers shall Cash Collateralize outstanding Letters of Credit in accordance with Section 2.04(k) to the extent necessary) so that the Total Outstandings no longer exceed the Maximum Facility Availability.

(iii) During each Cash Dominion Period, all amounts collected in the Cash Dominion Account will be applied to the prepayment of Loans in accordance with (and subject to) subsection (c) below.

(c) Application of Prepayments.

(i) Each payment of principal of the Loans shall be applied first to any outstanding Swingline Loans until the Swingline Loans shall have been repaid in full and then to Revolving Loans.

(ii) Each payment of principal of the Revolving Loans shall be applied ratably to the respective Revolving Loans of all Lenders.

(iii) Each payment of principal of the Revolving Loans pursuant to subsection (b) above shall be applied to outstanding Base Rate Loans up to the full amount thereof and then to outstanding Eurodollar Rate Loans up to the full amount thereof.

(iv) Each payment of principal of Eurodollar Rate Loans pursuant to subsection (b)(i) or (ii) above shall be made together with interest accrued and unpaid on the amount repaid to the date of payment.

(d) Each payment of the Eurodollar Rate Loans shall be applied to such Borrowings as the Borrowers may designate (or, failing such designation, as determined by the Administrative Agent).

(e) For the avoidance of doubt, no prepayment shall result in any reduction of the Lenders’ Commitments hereunder.

Section 2.06. Termination and Reduction of Commitments and Swingline Facility.

(a) Unless previously terminated, the Commitments and the Swingline Facility shall be automatically and permanently terminated on the Maturity Date.

(b) Upon at least three (3) Business Days’ prior irrevocable notice to the Administrative Agent (notice of which the Administrative Agent shall promptly provide to each Lender), the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 and (ii) no such termination or reduction shall be made (A) which would reduce the Total Commitment to an amount less than the Total Outstandings or (B) which would reduce any Lender’s Commitment to an amount that is less than such Lender’s Outstanding Amount. Notwithstanding the foregoing, a notice of termination or reduction of the Total Commitment delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other debt incurrences, equity issuances or asset sales, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Each reduction in the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.07. Repayment of Loans. The Borrowers hereby agree that the outstanding principal balance of each Loan shall be payable on the Maturity Date; provided that on each date that a Revolving Loan is made, the Borrowers shall prepay all Swingline Loans borrowed prior to such date and then outstanding.

Section 2.08. Interest.

(a) Each Base Rate Loan shall bear interest at a rate per annum equal to the sum of the Applicable Rate plus the Base Rate. Interest on each Base Rate Loan shall be payable on each applicable Interest Payment Date. The Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(b) Each Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Loan plus the Applicable Rate. Interest on each Eurodollar Rate Loan shall be payable on each applicable Interest Payment Date (and upon termination of the Commitments). The Eurodollar Rate for each Interest Period shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly advise the Borrowers and each Lender of such determination.

(c) Each Swingline Loan shall bear interest at the rate per annum applicable to Base Rate Loans as provided in paragraph (a) above.

(d) Interest on each Loan shall accrue from and including the date on which such Loan is made and to but excluding the date such Loan is repaid or prepaid.

(e) If pursuant to Section 2.05(c)(iii), Eurodollar Rate Loans are prepaid and re-borrowed on the same day as contemplated by the proviso to Section 2.02(a), such Eurodollar Rate Loans shall continue to have the same Eurodollar Rate for the same Interest Period and the same Interest Payment Date applicable thereto as before such prepayment, and the provisions of Section 3.05 shall be inapplicable to such prepayment.

(f) Subject to Section 2.08(g), if the Borrowers shall default in the payment of any amount due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrowers shall on demand pay accrued and unpaid interest at the Default Rate from and including the date of such default on such defaulted amount up to (but not including) the date of actual payment of such amount due (after as well as before judgment), to the extent permitted by law.

(g) If (i) an Event of Default pursuant to Section 8.01 shall have occurred and be continuing and (ii) the Administrative Agent shall have delivered written notice to the Borrowers upon the instruction of the Required Lenders that interest shall be charged at the Default Rate, the Borrowers shall pay interest on amounts due hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate from and including the date of such Event of Default, up to (but not including) the date of actual payment, to the fullest extent permitted by applicable Law. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

Section 2.09. Fees.

(a) The Borrowers agree to pay to each Lender, through the Administrative Agent, on the second Business Day following each March 31, June 30, September 30 and December 31 from and after the Funding Date, commencing on the first such day occurring after the Effective Date, and on the third Business Day following the date on which the Commitment of such Lender shall be terminated as provided herein, a fee (the “Unused Commitment Fee”) equal to the sum of the Monthly Commitment Fees for each month or fraction thereof occurring during the quarter then ended (or other period commencing on the Funding Date or ending on the Maturity Date or any date on which the Commitment of such Lender shall be terminated, as applicable); provided that any Unused Commitment Fee accrued with respect to any of the Commitments of a Defaulting Lender (other than a Lender deemed a Defaulting Lender solely under clause (c) of the definition thereof) during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable so long as such Lender shall be a Defaulting Lender except to the extent that such Unused Commitment Fee shall otherwise have been due and payable prior to such time; provided further that no Unused Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender (other than a Lender deemed a Defaulting Lender solely under clause (c) of the definition thereof) so long as such Lender shall be a Defaulting Lender. The Unused Commitment Fee shall be computed on the basis of the actual number of days elapsed over a year of three hundred and sixty (360) days (including the first day but excluding the last day). The Unused Commitment Fee due to each Lender shall commence to accrue on the Effective Date and shall cease to accrue on the earlier of the Maturity Date and the termination of the Commitment of such Lender as provided herein.

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee (the “L/C Fee”) with respect to its participations in Letters of Credit, which shall accrue at the Applicable L/C Margin on the daily amount of such Lender’s L/C Exposure (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the Funding Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any L/C Exposure, and (ii) to each Fronting Bank, as applicable, a fronting fee (the “L/C Issuance Fee”), which shall accrue at a rate of 0.25% per annum on the average daily amount of the aggregate amount available for drawing under all outstanding Letters of Credit issued by such Fronting Bank during the period from and including the Funding Date to but excluding the later of the date of termination of the Commitments and the date on which no Letters of Credit issued by such Fronting Bank remain outstanding. The L/C Fees and the L/C Issuance Fees shall be payable on the second Business Day following each March 31, June 30, September 30 and December 31, commencing on the first such date after the Funding Date; provided that all such fees shall be payable on the third Business Day following the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. All L/C Fees and L/C Issuance Fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, collateral management, agency and administrative fees (the “Administrative Fees”) at the times and in the amounts heretofore agreed between them.

(d) The Borrowers agree to pay to each Co-Collateral Agent, for its own account, collateral management, agency and administrative fees (the “Collateral Agency Fees”) at the times and in the amounts heretofore agreed between them.

(e) The Borrowers agree to pay on the Effective Date to the Administrative Agent, for its own account and for the accounts of the Joint Lead Arrangers, the Joint Bookrunners, the other Agents and the Lenders, fees in the amounts heretofore mutually agreed (the “Effective Date Fees”).

(f) The Borrowers agree to pay on the Funding Date to the Administrative Agent, for its own account and for the accounts of the Joint Lead Arrangers, the Joint Bookrunners, the other Agents and the Lenders, fees in the amounts heretofore mutually agreed (the “Funding Date Fees”).

(g) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, to the relevant Fronting Bank or among the Lenders. The Administrative Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent directly and the Collateral Agency Fees shall be paid on the dates due, in immediately available funds, to each Co-Collateral Agent directly.

Section 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “base rate” shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360)-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Evidence of Indebtedness.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent upon reasonable notice, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Class and Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a) shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12. Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m., New York, New York time, on the date specified herein. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless a Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the applicable Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to such Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of the applicable Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon such Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or such Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrowers’ Agent with respect to any amount owing under this Section 2.12 shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swingline Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 10 of the U.S. Security Agreement.

Section 2.13. Pro Rata Treatment. Each Borrowing of Revolving Loans, each payment of the Unused Commitment Fee (other than with respect to a Defaulting Lender as provided under Section 2.09) and each reduction of the Total Commitment shall be allocated among the Lenders in accordance with their respective Pro Rata Shares. Except as required under Section 3.02, each payment or prepayment of principal of any such Borrowing and each continuation or conversion of any such Borrowing shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans comprising such Borrowing. Each payment of interest on any such Borrowing shall be allocated pro rata among the Lenders in accordance with the respective amounts of accrued and unpaid interest on their outstanding Loans comprising such Borrowing. Each payment of interest on any Swingline Borrowing or L/C Disbursement shall be allocated in accordance with Sections 2.03 and 2.04, respectively.

Section 2.14. Sharing of Payments. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment (voluntary or involuntary) in respect of any Revolving Loans or participations in L/C Disbursements or Swingline Loans as a result of which the unpaid principal portion of its Revolving Loans or participations in L/C Disbursements or Swingline Loans shall be proportionately less than the unpaid principal portion of the Revolving Loans or participations in L/C Disbursements or Swingline Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Loans or participations in L/C Disbursements or Swingline Loans of such other Lender, so that the aggregate unpaid principal amount of such Revolving Loans or participations in L/C Disbursements or Swingline Loans and participations in the foregoing held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Revolving Loans or participations in L/C Disbursements or Swingline Loans then outstanding as the principal amount of its Revolving Loans or participations in L/C Disbursements or Swingline Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all such Revolving Loans or participations in L/C Disbursements or Swingline Loans outstanding prior to such exercise of such banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or adjustments shall be made pursuant to this Section 2.14 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section 2.14 shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in L/C Disbursements or Swingline Loans to any Assignee or Participant other than a Borrower or any Affiliate thereof. Each Borrower expressly consents to the foregoing arrangements and agrees, to the fullest extent it may effectively do so under applicable law, that any Lender holding a participation in a Revolving Loan made to it or participations in L/C Disbursements or Swingline Loans deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Revolving Loan directly to such Borrower in the amount of such participation.

Section 2.15. Optional Increase In Commitments. Following the earlier of (i) the date on which Successful Syndication (as defined in the ABL Facility Fee Letter) is achieved and (ii) the date that is ninety (90) days after the Funding Date, the Borrowers, may, if they so elect, increase the aggregate amount of the Commitments, either by designating a financial institution not theretofore a Lender (a

“New Lender”) to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld or delayed), or by agreeing with an existing Lender that such Lender’s Commitment shall be increased. Upon execution and delivery by the Borrowers and such Lender or other financial institution of an instrument in form reasonably satisfactory to the Administrative Agent, such existing Lender shall have a Commitment as therein set forth or such other financial institution shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder; provided:

(a) that the Borrowers shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Lenders;

(b) the conditions set forth in Sections 4.03(b) and (c) shall be satisfied both on and as of the date of such notice and on and as of the effective date of any increase in Commitments pursuant to this Section 2.15;

(c) that any such increase shall be in an amount greater than or equal to $25,000,000;

(d) that immediately after such increase is made, the aggregate amount of increases in the Commitments pursuant to this Section 2.15, shall not exceed $250,000,000; and

(e) that the Borrowers may elect to increase the aggregate amount of the Commitments pursuant to this Section 2.15 no more than ten (10) times in total.

On the effective date of any increase in the aggregate amount of the Commitments pursuant to this Section 2.15, (i) each New Lender shall pay to the Administrative Agent an amount equal to its pro rata share of the aggregate outstanding Revolving Loans (and funded participations, if any, in Letters of Credit and Swingline Loans) and (ii) any Lender (an “Increasing Lender”) whose Commitment has been increased shall pay to the Administrative Agent an amount equal to the increase in its pro rata share of the aggregate outstanding Revolving Loans (and funded participations as above), in each case such payments shall be for the account of each other Lender. Upon receipt of such amount by the Administrative Agent, (A) each other Lender shall be deemed to have ratably assigned that portion of its outstanding Loans that is being reduced to the New Lenders and the Increasing Lenders in accordance with such Lender’s new Commitment or the increased portion thereof as applicable, (B) the Administrative Agent shall promptly distribute to each other Lender its ratable share of the amounts received by the Administrative Agent pursuant to this paragraph and (C) the participations of the Lenders in outstanding Swingline Loans and Letters of Credit shall be determined in accordance with their Commitments after giving effect to such increase.

Section 2.16. Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.09(a);

(ii) with respect to any L/C Exposure or Swingline Exposure of such Defaulting Lender that exists at the time a Lender becomes a Defaulting Lender or thereafter:

(A) all or any part of such Defaulting Lender’s L/C Exposure and its Swingline Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.03 are satisfied at such time and (y) such reallocation does not cause the Outstanding Amount of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment;

(B) if the reallocation described in clause (ii)(A) above cannot, or can only partially, be effected, each Fronting Bank and the Swingline Lender, in its discretion may give, through the Administrative Agent, a Committed Loan Notice pursuant to Section 2.02(a) in order to (i) reimburse an outstanding L/C Disbursement, (ii) repay an outstanding Swingline Loan, and/or (iii) Cash Collateralize the obligations of the Borrowers in respect of outstanding Letters of Credit or Swingline Loans, in each case, in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or Swingline Loan (after giving effect to any partial reallocation pursuant to clause (ii)(A) above);

(C) if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s L/C Exposure pursuant to Section 2.16(a)(ii)(B) then the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(b) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized;

(D) if the L/C Exposure and/or Swingline Exposure of the Non-Defaulting Lenders is reallocated pursuant to Section 2.16(a)(ii)(A), then the fees payable to the Lenders pursuant to Section 2.09(a) and (b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Pro Rata Share (calculated without regard to such Defaulting Lender’s Commitment); and

(E) if any Defaulting Lender’s L/C Exposure and/or Swingline Exposure is neither reimbursed, repaid, Cash Collateralized nor reallocated pursuant to this Section 2.16(a)(ii), then, without prejudice to any rights or remedies of the Fronting Banks, the Swingline Lender or any other Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Exposure and/or Swingline Exposure) and letter of credit fees payable under Section 2.09(b) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Fronting Banks and the Swingline Lender, pro rata, until such L/C Exposure and/or Swingline Exposure is Cash Collateralized, reallocated and/or repaid in full.

(b) So long as any Lender is a Defaulting Lender, (i) no Fronting Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrowers in accordance with Section 2.16(a), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.04(e) (and Defaulting Lenders shall not participate therein) and (ii) the Swingline Lender shall not be required to advance any Swingline Loan, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders.

(c) In the event that the Administrative Agent, the Borrowers, Fronting Bank and Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Disbursements and/or Swingline Exposures of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans, Commitments and/or Obligations of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share of the Total Outstandings.

ARTICLE III.

Taxes, Increased Costs Protection and Illegality

Section 3.01. Taxes.

(a) Except as required by law, any and all payments by or on behalf of any Loan Party to or for the account of any Fronting Bank, any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes. If a Loan Party or other applicable withholding agent shall be required by any Laws to withhold or deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to or for the account of any Fronting Bank, any Agent or any Lender, (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required withholdings or deductions of Indemnified Taxes or Other Taxes (including withholdings or deductions applicable to additional sums payable under this Section 3.01) have been made, each Fronting Bank, Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions of Indemnified Taxes or Other Taxes been made, (ii) such Loan Party or other applicable withholding agent shall make such withholdings or deductions, (iii) such Loan Party or other applicable withholding agent shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable Law and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if a Loan Party made the withholding or deduction, such Loan Party shall furnish to the affected Agent, Fronting Bank or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

(b) The Loan Parties agree to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible, mortgage recording or similar taxes or charges or levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”) except for any such tax (“Assignment Tax”) that results both from an assignment or participation by a Lender or Participant and from a connection between the jurisdiction imposing such tax and such Lender or Participant (other than any connections arising solely from such Lender or Participant having executed, delivered, been a party to, received or perfected a security interest under or performed its obligations under, received payment under, enforced, or engaged in any other transaction pursuant to this Agreement or any other Loan Document).

(c) Each Loan Party jointly and severally agrees to indemnify and hold harmless each Fronting Bank, each Agent and each Lender, within fifteen (15) days after demand is made therefor, for (i) the full amount of Indemnified Taxes and Other Taxes (including Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 3.01) payable by such Fronting Bank, such Agent or such Lender (including Indemnified Taxes or Other Taxes imposed directly on the Fronting Bank, Agent or Lender) whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (ii) any expenses (excluding any Excluded Taxes) arising therefrom or with respect thereto. A certificate (including copies of documentation from any relevant taxing authority or copies of such other appropriate documentation as reasonably determined by the relevant Fronting Bank, Agent or Lender) as to the amount of such payment or liability delivered to a Loan Party by a Fronting Bank, Agent or Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Fronting Bank, Agent or Lender, shall be conclusive absent manifest error.

(d) Any Lender entitled to an exemption from or reduction of withholding Tax or backup withholding Tax, with respect to payments under this Agreement shall deliver to the Borrowers (and the Administrative Agent) at any time or times reasonably requested by any Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or otherwise reasonably requested by such Borrower or the Administrative Agent to permit such payments to be made without such withholding Tax or at a reduced rate.

Without limiting the foregoing, each Lender shall, to the extent it is legally entitled to do so, (i) on or prior to the Effective Date in the case of each Lender that is a signatory hereto, (ii) on or prior to the date of the Assignment and Assumption pursuant to which such Lender becomes a Lender, (iii) on or prior to the date on which any such form or certification expires or becomes obsolete or incorrect, (iv) after the occurrence of any event involving such Lender that requires a change in the most recent form or certification previously delivered by it to the Borrowers and the Administrative Agent and (v) from time to time if reasonably requested by any Borrower or the Administrative Agent, provide the Administrative Agent and the Borrowers with two (2) completed originals of each of the following, as applicable:

(i) in the case of a Lender that is not a Foreign Lender with respect to the United States, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto) certifying that it is not subject to U.S. federal backup withholding under Section 3406 of the Code; or

(ii) in the case of a Lender that is a Foreign Lender with respect to the United States:

(A) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(B) a complete and executed U.S. Internal Revenue Service Form W-8ECI (or any successor forms);

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit N, or any other form approved by the Administrative Agent and the Borrowers, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Credit Agreement are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms);

(D) to the extent such Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), a complete and executed U.S. Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit N, Form W-9, and/or other certification documents from each beneficial owner, as applicable; or

(E) any other form prescribed by any applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by any applicable Law to permit any Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

If any Fronting Bank, Agent or Lender, which is otherwise exempt from or subject to a reduced rate of withholding Tax, becomes subject to United States withholding Taxes because of its failure to deliver a form required hereunder, the relevant Loan Party shall use commercially reasonably efforts to take such steps as reasonably requested by such Fronting Bank, Agent or Lender to assist such Fronting Bank, Agent or Lender in recovering such Taxes at the Fronting Bank, Agent or Lender’s expense. The preceding sentence shall not be construed to require any Loan Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Fronting Bank, Agent, Lender or any other Person.

(e) Each Agent shall, to the extent it is legally entitled to do so, provide the Borrowers with, (a) with respect to any amount received on behalf of the Lenders, one completed original of IRS Form W-9, (b) with respect to any fee received by such Agent under the Loan Documents for its own account, one completed original of IRS Form W-9 or applicable W-8 and (c) any other documentation reasonably requested by any Borrower as will permit any payment of such fee to be made without withholding or at a reduced rate of withholding; provided that on the Effective Date the Agents shall provide to the Borrowers the following correct, complete and duly executed documents, as applicable, an IRS Form W-9 or W-8ECI that eliminates all U.S. federal withholding and backup withholding taxes with respect to any fees to be received by any Agent under the Loan Documents. Thereafter and from time to time, each Agent shall, to the extent it is legally entitled to do so, provide the Borrowers such additional duly completed and signed copies of one or more of such forms (or such successor forms) or documentations on or prior to the date on which any such form or documentation expires or becomes obsolete or incorrect.

(f) Any Fronting Bank, Lender or Agent claiming any additional amounts or indemnification payments pursuant to this Section 3.01 shall use its reasonable efforts (if requested by a Borrower) to change the jurisdiction of its Lending Office or take other steps (in each case, at such Borrower’s expense) if such a change or other steps would reduce any such additional amounts or indemnification payments (or any similar amount that may thereafter accrue) and would not, in the reasonable judgment of such Lender or Agent, be materially disadvantageous to such Fronting Bank, Lender or Agent.

(g) If any Fronting Bank, Lender or Agent determines, in its sole good faith discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Borrower pursuant to this Section 3.01, it shall promptly remit the portion of such refund to the applicable Loan Party that will leave it in no better or worse after-tax position (taking into account all out-of-pocket expenses of the Fronting Bank, Lender or Agent, as the case may be, than if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance); provided that the Loan Parties, upon the request of the Fronting Bank, Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. This clause (g) shall not be construed to require any Fronting Bank, Lender or Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(h) For the avoidance of doubt, any payments made by the Administrative Agent to a Lender shall be treated as payments made by the applicable Loan Party for purposes of this Section 3.01.

Section 3.02. Illegality. If any Lender determines that any Law has made it unlawful or otherwise prohibited, or that any Governmental Authority has asserted that it is unlawful or otherwise prohibited, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrowers’ Agent through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may in compliance with applicable Law continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not in compliance with applicable Law continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the applicable Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar or other applicable deposits are not being offered to banks in the London interbank Eurodollar market, or other applicable market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrowers’ Agent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending Committed Loan Notice of, conversion to or continuation of such Eurodollar Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a Committed Loan Notice of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender or any Fronting Bank determines that as a result of a Change in Law after the Effective Date, or such Lender’s or such Fronting Bank’s compliance therewith, there shall be any increase in the cost to such Lender or such Fronting Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans or any Letters of Credit or any participations therein or a reduction in the amount received or receivable by such Lender or such Fronting Bank in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Excluded Taxes and (ii) reserve requirements contemplated by Section 3.04(c)), then from time to time within fifteen (15) days after demand by such Lender or such Fronting Bank setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender or such Fronting Bank such additional amounts as will compensate such Lender or such Fronting Bank for such increased cost or reduction.

(b) If any Lender or any Fronting Bank determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Effective Date, or compliance by such Lender or such Fronting Bank (or such Lender’s or such Fronting

Bank’s Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or such Fronting Bank or any corporation controlling such Lender or such Fronting Bank as a consequence of such Lender’s or such Fronting Bank’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s or such Fronting Bank’s desired return on capital), then from time to time upon demand of such Lender or such Fronting Bank setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender or such Fronting Bank such additional amounts as will compensate such Lender or such Fronting Bank for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrowers shall pay to each Lender and, as the case may be, each Fronting Bank, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each applicable Eurodollar Rate Loan of the Borrowers equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error) and (ii) as long as such Lender or such Fronting Bank shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurodollar Rate Loans or the Letters of Credit or participations therein of the Borrowers, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan or Letter of Credit or participation therein by such Lender or such Fronting Bank (as determined by such Lender or such Fronting Bank in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrowers shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender or such Fronting Bank. If a Lender or such Fronting Bank fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender or any Fronting Bank to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s or such Fronting Bank’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrowers, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Offices to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan of a Borrower on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan of such Borrower on the date or in the amount notified by such Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; provided that no amount shall be payable by any Borrower pursuant to this Section 3.05 during any Cash Dominion Period with respect to the amount of any prepayment which is reborrowed on the same day as contemplated by the proviso to Section 2.02(a).

For purposes of calculating amounts payable by any Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent, any Fronting Bank or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrowers’ Agent setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent, such Fronting Bank or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s or any Fronting Bank’s claim for compensation under Section 3.01, 3.02, 3.03, 3.04 or 3.05, no Borrower shall be required to compensate such Lender or such Fronting Bank for any amount incurred more than one hundred and twenty (120) days prior to the date that such Lender or such Fronting Bank notifies such Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such one hundred and twenty (120) day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender or any Fronting Bank requests compensation by a Borrower under Section 3.04, such Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurodollar Rate Loans, or, if applicable, to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurodollar Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03, 3.04 or 3.05 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to any Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

Section 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then such Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign without recourse pursuant to Section 10.07 (with the assignment fee to be paid by the Borrowers in each such instance) all of its rights and obligations under this Agreement to one or more Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to such Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents and (B) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, (x) the Lender being replaced shall have the option of withdrawing such claims, in which case such Lender shall not be required to make such assignment and (y) such assignment, if effected, will result in a reduction in such compensation or payments.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and (ii) deliver any Notes evidencing such Loans to the applicable Borrower or to the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment, L/C Exposure, Swingline Exposure and outstanding Loans, (B) all obligations of such Borrower owing to the assigning Lender relating to the Loans, L/C Exposure, Swingline Exposure or Commitments so assigned (including any amounts owed under Section 2.05, assuming for this purpose (in the case of a Lender being replaced pursuant to Section 3.07(a)(i) or (iii)) that the Loans of such Lender were being voluntarily prepaid) shall be paid in full at par by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, L/C Exposure, Swingline Exposure or Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) In the event that (i) any Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires either the agreement of all or all affected Lenders or the agreement of the Lenders having aggregate Credit Exposures representing at least 66 2/3% of the sum of all Credit Exposures in accordance with the terms of Section 10.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08. Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Total Commitment and repayment of all other payment Obligations hereunder.

ARTICLE IV.

Conditions Precedent

Section 4.01. Conditions to the Effective Date. The effectiveness of this Agreement and the availability of the Commitments of the Lenders shall be subject to the satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party to the extent such Loan Party is a party thereto, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement (including by all Lenders party hereto) and each other Loan Document (except the Collateral Documents not otherwise identified herein, the Notes, the Junior Lien Intercreditor Agreement and documents to be delivered after the Funding Date pursuant to Section 6.14(a));

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party executing documents on the Effective Date as the Administrative Agent may reasonably require (and as have been notified to each Borrower no later than three (3) Business Days before the Effective Date) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party or is to be a party on the Effective Date;

(iii) a certificate, dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each Borrower and each other Loan Party in the jurisdiction of its organization (to the extent legally applicable in such jurisdiction);

(iv) (A) the executed legal opinion of Cadwalader, Wickersham & Taft LLP, special U.S. counsel to the Company and the other Loan Parties, substantially in the form of Exhibit H-1 with respect to the Loan Documents delivered as of the Effective Date;

(B) the executed legal opinion of Baker Botts LLP, special U.S. counsel to the Company and the other Loan Parties, substantially in the form of Exhibit H-2 with respect to the Loan Documents delivered as of the Effective Date;

(C) the executed legal opinion of Clifford Chance LLP, special Dutch counsel to the Company, substantially in the form of Exhibit H-3 with respect to the Loan Documents delivered as of the Effective Date;

(D) the executed legal opinion of Gerald A. O’Brien, Deputy General Counsel to the Borrowers, substantially in the form of Exhibit H-4 with respect to the Loan Documents delivered as of the Effective Date; and

(v) a certificate signed by a Principal Financial Officer attesting to the Solvency of the Loan Parties (taken as a whole) after giving effect pro forma to the Transactions.

(b) The Senior Notes shall have been issued and funded in a face amount not to exceed approximately $2,800,000,000 and the proceeds thereof shall have been (or shall be substantially contemporaneously herewith) deposited into an escrow account.

(c) The Senior Term Loan Facility shall be (or shall contemporaneously herewith become) effective and funded in an amount not to exceed $500,000,000 and the proceeds thereof shall have been (or shall be substantially contemporaneously herewith) deposited into an escrow account, pursuant to duly executed documents reasonably acceptable to the Administrative Agent.

(d) The European Securitization shall be (or shall contemporaneously herewith become) committed, subject to final documentation.

(e) Certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions, as applicable, in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems reasonably necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens to be satisfied or discharged on the Funding Date pursuant to the Plan of Reorganization or Permitted Liens.

(f) Each Lender shall have received all documentation and other information mutually agreed to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Public Law 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), including the information described in Section 10.20, at least five (5) Business Days prior to the Effective Date.

(g) The representations and warranties of each Borrower and each other Loan Party contained in Article V (other than with respect to the Collateral Documents) shall be true and correct in all material respects on and as of the Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(h) Except as disclosed in the Audited Financial Statements, since December 31, 2009, no event, occurrence, development or state of circumstances or facts has had or would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect.

(i) The Co-Collateral Agents shall have received, and be satisfied in all respects with, an Appraisal Report and a field examination report with respect to the Available Inventory, and such Appraisal Report and field examination report shall each be dated no earlier than 120 days prior to the Effective Date.

(j) The Administrative Agent shall have received prior to or substantially simultaneously with the Effective Date, reimbursement for the expenses to be received on the Effective Date pursuant to the terms of this Agreement (to the extent invoices for such expenses have been provided at least three (3) Business Days prior to the Effective Date.

Notwithstanding anything to the contrary contained in any Loan Document, Schedules 1.01C, 1.01D, 1.01K, 1.01L, 1.01M, 5.08 and 5.11 delivered by the Loan Parties for the Loan Documents on the Effective Date may be subsequently, amended, supplemented or otherwise modified on or prior to the Funding Date, to reflect changes arising from the transactions described in the Plan of Reorganization including to make administrative adjustments to such schedules required to accurately reflect the information set forth therein.

Section 4.02. Conditions to the Funding Date. The obligations of the Lenders and the Fronting Banks to make the Loans, assume the Existing Letters of Credit and issue Additional Letters of Credit under this Agreement shall not become effective until the date on which each of the following conditions precedent has been (or shall substantially simultaneously be) satisfied (or waived in accordance with Section 10.01), which date shall not be more than 120 days after the Effective Date:

(a) (1) The issuance by the Bankruptcy Court of a final order (x) reasonably satisfactory to each of the Joint Lead Arrangers and the Joint Bookrunners (i) confirming the Plan of Reorganization in accordance with section 1129 of the Bankruptcy Code and (ii) approving and authorizing the transactions contemplated by this Agreement, the other Loan Documents and the Plan of Reorganization and otherwise not inconsistent with the provisions hereof and thereof (the “Confirmation Order”) and (y) that is in full force and effect, has not been stayed pending appeal, reversed, vacated or otherwise modified in a manner not reasonably satisfied to each of the Joint Lead Arrangers and the Joint Bookrunners and (2) other than satisfaction or waiver of the conditions precedent to this Agreement and other conditions to be satisfied substantially simultaneously therewith, satisfaction of all conditions precedent to effectiveness of the Plan of Reorganization in a manner reasonably satisfactory to each of the Joint Lead Arrangers and the Joint Bookrunners.

(b) Except as contemplated by the Plan of Reorganization, including transfers to certain litigation and environmental trusts, (i) the Company shall directly or indirectly own subsidiaries that own all of the assets and businesses directly or indirectly owned by

LyondellBasell AF S.C.A. and its subsidiaries immediately prior to the consummation of the transactions contemplated by such Plan of Reorganization, (ii) each Borrower shall directly or indirectly own subsidiaries that own all or substantially all of the U.S.-based assets and businesses directly or indirectly owned by the Company and its subsidiaries immediately following the consummation of the transactions contemplated by such Plan of Reorganization and (iii) the cash expenditures to be made in respect of Specified Claims pursuant to such Plan of Reorganization shall not exceed $1,200,000,000.

(c) The execution and delivery of (i) the Collateral Documents providing a first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties in the ABL Facility Collateral and a second priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties in the Collateral (other than the ABL Facility Collateral), in each case, in accordance with the Collateral and Guaranty Requirement, and in each case, subject to Permitted Liens, (ii) the Junior Lien Intercreditor Agreement and (iii) a Note executed by each Borrower in favor of each Lender that has requested a Note more than three (3) Business Days prior to the Funding Date.

(d) No Default or Event of Default shall have occurred and be continuing under this Agreement.

(e) Prior to or substantially simultaneously with the satisfaction of the other conditions precedent hereto, receipt of proceeds by the Company from the issuance of common equity, pursuant to a rights offering or otherwise, of not less than $2,800,000,000.

(f) Substantially simultaneously with the Funding Date, the respective parties shall have executed and delivered documents relating to the other elements of the Exit Financing, and the conditions to effectiveness thereunder shall have been satisfied or waived by the parties thereto, and funds shall have been borrowed or received pursuant to offerings (as necessary to consummate the Plan of Reorganization), as follows:

(i)	the Senior Notes in an aggregate principal amount not to exceed approximately $2,800,000,000;

(ii)	the Senior Term Loan Facility in an aggregate principal amount not to exceed approximately $500,000,000;

(iii)	the release of the proceeds of the Senior Term Loan Facility and the Senior Notes that were deposited into an escrow account on the Effective Date;

(iv)	the European Securitization, which shall be substantially similar in terms of facility size to the existing European securitization facility of the Company and its Subsidiaries provided that the conditions to effectiveness may be satisfied and initial funding under the European Securitization may occur after the Funding Date; and

(v)	Plan Roll-Up Notes in an aggregate principal amount of not more than approximately $3,250,000,000, with the obligors, collateral, interest rate, maturity, amortization, principal amount and other material terms summarized under Schedule 1.01B; provided that the terms of the Plan Roll-Up Notes (including any replacement or refinancing thereof) may differ from those described in Schedule 1.01B at the Funding Date in any manner that would be permissible under the Senior Notes Indenture following the Effective Date.

(g) After giving effect to the consummation of the Plan of Reorganization, a Change of Control will not have occurred.

(h) The Administrative Agent’s receipt of (i) customary legal opinions and (ii) customary officers’ certificates.

(i) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.07 (including, without limitation, flood insurance coverage) and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured (other than with respect to policies issued by OIL Insurance Limited), in form and substance reasonably satisfactory to the Administrative Agent.

(j) After giving effect to any Credit Extension on such date, Total Outstandings shall not exceed the Maximum Facility Availability on such date.

(k) The Administrative Agent shall have received evidence satisfactory to it that each participation in an Existing Letter of Credit granted by the relevant Fronting Bank to a bank or financial institution that is not a Lender has been cancelled on or before the Funding Date as contemplated by Section 2.04(a).

(l) The Administrative Agent shall receive, either prior to or substantially simultaneously with the Funding Date, the fees to be received on the Funding Date referred to herein (to the extent invoices for such fees have been provided at least three (3) Business Days prior to the Funding Date) and in the Fee Letters (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent and all reasonable out-of-pocket costs incurred in connection with the negotiation of the Loan Documents with respect thereto).

(m) The Co-Collateral Agents shall have received, and be satisfied in all respects with, an Appraisal Report and a field examination report with respect to the Available Inventory, and such Appraisal Report and field examination report shall each be dated no earlier than 120 days prior to such date.

(n) The Co-Collateral Agents shall have received, and be satisfied in all respects with, a completed Borrowing Base Certificate as of a date no earlier than thirty (30) days prior to such date and signed by a Principal Financial Officer.

(o) Excess Availability shall be not less than $750,000,000.

(p) The Administrative Agent shall have received certified copies of UCC lien searches or equivalent reports or searches, each of a recent date listing any financing statements, lien notices or comparable documents that name any Borrower as debtor and that are filed in those state jurisdictions in which any Borrower is organized.

(q) The Administrative Agent shall have received an executed “Acknowledgement of Receipt of Notice” for each such acknowledgement provided to the Borrowers not less than ten

(10) Business Days prior to the Funding Date in connection with any “Notice of Special Flood Hazards, Flood Insurance Purchase Requirements, and Availability of Federal Disaster Relief Assistance” or similar notice required to be delivered by a Lender pursuant to 12 C.F.R. 339.9(a) (as amended from time to time) with respect to loans secured by a building or mobile home located or to be located in a special flood hazard area.

Section 4.03. All Borrowings. On the date of each Credit Extension, the obligations of the Lenders to make Loans, the obligation of the Swingline Lender to make Swingline Loans and the obligation of the Fronting Banks to issue, amend, renew or extend any Letter of Credit hereunder shall be subject to the satisfaction of the following conditions:

(a) The Administrative Agent or the relevant Fronting Bank shall have received a notice of such Credit Extension as required by Sections 2.02, 2.03 or 2.04, as applicable.

(b) The representations and warranties of the Borrowers set forth in the Loan Documents shall be, on and as of the date of such Credit Extension, true and correct in all material respects with the same effect as though made on and as of such date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(c) At the time of such Credit Extension, no event has occurred and is continuing, or would result from such Credit Extension or from the application of the proceeds therefrom which constitutes an Event of Default or a Default.

(d) After giving effect to such Credit Extension, Total Outstandings will not exceed the Maximum Facility Availability on such day.

(e) The making of such Borrowing or the issuance of such Letter of Credit, shall not violate any material requirement of law binding upon the Borrowers and shall not be enjoined temporarily, preliminarily or permanently.

(f) Each Credit Extension shall be deemed to constitute a representation and warranty on the date of such Credit Extension as to the applicable matters specified in paragraphs (b), (c), (d) and (e) of this Section.

ARTICLE V.

Representations and Warranties

Each of the Company and each Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Subject to the Agreed Security Principles and Legal Reservations, each Loan Party and each Significant Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing, in each case where such concept exists, under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite constitutional, corporate or other similar power and authority to (i) own or lease its material assets and carry on its business substantially as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing, in each case where such concept exists, under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) in any material way, conflict with or result in any breach or contravention of or the creation of any Lien under (other than as permitted by Section 7.06), or require any payment to be made under, (i) except payments as set forth in the funds flow memorandum dated the Funding Date and delivered to the Administrative Agent, which shall be consistent with the Plan of Reorganization and the other documentation governing the Transactions, any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order in any material way, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in any material way; or (c) violate any material Law in any material way; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention, violation or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. Subject to the Agreed Security Principles and Legal Reservations, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary for or required of a Loan Party in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof subject to the Intercreditor Agreements) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, notices, consents and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document dated on or prior to the date this representation is made has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document dated on or prior to the date this representation is made constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity and the Legal Reservations, (ii) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (other than those pledges made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary).

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) On the Effective Date, the Audited Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein. During the period from December 31, 2009 to and including the Effective Date, there has been (x) no sale, transfer or other disposition by the Company or any of its Subsidiaries of any material part of the business or property of the Company or any of its Subsidiaries, taken as a whole, and (y) no purchase or other acquisition by the Company or any of its Subsidiaries of any business or property (including any Equity Interest of any other Person) material in relation to the consolidated financial condition of the Company and its Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Effective Date.

(b) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries which have been furnished to the Administrative Agent prior to the Effective Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) Since December 31, 2009, there has been no event or circumstance that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.07. Ownership of Property; Liens.

(a) Each Loan Party and each of its Subsidiaries has good record fee simple title (or otherwise holds full legal (and, if applicable, beneficial) ownership under applicable Law) to, or valid leasehold interests in, or easements or other limited property interests in, all material Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except for (x) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and (y) Liens permitted under Section 7.06 (other than such Liens permitted pursuant to clause (15) of the definition of Permitted Liens) and except where the failure to have such title could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) As of the Effective Date and Funding Date after giving effect to the transactions described in the Plan of Reorganization, Schedule 7 to the Perfection Certificate dated the Effective Date contains a true and complete list of each interest in material Real Property owned or ground leased by the Loan Parties and describes the type of interest therein held by each such entity.

Section 5.08. Environmental Matters. In each case, except as set forth on Schedule 5.08,

(a) There are no claims, actions, suits, proceedings, demands, notices or, to the knowledge of any Loan Party and each of its Subsidiaries, investigations alleging actual or potential liability of any Loan Party or its Subsidiaries under or for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except for items that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of their respective Subsidiaries and each of their Real Property, other assets and operations are in compliance with all applicable Environmental Laws, including all Environmental Permits; (ii) none of the properties currently or, to the knowledge of any Loan Party or any of its Subsidiaries, formerly, owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the National Priority List under CERCLA, or the German register of contaminated sites (Altlaster register) or any analogous list maintained pursuant to any Environmental Law; (iii) all asbestos or asbestos-containing material on, at or in any property or facility currently owned, leased or operated by any Loan Party or any of its Subsidiaries is in compliance with Environmental Laws; and (iv) to the knowledge of each Loan Party, there has been no Release of Hazardous Materials by any Person on, at, under or from any property or facility currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and there has been no Release of Hazardous Materials by any Loan Party or any of its Subsidiaries at any other location.

(c) The properties and facilities owned, leased or operated by the Loan Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require investigation or other response or corrective action under or (iii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations, actions and/or liabilities, individually or in the aggregate, could, reasonably be expected to result in a Material Adverse Effect.

(d) None of the Loan Parties or their Subsidiaries is undertaking or financing, in whole or in part, either individually or together with other potentially responsible parties, any investigation, response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any property, facility or location pursuant to any Environmental Law except for such investigation, response or other corrective action that, individually or in the aggregate, could not, reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored (collectively, “Managed”) by any Loan Party or any of their Subsidiaries at, or transported by or on behalf of any Loan Party or any of their Subsidiaries to or from, any property or facility currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries have been Managed or transported in a manner which could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties or any of their Subsidiaries has contractually assumed, and is not subject or a party to any judgment, order, decree or agreement which imposes, any liability or obligation under or relating to any Environmental Law.

Section 5.09. Taxes.

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Loan Parties and each of their respective Subsidiaries has (i) timely filed all Tax returns required to be filed and each such Tax return is true and correct in all respects and (ii) timely paid all Taxes levied or imposed upon it or its properties (whether or not shown on a Tax return) and satisfied all of its Tax withholding obligations, except (a) Taxes that are currently being contested in good faith by appropriate proceedings and reserves in compliance with GAAP with respect thereto have been provided on its books and (b) Taxes or Tax returns of a Loan Party or one of its Subsidiaries the obligation of which to pay or file has been discharged or deferred in bankruptcy.

Section 5.10. ERISA Compliance.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each ERISA Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur and (ii) neither any Loan Party, any Subsidiary nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(b), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except where noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities and (ii) neither any Loan Party nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

Section 5.11. Subsidiaries; Equity Interests.

As of the Effective Date and the Funding Date (after giving effect to the transactions described in the Plan of Reorganization and any part of the Transaction that is consummated on or prior to the Effective Date and the Funding Date), no Loan Party has any Subsidiaries other than dormant or inactive entities and those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.06. As of the Effective Date and the Funding Date, Schedules 1(a) and 9(a) and (b) to the Perfection Certificate set forth the name, jurisdiction and ownership interest of each Loan Party in each direct Domestic Subsidiary or any direct, material Foreign Subsidiary which is not dormant or inactive, including the percentage of such ownership, and no such entities have any direct or indirect Significant Subsidiaries.

Section 5.12. Margin Regulations; Investment Company Act.

(a) No Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used for any purpose that violates Regulation U.

(b) None of the Borrowers, any Person Controlling any Borrower, or any Subsidiary of any Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13. Disclosure. As of the Effective Date, to the best of the Loan Parties’ knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or, as at the Effective Date only, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.14. Anti-Terrorism Laws.

(a) To the best knowledge of the Loan Parties organized in the United States, no such Loan Party nor any Subsidiary thereof: (i) is, or is controlled by or is acting on behalf of, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(b) Each of the Loan Parties organized in the United States and, to the best of such Loan Parties’ knowledge, each Subsidiary thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

Section 5.15. Intellectual Property; Licenses, etc. Each of the Loan Parties and their Subsidiaries own, license or otherwise possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, trade secrets, know-how, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are material to the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the best of the Loan Parties actual knowledge, the operation of the businesses as currently conducted by each of the Loan Parties and their Subsidiaries does not infringe upon any IP Rights held by any Person and no other Person is infringing on their IP Rights except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation brought against any Loan Party alleging the infringement or misuse of any IP Rights or otherwise relating to IP Rights is pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or any of its Subsidiaries, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, (i) each Loan Party owns and possesses the right to use the IP Rights identified with such Loan Party’s name on Schedule 11(a) or 11(b), as applicable, to the Perfection Certificate, and (ii) the registrations and applications listed on Schedules 11(a) and 11(b) are valid and in full force and effect, except, in each case, to the extent failure to own or possess such right to use or of such registrations to be valid and in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.16. Solvency. On the Effective Date, the Loan Parties (taken as a whole) after giving pro forma effect to the Transaction, are Solvent.

Section 5.17. Use of Proceeds. The proceeds of Loans to be made hereunder shall be used for general corporate purposes, including working capital. In addition, the Company represents and covenants that it, any director, officer, agent, employee, parent or affiliate will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any affiliate, subsidiary, officer, agent, employee, joint venture partner or other Person, to make any offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value directly or indirectly to or for the benefit of any public official including any foreign official (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office or for a third party to benefit any of the foregoing, if doing so would violate the law of any applicable jurisdiction including the FCPA and the U.K. Prevention of Corruption Act of 1906.

Section 5.18. Security Documents.

(a) Subject to the Agreed Security Principles and Legal Reservations, the Collateral Documents are or in the case of each Collateral Document delivered pursuant to Sections 4.02, 6.12 and 6.14, upon execution and delivery thereof, will be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of the relevant Secured Parties directly, as applicable), legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and registration achieved (if applicable), (ii) when all appropriate filings, recordings, endorsements, notarizations, stamping, registrations and/or notifications are made as required under applicable Law and (iii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Agreements), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral, in each case subject to no Liens other than Liens permitted hereunder and with the priority required by the Collateral Documents (subject to the Junior Lien Intercreditor Agreement).

(b) When the Security Agreement governed by U.S. Law or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder (to the extent intended to be created thereby) in the IP Rights to the extent that a security interest can be created under Article 9 of the UCC and can be perfected by the filing of a financing statement in accordance therewith, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity), in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered patents and copyrights acquired by the grantors thereof after the Effective Date).

(c) Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) in any Equity Interest of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law.

Section 5.19. No Unlawful Contributions or Other Payments. As of the Effective Date, except as otherwise disclosed in Schedule 1.01B, neither the Company, Lyondell nor any of their subsidiaries nor, to the knowledge of the Company, any Borrower, any director, officer, agent, employee or affiliate of the Company, any Borrower or any of their subsidiaries, is aware of or, has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA and any applicable anti-corruption law, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and any applicable anti-corruption law. As of the Effective Date, except as otherwise disclosed in Schedule 1.01B, to the knowledge of the Company, any Borrower and their affiliates have conducted their businesses in compliance with the FCPA and any applicable anti-corruption law and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 5.20. No Conflict with Money Laundering Laws. As of the Effective Date, except as otherwise disclosed in Schedule 1.01B, the operations of the Company, Lyondell and their subsidiaries (together with the conduct of any director, officer, employee, agent or affiliate of the Company, Lyondell and their respective subsidiaries), to the knowledge of the Borrowers, are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Borrower or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, any Borrower or any of their respective Subsidiaries, threatened. As of the Effective Date, except as otherwise disclosed in Schedule 1.01B, to the knowledge of the Company, any Borrower and their affiliates have conducted their businesses in compliance with the Money Laundering Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 5.21. No Conflict with OFAC Laws. As of the Effective Date, except as otherwise disclosed in Schedule 1.01B, neither the Company, Lyondell nor any of their subsidiaries (collectively (for purposes of this paragraph only), the “Company”) or, to the knowledge of the Company, any director, officer, employee, agent, affiliate or representative of the Company is an individual or entity currently the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions. As of the Effective Date, the Company represents that it has not directly or indirectly used, the proceeds of the Loans, or lent, contributed or otherwise made available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Restricted Party, or in Burma/Myanmar, Cuba, Iran, North Korea, Sudan, or any other country or territory that, at the time of such funding, was the subject of Sanctions, or in any other manner that would result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. As of the Effective Date, except as otherwise disclosed in Schedule 1.01B, to the knowledge of the Company, any Borrower and their affiliates have conducted their businesses without violation of the Sanctions and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. The Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any affiliate, subsidiary, officer, agent, employee, joint venture partner or other Person, for the purpose of financing the activities of any Person subject to any U.S. sanctions administered by OFAC.

ARTICLE VI.

Affirmative Covenants

From and after the Funding Date, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent obligations not yet accrued and payable) hereunder that is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (and not Cash Collateralized in accordance with Section 2.04(k)), each of the Company and each Borrower shall, and the Company shall cause each of its Restricted Subsidiaries, to:

Section 6.01. Financial Statements.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within one hundred twenty (120) days (or such earlier date on which the Company is required to make any public filing of such information) after the end of each Fiscal Year of the Company beginning with the Fiscal Year 2010, a consolidated (and to the extent that any Subsidiaries of the Company are designated as Unrestricted Subsidiaries at the time of delivery, a consolidating) balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated (and consolidating, if applicable) statements of income and retained earnings and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on without material qualification (including any “going concern” or like qualification) by an independent registered public accounting firm of nationally recognized standing;

(b) (1) Deliver to the Administrative Agent for prompt further distribution to each Lender (as soon as available, but in any event within sixty (60) days (ninety (90) days in the case of the first two (2) fiscal quarters of the Fiscal Year ending December 31, 2010) (or, in any case, such earlier date on which the Company is required to make any public filing of such information), after the end of each of the first three (3) fiscal quarters of each Fiscal Year, a consolidated (and to the extent that any Subsidiaries of the Company are designated as Unrestricted Subsidiaries at the time of delivery, consolidating) balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated (and consolidating, if applicable) statements of income and cash flows, each for such fiscal quarter and the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all certified (subject to normal quarterly and year-end adjustments) as to fairness of presentation and consistency by a Principal Financial Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal quarterly and year-end audit adjustments and the absence of footnotes and (2) deliver to the Administrative Agent for each Lender, promptly, any other information, documents and other reports which the Company or any Subsidiary is (when registered) required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c) Deliver to the Administrative Agent for prompt further distribution to each Lender, promptly, and in any event no later than thirty (30) days after the end of each Fiscal Year, a consolidated budget for the following Fiscal Year prepared by the Company for approval by its Board of Directors and the following two Fiscal Years (including (A) a projected consolidated cashflow statement and profit and loss account of financial position of the Company and its Subsidiaries as of the end of each such Fiscal Year, (B) in respect of each principal operating division of the Company and its Subsidiaries, an income statement beginning with EBITDA by business group and (C) a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”); and

(d) During any Enhanced Reporting Period, deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within thirty (30) days after the end of each month, a consolidated balance sheet of the Company and its Subsidiaries, and the related consolidated statements of income and cash flows, each for such month and the portion of the Fiscal Year then ended, setting forth in each case in comparative form (1) the figures for the corresponding month of the previous Fiscal Year and (2) the figures for the corresponding portion of the previous Fiscal Year.

Notwithstanding the foregoing, the obligations to deliver financial statements pursuant to Section 6.01(a) or (b) will be satisfied with respect to financial information of the Company by furnishing (A) the applicable financial statements of the Company or (B) the Company’s Form 10-K or 10-Q, as applicable, filed with the SEC or prior to (or in lieu of any such requirement to file with the SEC, such equivalent information is made public by the Company in compliance with such corresponding obligations under the Senior Notes) plus consolidating financial information, if any, required to be delivered pursuant to Section 6.01(a) or (b), as applicable; provided that, with respect to each of clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 6.01(a), all such materials to be reported on without material qualification (including any “going concern” or like qualification) by an independent registered public accounting firm of nationally recognized standing.

Documents required to be delivered pursuant to Sections 6.01 and 6.02(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company (or any direct or indirect parent of the Company) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another website identified in the notice provided pursuant to the next succeeding paragraph of this Section 6.01, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a)(i) to the Administrative Agent; provided, however, that if such Compliance Certificate is first delivered by electronic means, the date of such delivery by electronic means shall constitute the date of delivery for purposes of compliance with Section 6.02(a)(i). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent, the Joint Lead Arrangers and/or the Joint Bookrunners will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company hereby agrees that it will identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Company Materials marked

“PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent, the Joint Lead Arrangers and and/or the Joint Bookrunners shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 6.02. Certificates; Other Information.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender:

(i) no later than five (5) days after the delivery of the financial statements required by Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Principal Financial Officer;

(ii) together with the delivery of each Compliance Certificate delivered in connection with the delivery of financial statements required under Section 6.01(a) pursuant to clause (i) above, (A) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (B) a list of each Subsidiary of the Company that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming there has been no change since the date of the last such certificate; and

(iii) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent, on behalf of the Lenders, may from time to time reasonably request. Any such information furnished to the Administrative Agent shall be subject to the confidentiality provisions of Section 10.08 hereof and shall be identified as “PUBLIC,” as appropriate, in accordance with Section 6.01.

(b) Upon request by the Administrative Agent (which request shall be provided not later than the date on which the financial statements are due pursuant to paragraph (a) of Section 6.01), representatives of senior management of the Company reasonably agreed by the Administrative Agent and the Company shall give a presentation in each Fiscal Year (commencing with Fiscal Year 2011) to the Lenders within thirty (30) days after the Company has delivered its financial statements pursuant to Section 6.01(a) about the business, financial performance and prospects of the Company and its Subsidiaries.

Section 6.03. Notices. Promptly after a Responsible Officer of a Loan Party has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Company (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. The Administrative Agent shall promptly communicate any notice received under this Section 6.03 to each Lender.

Section 6.04. Payment of Obligations. Timely pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05. Preservation of Existence, etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing, where such concept exists), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of each of clause (a) and (b) above, (i) to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.07.

Section 6.06. Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07. Maintenance of Insurance. Maintain with reputable insurance companies, insurance with respect to its assets, properties and business against loss or damage to the extent available on commercially reasonable terms of the kinds customarily insured against by Persons of similar size engaged in the same or similar industry, of such types and in such amounts (after giving effect to any self-insurance (including captive industry insurance) reasonable and customary for similarly situated Persons of similar size engaged in the same or similar businesses as the Company and the Restricted Subsidiaries) as are customarily carried under similar circumstances (including flood insurance) by such other Persons to the extent available to the Company and the Restricted Subsidiaries on commercially reasonable terms. Each such insurance policy shall name the Administrative Agent as additional insured (other than with respect to policies issued by Oil Insurance Limited) and “loss payee,” as applicable. For the avoidance of doubt, if any portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto) for which the Company and the Restricted Subsidiaries are eligible, then the Company and the Restricted Subsidiaries shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with applicable rules and regulations promulgated pursuant to such Act.

Section 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.09. Compliance with Environmental Laws; Environmental Reports.

(a) Comply, and cause all lessees and other Persons occupying Real Property to comply with all Environmental Laws and Environmental Permits applicable to its operations, facilities and Real Property, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; obtain and renew all material Environmental Permits applicable to its operations, facilities and Real Property, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; and conduct all responses required by, and in accordance with, Environmental Laws, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that neither the Company nor any of its Restricted Subsidiaries shall be required to undertake any response to the extent that its obligation to do so is being contested in good faith and, as appropriate, by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 5.08 or Section 6.09(a) shall have occurred and be continuing for more than twenty (20) days without the Company commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within forty-five (45) days after such request, at the expense of the Company or the Borrowers, an environmental assessment report regarding the matters which are subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or response to address them.

Section 6.10. Books and Records. Maintain proper books of record and account, which reflect all material financial transactions and matters involving the assets and business of the Loan Parties or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.11. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent or the Required Lenders or, as provided in the second proviso below, any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records as is reasonably specified, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.11 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year at the Borrowers’ expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.11, at all times during such visits and inspections, the Administrative Agent or any Lender (or their respective representatives or contractors) must comply with all applicable site regulations as the Company or its Subsidiaries or any of their respective officers or employees may require by reasonable notice of the same.

Section 6.12. Additional Collateral; Additional Guarantors.

(a) Subject to this Section 6.12 and Section 6.14(b) and to the Agreed Security Principles, with respect to (x) any property located in the United States (excluding Equity Interests not subject to the delivery obligations of Section 6.12(b) pursuant to the terms thereof, to the extent such Equity Interests are deemed “located in the United States” for any reason) or (y) material property, in respect of IP Rights, in the case of (x) or (y), acquired after the Funding Date by any Loan Party that is a Domestic Subsidiary that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within one hundred and twenty (120) days after the acquisition thereof or such later time as the Administrative Agent acting reasonably and in good faith, agrees to) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent shall reasonably deem necessary or advisable in good faith to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties or to the relevant Secured Parties directly, as applicable, a Lien on such property subject to no Liens other than Liens permitted pursuant to Section 7.06, and (ii) take all commercially reasonable actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested in good faith by the Administrative Agent. Each Borrower shall otherwise take such commercially reasonable actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority (subject to the Junior Lien Intercreditor Agreement) of the Lien of the Collateral Documents on such after-acquired properties.

(b) Subject to the Agreed Security Principles with respect to any Person that is or becomes a direct, first-tier Subsidiary of the Company or a Loan Party that is a Domestic Subsidiary (other than a securitization entity of a Loan Party) after the Funding Date, promptly (and in any event within one hundred and twenty (120) days after such Person becomes such a Subsidiary or such later time as the Administrative Agent, acting reasonably and in good faith, agrees to) (i) subject to the Junior Lien Intercreditor Agreement, deliver to the Administrative Agent all certificates representing the Equity Interests (to the extent certificated) of such Subsidiary owned by such Loan Party that are required to be pledged pursuant to the Collateral and Guaranty Requirement and together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all existing intercompany notes other than (x) held by any securitization entity or Basell Sales & Marketing B.V. or (y) which on an individual basis do not exceed €10,000,000 owing from such Subsidiary to any Loan Party that is a Domestic Subsidiary and required to be pledged pursuant to the Collateral and Guaranty Requirement, together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party or, if necessary to perfect a Lien under applicable Law, by means of an applicable Collateral Document, create a Lien on such Equity Interests and intercompany notes in favor of the Administrative Agent on behalf of the Secured Parties and (ii) cause any such new Subsidiary that is required to be a Guarantor under the Collateral and Guaranty Requirement (A) to execute a joinder agreement reasonably acceptable to the Administrative Agent or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Collateral Documents (including the applicable Security Agreement or Guarantee Agreement), substantially in the form annexed thereto, and (B) to take all actions necessary or advisable in the reasonable opinion of the Administrative Agent to cause the Lien created by the applicable Collateral Documents (including the Security Agreement) to be duly perfected to the extent required by such agreement in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested in good faith by the Administrative Agent.

(c) Subject to the Agreed Security Principles, in the case of a Loan Party that is a Domestic Subsidiary, promptly grant to the Administrative Agent, within one hundred and twenty (120) days of the acquisition thereof or such longer period as the Administrative Agent may determine, acting reasonably and in good faith, a Mortgage on each parcel of Real Property located in the U.S. and owned in fee or otherwise with legal title in, or ground leased by, such Loan Party as is acquired by such Loan Party after the Funding Date and that, together with any improvements thereon, individually has a fair market value of at least $25,000,000 as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted hereunder).

(i) Subject to the Agreed Security Principles, in the case of a Loan Party that is a Domestic Subsidiary promptly grant to the Administrative Agent, within one hundred and twenty (120) days of the acquisition thereof or such longer period as the Administrative Agent may determine acting reasonably and in good faith, a Mortgage in form reasonably satisfactory to the Administrative Agent on each pipeline easement and other similar Real Property (except any such easement or other similar Real Property as would be excluded from the grant set forth in Section 2.1 of the applicable Mortgage in the penultimate paragraph therein) as is acquired by such Loan Party that is a Domestic Subsidiary after the Funding Date as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted hereunder).

(ii) Such Mortgages shall be subject to the Agreed Security Principles and the Legal Reservations and satisfy the Collateral and Guaranty Requirement, and the Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by Law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent and/or the Secured Parties required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Subject to the Agreed Security Principles, such Loan Party that is a Domestic Subsidiary shall otherwise take such commercially reasonable actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a title policy), a survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage; provided that, no title policy, survey or legal counsel opinion shall be required with respect to any pipeline easement or similar Real Property.

(d) The foregoing shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as (i) in the reasonable judgment of the Administrative Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (ii) the creation or perfection of such pledges or security interests would violate third party contracts existing as of the Effective Date or applicable Law. The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrowers, that perfection cannot be accomplished using commercially reasonable efforts by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

(e) Notwithstanding the foregoing provisions of this Section 6.12 or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to this Section 6.12 shall be subject to the Agreed Security Principles, the Legal Reservations and exceptions and limitations set forth in the Collateral Documents as in effect on the Effective Date and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Company. Notwithstanding the foregoing provisions of this Section 6.12 or anything in this Agreement or any other Loan Document to the contrary, any direct, first-tier Restricted Subsidiary of the Company or any other Domestic Subsidiary of any Borrower that Guarantees any Junior Financing shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness.

Section 6.13. ERISA. Promptly after any Loan Party or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate

(including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would reasonably be expected to have a Material Adverse Effect, deliver to the Administrative Agent and each of the Lenders a certificate of a Principal Financial Officer setting forth details as to such occurrence and the action, if any, that the Loan Party or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Loan Party, such ERISA Affiliate, the PBGC, an ERISA Plan participant (other than notices relating to any individual participant’s benefits) or the ERISA Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code (or Section 430 of the Code as amended by the Pension Protection Act of 2006) with respect to an ERISA Plan; that an ERISA Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that an ERISA Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate an ERISA Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against a Loan Party or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to an ERISA Plan; that the PBGC has notified a Loan Party or any ERISA Affiliate of its intention to appoint a trustee to administer any ERISA Plan; that a Loan Party or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to an ERISA Plan; or that a Loan Party or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of an ERISA Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

Section 6.14. Further Assurances.

(a) Subject to the Agreed Security Principles, within the time periods set forth in Schedule 6.14(a) (subject to extension by the Administrative Agent in its discretion), perform each obligation and deliver each Collateral Document, in each case as set forth on Schedule 6.14(a), with respect to the matters set forth therein, duly executed by each Loan Party party thereto, together with all documents and instruments required to perfect the security interest of the Administrative Agent in and otherwise comply with the Collateral and Guaranty Requirement with respect to the Collateral (if any) free of any other pledges, security interests or mortgages, except Liens permitted hereunder.

(b) Subject to the Agreed Security Principles, promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request in good faith from time to time in order to carry out more effectively the purposes of the Collateral Documents. If the Administrative Agent or the Required Lenders determine that they are required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrowers shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(c) Each Borrower agrees promptly (and in any event within ten (10) Business Days after such change) to notify the Administrative Agent in writing of any change (i) in legal name of such Loan

Party that is a grantor under the Security Agreement, (ii) in the identity or type of organization or corporate structure of any Guarantor domiciled in any jurisdiction of the United States, or (iii) in the jurisdiction of organization or organizational identification number of any Loan Party that is a grantor under the Security Agreement.

Section 6.15. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 5.17.

Section 6.16. Know Your Customer Requests.

(a) If:

(1) there is a Change in Law after the Effective Date;

(2) there is any change in the status of a Loan Party or in the composition of the shareholders of a Loan Party after the Effective Date or any Person becomes a Loan Party after the Effective Date; or

(3) there is a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

and such event, condition or circumstance obliges the Administrative Agent or any Lender (or, in the case of paragraph (3) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, then each Loan Party shall promptly upon the request of the Administrative Agent, in its capacity as a Lender or on behalf of any Lender, to the Company supply, or procure the supply of, such documentation and other evidence as is reasonably requested in good faith by the Administrative Agent (for itself or on behalf of any Lender, or, in the case of the event described in paragraph (3) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (3) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b) Following any notification of requirement to add a Loan Party pursuant to Section 6.12, if the joinder of such additional Guarantor obliges the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Administrative Agent (for itself or on behalf of any Lender or any prospective new Lender) supply, or procure the supply of, such documentation and other evidence as is reasonably requested in good faith by the Administrative Agent (for itself or on behalf of any Lender or any prospective new Lender) in order for the Administrative Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the joinder of such Subsidiary to this Agreement as an additional Guarantor.

Section 6.17. Borrowing Base Reports.

(a) Furnish to the Co-Collateral Agents (and the Co-Collateral Agents shall thereafter deliver to each Lender), as soon as available and in any event (i) within twenty-five (25) days after the last day of each of the first three calendar months after the Effective Date and (ii) within seventeen (17) days after the last day of each calendar month thereafter, a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of the end of such calendar month, signed on behalf of the Borrowers by a Principal Financial Officer;

(b) During any Enhanced Reporting Period, furnish to the Co-Collateral Agents (and the Co-Collateral Agents shall thereafter deliver to each Lender) not later than Thursday of each calendar week (or if any Thursday is not a Business Day, the next following Business Day) a completed Borrowing Base Certificate calculating and certifying the estimated Borrowing Base as of the preceding Friday, signed on behalf of the Borrowers by a Principal Financial Officer; provided, that the Borrowers shall include an updated estimated computation of Available Inventory only in the immediate subsequent Borrowing Base Certificate delivered four (4) days or more after the fifteenth (15th) and last day of each calendar month (and each Borrowing Base Certificate shall clearly indicate the date as of which Available Inventory has been computed) and the Available Inventory for each week for which Available Inventory is not required to be calculated shall be the Available Inventory as calculated in the Borrowing Base Certificate delivered the prior week;

(c) Furnish to the Co-Collateral Agents (and the Co-Collateral Agents shall thereafter deliver to each Lender) promptly after any request therefor, such other information in such detail concerning the amount, composition and manner of calculation of the Borrowing Base as the Co-Collateral Agents may (on its own initiative or at the request of any Lender) reasonably request;

(d) Furnish to the Co-Collateral Agents (and the Co-Collateral Agents shall thereafter deliver to each Lender) as soon as practicable and in any event within five (5) Business Days after any disposition outside the ordinary course of business (including by way of casualty or condemnation) of ABL Facility Collateral having a book value exceeding $25,000,000, an updated Borrowing Base Certificate calculating (on a pro forma basis, after giving effect to such disposition and reflecting only the changes to the affected component of Eligible Inventory) and certifying such pro forma Borrowing Base as of the end of the most recent calendar month for which a Borrowing Base Certificate was delivered pursuant to clause (a) above; provided that to the extent required to be determined for the period from and after the Funding Date until the initial delivery of a Borrowing Base Certificate pursuant to Section 6.17(a) or Section 6.17(b), Excess Availability shall be determined on a pro forma basis based on the Borrowing Base Certificate delivered pursuant to Section 4.02(n). The Borrowing Base set forth in each Borrowing Base Certificate delivered with respect to each calendar month occurring after the calendar month covered by the updated Borrowing Base Certificate described in the preceding sentence and ending prior to any such disposition shall be calculated on a pro forma basis, after giving effect to such disposition;

(e) At the Borrowers’ option, no more frequently than quarterly, the Borrowers may obtain a new Appraisal Report, and the Borrowers shall submit to the Co-Collateral Agents such Appraisal Report, together with a Borrowing Base Certificate based on such Appraisal Report and otherwise complying with paragraph (a) above; and

(f) Furnish to the Administrative Agent promptly after the end of each calendar month, a report setting forth the computation of the average daily unrestricted cash of the Borrowers and their Subsidiaries (as determined by Lyondell from treasury records on a non-GAAP basis) for such calendar month.

Section 6.18. Information Regarding Collateral. Give the Administrative Agent written notice at least ten (10) days prior to (in the case of the following clause (ii) or (iii)) or within twenty (20) days after (in any other case) any change in any Borrower’s (i) name, (ii) form of organization, (iii) jurisdiction of organization, (iv) organizational number, (v) Federal Taxpayer Identification Number or (vi) address.

Section 6.19. Collateral Audit. Promptly upon request by the Administrative Agent, a Co-Collateral Agent or the Required Lenders, permit the Administrative Agent, the Co-Collateral Agents and any of their respective designated representatives (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent or the Co-Collateral Agents) to conduct evaluations and appraisals of the assets included in the Borrowing Base and the Borrowers’ computation of the Borrowing Base, all at such reasonable times and as often as reasonably requested and, except during the continuance of an Event of Default, upon at least ten (10) Business Days’ (or, during the continuance of a Reporting/Audit Triggering Event of the type described in clause (b) or (c) of the definition of “Reporting/Audit Triggering Event”, five (5) Business Days’) prior notice; provided that other than during an Enhanced Reporting Period, the Administrative Agent, the Co-Collateral Agents and their respective representatives shall conduct no more than two such collateral reviews and evaluations and no more than two such appraisals in any calendar year; provided, further, that during an Enhanced Reporting Period, the Administrative Agent, the Co-Collateral Agents and their respective representatives shall conduct no more than four (4) such collateral reviews and evaluations and no more than four (4) such appraisals during such twelve (12)-month period. The Borrowers shall pay:

(A)	the documented fees and expenses of employees or other representatives of the Administrative Agent and the Co-Collateral Agents (subject to the Collateral Audit Letters) plus such person’s reasonable out-of-pocket expenses, including travel expenses, incurred in connection with periodic collateral reviews and evaluations (or in connection with an appraisal pursuant to (B) below); and

(B)	any inventory appraisal firm retained by the Administrative Agent and the Co-Collateral Agents, in consultation with the Borrowers, to conduct any such appraisals.

The Administrative Agent, the Co-Collateral Agents and any representative designated by the Administrative Agent or the Co-Collateral Agents to conduct such collateral reviews, evaluations and appraisals shall, during any review, inspection or other activity performed at any of the Borrowers’ plant sites, (X) be accompanied at all times by a plant safety representative (and the Borrowers hereby agree to cause such a plant safety representative to be available for such purpose at such reasonable hours as may be requested and upon reasonable prior notice) and (Y) comply at all times with the Borrowers’ rules regarding safety and security to the extent that the Administrative Agent or the Co-Collateral Agents or their respective representatives have been notified of such rules. The Administrative Agent and the Co-Collateral Agents shall furnish to each Lender a copy of the final written collateral review or appraisal report prepared in connection with such review or appraisal. The Administrative Agent and the Co-Collateral Agents shall furnish to the Borrowers a copy of the final appraisal report prepared in connection with any such appraisal, and shall provide the Borrowers with a summary of the ABL Facility Collateral analysis contained in any final written collateral review, in each case not less than two (2) Business Days prior to delivery thereof to the Lenders.

Each Lender (a) is deemed to have requested that the Co-Collateral Agents furnish such Lender, promptly after it becomes available, a copy of each collateral audit or examination report and report with respect to the Borrowing Base prepared or received by the Co-Collateral Agents (each collateral audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the ABL Facility Collateral, (b) expressly agrees and acknowledges that the Co-Collateral Agents (i) do not make any representation or warranty as to the accuracy of any Report or appraisal or (ii) shall not be liable for any information contained in any Report or appraisal, (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Co-Collateral Agents or any other party or agent performing any audit or examination will inspect only specific information regarding the Borrowers and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ personnel, and (d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 10.8, and not to distribute or use any Report in any other manner.

Section 6.20. Restricted Accounts. At all times after the Funding Date cause to be maintained a system of deposit accounts complying with each of the requirements set forth below:

(a) Lockbox Accounts. All payments by or for the account of the Obligors under all Receivables of any Borrower will be deposited directly upon receipt by such Borrower to the credit of one or more of the applicable lockbox deposit accounts maintained with the Administrative Agent or another depositary bank approved in writing by the Administrative Agent (the “Depositary Bank”), and with the account numbers set forth opposite such Borrower’s name under the heading “Lockbox Accounts” in Schedule 6.20(a) (collectively, the “Lockbox Accounts”), each of which shall be under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent. No deposits from any other source will be made to the Lockbox Accounts. The Depositary Bank will be instructed to transfer all credit balances in each Lockbox Account to the Cash Dominion Account not later than the close of business on each Business Day, and no other withdrawals shall be permitted except for withdrawals authorized in writing by the Administrative Agent for ordinary course recalls or credits relating to the Receivables or as set forth in any account control agreement entered into by the Administrative Agent with respect to such Lockbox Account. Such instructions will be irrevocable without the prior written consent of the Administrative Agent.

(b) Cash Dominion Account. Each of the Borrowers will maintain a deposit account with Administrative Agent in the name of the Administrative Agent, and with such account number as set forth under the heading “Cash Dominion Account” opposite such Borrower’s name on Schedule 6.20(b) (collectively, the “Cash Dominion Account”), which shall be under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent. No amounts shall be deposited in the Cash Dominion Account except as expressly contemplated by Section 6.20(a). Subject to Section 6.20(c), all amounts in the Cash Dominion Account shall be automatically transferred to such account or accounts as the Borrowers’ Agent may designate from time to time not later than the close of business on each Business Day.

(c) Application to Repayment. During each Cash Dominion Period, all amounts deposited to the Cash Dominion Account shall be applied pursuant to the instructions of the Administrative Agent for repayment of the Loans as required under Section 2.05(b)(iii) and, so long as no Default shall then be continuing, any balance remaining after such application shall be automatically transferred to such account or accounts as the Borrowers’ Agent may designate from time to time not later than the close of business on each Business Day.

ARTICLE VII.

Negative Covenants

From and after the Funding Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent obligations not yet accrued and payable) hereunder that is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding and not Cash Collateralized, each of the Company and each Borrower shall not, nor shall the Company permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01. Indebtedness.

(1) Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) other than any Borrower or any Guarantor, to issue any shares of Preferred Stock;

provided, however, that any Borrower and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to the third paragraph of this Section 7.01, any Restricted Subsidiary of the Company that is not a Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four (4) full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net cash proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four (4)-quarter period.

The foregoing limitations do not apply to:

(a) (i) Indebtedness under the Senior Notes issued on the Effective Date, and the guarantees thereof, and (ii) an aggregate principal amount of Indebtedness outstanding in the form of any other series of notes representing First Priority Lien Obligations (“other notes”) issued in one or more tranches under the Senior Notes Indenture, and the guarantees by the Guarantors thereof, if, (x) on a pro forma basis after giving effect thereto (including a pro forma application of the proceeds thereof), the Secured Indebtedness Leverage Ratio of the Company would not exceed 2.00 to 1.00 or (y) pursuant to a Permitted Roll-Up Notes Refinancing;

(b) Indebtedness under the Plan Roll-Up Notes in an aggregate principal amount not to exceed $3,250,000,000 at any one time outstanding;

(c) Indebtedness Incurred pursuant to Credit Facilities, as follows:

(i) Indebtedness under any Credit Facilities (other than Asset Backed Credit Facilities) in the aggregate principal amount of $1,000,000,000 plus an aggregate additional principal amount of Indebtedness secured by a Lien outstanding at any one time such that on a pro forma basis (including a pro forma application of the proceeds therefrom) the Secured Indebtedness Leverage Ratio of the Company would not exceed 2.00 to 1.00; provided that (x) regardless of whether such Secured Indebtedness Leverage Ratio is satisfied, term loans may be Incurred under this subclause (c)(i) as part of a Permitted Roll-Up Notes Refinancing and (y) the availability of Indebtedness under Credit Facilities shall be reduced for a period of time as a result of a Permitted Roll-Up Notes Refinancing as provided in the definition thereof; provided further that the amount of Indebtedness that may be Incurred pursuant to this subclause (i) shall be reduced by the amount of any (x) prepayments of term loans under Credit Facilities or (y) permanent reductions of Indebtedness under any revolving credit facility (other than any such prepayments of this Agreement), in the case of each of (x) and (y) with the proceeds of an Asset Sale (other than any Asset Sale in respect of Specified ABL Facility Assets);

(ii) Indebtedness under Asset Backed Credit Facilities in an aggregate principal amount not to exceed the greater of (A) $1,750,000,000 and (B) the sum of 85% of the net book value of the accounts receivable of the Company and its Restricted Subsidiaries and 65% of the net book value of the inventory of the Company and its Restricted Subsidiaries (the “Covenant

Borrowing Base”) less (x) in the case of the calculation of the Covenant Borrowing Base under this subclause (ii) (B), the amount of the Covenant Borrowing Base that is the subject of an on balance sheet Qualified Receivables Financing (it being understood that any of the Covenant Borrowing Base that is subject to arrangements for disposition or transfer in connection with an off-balance sheet Qualified Receivables Financing shall not be included in the Covenant Borrowing Base) and (y) in the case of Indebtedness permitted to be Incurred under this subclause (ii)(B), the amount of any Indebtedness Incurred under any Oil Indexed Credit Facility; provided that any assets or property securing any Project Financing Incurred pursuant to clause (e)(ii) below shall be excluded when determining the Covenant Borrowing Base; provided further that Indebtedness that may be Incurred pursuant to this subclause (ii) shall be reduced by the amount of any permanent reductions of Indebtedness under any revolving credit facility (other than any such prepayments of revolving credit facilities Incurred pursuant to clause (c)(i) above) with the proceeds of an Asset Sale (other than any Asset Sale in respect of Specified ABL Facility Assets); provided further that, in the event of an Asset Acquisition, Indebtedness may be Incurred against the Covenant Borrowing Base pursuant to the foregoing in anticipation of the completion of such Asset Acquisition on the assumption that the Covenant Borrowing Base of the subject of the Asset Acquisition has been acquired;

(iii) Indebtedness under any Oil Indexed Credit Facility in an aggregate principal amount not to exceed $750,000,000; provided that amounts Incurred pursuant to an Oil Indexed Credit Facility will be required to reduce the amount of Indebtedness Incurred under the Covenant Borrowing Base to the extent Indebtedness in such amount as would no longer be permitted to be Incurred under subclause (ii) above (without duplication for the requirements of subclause (ii) above);

(d) Indebtedness existing on the Funding Date (other than the Senior Notes and Indebtedness described in clauses (b) and (c) above) in an aggregate principal amount not to exceed $400,000,000, after giving effect to the consummation of the Reorganization Plan, which shall have the obligors, collateral, maturity and amortization features summarized under “Description of Other Indebtedness and Financing Arrangements” in Schedule 1.01B, and guarantees of Indebtedness of Joint Ventures outstanding on the Funding Date, and operating leases of the Company and the Restricted Subsidiaries outstanding on the Funding Date to the extent characterized as a Capitalized Lease Obligation after the Funding Date;

(e) (i) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any Restricted Subsidiary, Disqualified Stock issued by the Company or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Company to finance (whether prior to or within two hundred and seventy (270) days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets); provided that Indebtedness Incurred pursuant to this clause (e)(i) is not Incurred to finance a Business Acquisition, (ii) Indebtedness Incurred in connection with any Project Financing or (iii) Indebtedness Incurred pursuant to a Catalyst Sale/Leaseback Transaction;

(f) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance or similar requirements, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(g) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with any acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(h) Indebtedness of the Company to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Borrower or a Guarantor is subordinated in right of payment to the obligations of the Company under the Loans; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (h);

(i) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (i);

(j) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Borrower or a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Borrower or a Guarantor (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries), such Indebtedness is subordinated in right of payment to the obligations of such Borrower or such Guarantor, as applicable, in respect of the Loans; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (j);

(k) Hedging Obligations that are not Incurred for speculative purposes but for the purpose of (1) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (2) fixing or hedging currency exchange rate risk with respect to any currency exchanges; (3) fixing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales; or (4) hedging the potential exposure in respect of certain executives’ and employees’ options over, or stock appreciation rights in relation to, shares of Royal Dutch Shell plc and BASF AG;

(l) (i) obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business or (ii) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any of the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(m) Indebtedness or Disqualified Stock of the Company or, subject to the third paragraph of this Section 7.01, Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Company not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (m), does not exceed the greater of $750,000,000 and 3.75% of the Consolidated Net Tangible Assets of the Company at the time of Incurrence (it being understood that any Indebtedness Incurred pursuant to this clause (m) shall cease to be deemed Incurred or outstanding for purposes of this clause (m) but shall be deemed Incurred for purposes of the first paragraph of this Section 7.01 from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this Section 7.01 without reliance upon this clause (m));

(n) Indebtedness or Disqualified Stock of the Company, any Borrower or any Subsidiary Guarantor and Preferred Stock of any Borrower or any Subsidiary Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not greater than 200% of the net cash proceeds received by the Company and its Restricted Subsidiaries since immediately after the Funding Date from the issue or sale of Equity Interests of the Company or any direct or indirect parent entity of the Company (which proceeds are contributed to the Company) or cash contributed to the capital of the Company (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Company or any of its Restricted Subsidiaries) as determined in accordance with clauses (ii) and (iii) of the definition of “Applicable Amount” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(o) any guarantee by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the obligations of such Restricted Subsidiary in respect of the Loans, as applicable, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s obligations with respect to the Loans substantially to the same extent as such Indebtedness is subordinated to the Loans or the obligations of such Restricted Subsidiary in respect of the Loans, as applicable, and (ii) if such guarantee is of Indebtedness of the Company, such guarantee is Incurred in accordance with Section 6.12(b) solely to the extent such covenant is applicable;

(p) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this Section 7.01 and clauses (a), (d), (e), (n) and (q) of this Section 7.01 or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums) and original issue discount, expenses, defeasance costs and fees in connection therewith; provided that any such Indebtedness until reclassified in accordance with this Agreement shall remain Incurred pursuant to clauses (a), (d), (e), (n) and (q), as applicable (subject to the following proviso, “Refinancing Indebtedness”), prior to its maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average

Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Loans then outstanding were instead due on such date;

(2) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Loans or the obligations of such Restricted Subsidiary in respect of the Loans, as applicable, such Refinancing Indebtedness is junior to the Loans or such obligations of such Restricted Subsidiary, as applicable, to at least same extent or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, as the case may be, of the same issuer; and

(3) shall not include (x) Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor that refinances Indebtedness of a Borrower or a Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

provided further that subclause (1) of this clause (p) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First Priority Lien Obligations;

(q) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or, subject to the third paragraph of this Section 7.01, any of its Restricted Subsidiaries (A) Incurred to finance an Asset Acquisition or (B) Incurred by a Person in connection with or anticipation of such Person becoming a Restricted Subsidiary as a result of an Asset Acquisition or to finance an Asset Acquisition or (y) a Person existing at the time such Person becomes a Restricted Subsidiary of the Company as a result of an Asset Acquisition or assumed in connection with an Asset Acquisition by the Company or a Restricted Subsidiary of the Company and, in any such case under this subclause (y), not Incurred in connection with or in anticipation of, such Asset Acquisition; provided that, in the case of clause (y), the holders of any such Indebtedness do not, at any time, have direct or indirect recourse to any property or assets of the Company or any Restricted Subsidiary other than the property or assets that are the subject of such Asset Acquisition; provided that after giving effect to such Asset Acquisition, either:

(1) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2) the Fixed Charge Coverage Ratio of the Company would be greater than immediately prior to such Asset Acquisition;

(r) Indebtedness Incurred in a Qualified Receivables Financing that is without recourse to the Company or any Restricted Subsidiary (except for Standard Securitization Undertakings);

(s) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its Incurrence;

(t) Indebtedness under any Treasury Services Agreement or any Structured Financing Transaction;

(u) Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (u), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (u), does not exceed the greater of $350,000,000 and 3.50% of the Consolidated Net Tangible Assets of the Foreign Subsidiaries at any one time outstanding (it being understood that any Indebtedness Incurred pursuant to this clause (u) shall cease to be deemed Incurred or outstanding for purposes of this clause (u) but shall be deemed Incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (u));

(v) Indebtedness of the Company or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(w) Indebtedness consisting of Indebtedness issued by the Company or a Restricted Subsidiary of the Company to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent entity of the Company to the extent described in Section 7.02(4);

(x) Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, Joint Ventures of the Company or any Restricted Subsidiary not to exceed, at any one time outstanding, the greater of $250,000,000 and 1.25% of the Consolidated Net Tangible Assets of the Company; and

(y) Indebtedness Incurred by Lyondell Basell Australia Pty Ltd. and its successors in an aggregate principal amount at any one time outstanding not to exceed $80,000,000; provided that such Indebtedness is not guaranteed by the Company or any Restricted Subsidiary of the Company organized under the laws of any jurisdiction other than Australia.

Restricted Subsidiaries that are not Guarantors may not Incur Indebtedness or issue Disqualified Stock or Preferred Stock under the first paragraph of this Section 7.01 or clauses (m) or (q)(x) (or clause (o) to the extent constituting a guarantee of Indebtedness Incurred under the first paragraph of this Section 7.01 or clauses (m) or (q)(x)) of the second paragraph of this Section 7.01 if, after giving pro forma effect to such Incurrence or issuance (including a pro forma application of the net cash proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors Incurred or issued pursuant to the first paragraph of this covenant and clauses (m) and (q)(x) (or clause (o) to the extent constituting a guarantee of Indebtedness Incurred under the first paragraph of this covenant or clauses (m) or (q)(x)) of the second paragraph of this Section 7.01, collectively, would exceed the greater of $400,000,000 and 4.0% of the Consolidated Net Tangible Assets of Restricted Subsidiaries that are not Guarantors.

For purposes of determining compliance with this Section 7.01:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (y) above or is entitled to be Incurred pursuant to the first paragraph of this Section 7.01, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 7.01; provided that Indebtedness Incurred, or committed for, under the Credit Facilities and the Plan Roll-Up Notes on or before the Funding Date or pursuant to an Oil Indexed Credit Facility shall at all times be deemed to be Incurred pursuant to Section 7.01(b) and (c); and

(2) at the time of Incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above without giving pro forma effect to the Indebtedness Incurred pursuant to the second paragraph above when calculating the amount of Indebtedness that may be Incurred pursuant to the first paragraph above.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar-equivalent), in the case of revolving credit debt; or if any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal, premium, if any, and interest on such Indebtedness, the amount of such Indebtedness and such interest and premium, if any, shall be determined after giving effect to all payments in respect thereof under such Currency Agreement; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this Section 7.01, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur pursuant to this Section 7.01 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 7.02. Restricted Payments.

Make any Restricted Payment, unless at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of Section 7.01; and

(c) the aggregate amount of Restricted Payments made after the Funding Date, including the Fair Market Value of non-cash amounts constituting Restricted Payments and Restricted Payments permitted by clauses (1), (2), (6)(b), (8), (12)(b) and (16) of the following paragraph, but excluding all other Restricted Payments permitted by the next paragraph below, shall not exceed the Applicable Amount at such time.

The foregoing provisions do not prohibit:

(1) the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or Subordinated Indebtedness of the Company, any direct or indirect parent entity of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale of Equity Interests of the Company, any direct or indirect parent entity of the Company or contributions to the equity capital of the Company or any Restricted Subsidiary (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company) (collectively, including any such contributions, “Refunding Capital Stock”), (b) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Refunding Capital Stock, and (c) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which are used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Company, any Borrower or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of any Borrower, the Company or any Guarantor that is Incurred in accordance with Section 7.01 so long as:

a. the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of, plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

b. such Indebtedness is subordinated to the Loans or such Guarantor’s obligations in respect of the Loans, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

c. such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) ninety-one (91) days following the last maturity date of any Senior Notes then outstanding, and

d. such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is ninety-one (91) days following the last maturity date of any Senior Notes then outstanding were instead due on such date;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Company or any direct or indirect parent entity of the Company held by any future, present or former employee, director or consultant of the Company, any direct or indirect parent entity of the Company or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $35,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $70,000,000 in any calendar year; provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

a. the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent entity of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent entity of the Company that occurs after the Funding Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 7.02(3)) or be used as the basis for the Incurrence of Indebtedness under Section 7.01(n), plus

b. the cash proceeds of key man life insurance policies received by the Company, any direct or indirect parent entity (to the extent contributed to the Company) of the Company or any of its Restricted Subsidiaries after the Funding Date;

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year; provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Company, any of its Restricted Subsidiaries or any direct or indirect parent entity of the Company in connection with a repurchase of Equity Interests of the Company or any direct or indirect parent entity of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.02 or any other provision of this Agreement;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or Incurred in accordance with Section 7.01 to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Funding Date; and (b) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph; provided, however, in the case of each of (a) and (b) above of this clause (6), that for the most recently ended four (4) full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $250,000,000 and 1.25% of the Consolidated Net Tangible Assets of the Company at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash received by the Company or any Restricted Subsidiary with respect to any Investment made pursuant to this clause (7);

(8) (i) Restricted Payments by the Company in an amount not to exceed $50,000,000 per annum, and (ii) following a Primary Offering only, the payment of dividends on the listed Equity Interests at a rate not to exceed 6% per annum of the net cash proceeds received by the Company or Lyondell in connection with such a Primary Offering or any subsequent Primary Offering;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed the greater of $350,000,000 and 1.75% of the Consolidated Net Tangible Assets of the Company at the time made;

(11) the payment of dividends or other distributions to any direct or indirect parent of Lyondell that files a consolidated tax return that includes Lyondell and its Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which Lyondell and/or its Restricted Subsidiaries are members) in an amount not to exceed the amount that Lyondell and its Restricted Subsidiaries would have been required to pay in respect of Federal, state or local taxes (as the case may be) if Lyondell and its Restricted Subsidiaries paid such taxes as a standalone taxpayer (or standalone group);

(12) the payment of Restricted Payments, if applicable:

a. in amounts required for any direct or indirect parent of Lyondell to pay fees and expenses (including legal, audit, tax, including franchise tax, expenses) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of any direct or indirect parent of Lyondell and general corporate operating and overhead expenses of any direct or indirect parent of Lyondell in each case to the extent such fees and expenses are attributable to the ownership or operation of Lyondell, if applicable, and its Subsidiaries;

b. in amounts required for any direct or indirect parent of the Company, if applicable to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by and treated as Indebtedness of the Company or its Restricted Subsidiaries, as applicable, Incurred in accordance with Section 7.01 (it being agreed that (i) all interest expense shall be included in the calculation of the “Fixed Charge Coverage Ratio” of the Company and (ii) no contribution of such proceeds may be included in the calculation of Restricted Payments capacity or in the amount of Indebtedness that may be Incurred based on contributions to the Company); and

c. in amounts required for any direct or indirect parent of the Company to pay fees and expenses, other than to Affiliates of the Company, related to any unsuccessful equity or debt offering of such parent that has been undertaken to finance the Company and its Subsidiaries;

(13) repurchases of Equity Interests of the Company and its Subsidiaries deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(14) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(15) Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(16) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Sections 4.06 and 4.08 of the Senior Notes Indenture; provided that, all Senior Notes tendered by the holders of the Senior Notes in connection with a Change of Control Offer, Asset Sale Offer or Collateral Asset Sale Offer (each as defined in the Senior Notes Indenture), as applicable, have been repurchased, redeemed or acquired for value in accordance with the requirements of the Senior Notes Indenture;

(17) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with Section 7.07; provided that at the time of, and after giving effect to, any such consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, no Event of Default under Section 8.01(j) shall have occurred and be continuing;

(18) any Restricted Payment made in connection with the Emergence Transactions;

(19) distributions by any Restricted Subsidiary of the Company or any Joint Venture of chemicals to a holder of Capital Stock of such Restricted Subsidiary or Joint Venture if such distributions are made pursuant to a provision in a Joint Venture agreement or other arrangement entered into in connection with the establishment of such Joint Venture or Restricted Subsidiary that requires such holder to pay a price for such chemicals equal to that which would be paid in a comparable transaction negotiated on an arm’s-length basis (or pursuant to a provision that imposes a substantially equivalent requirement); and

(20) any Restricted Payments under any Treasury Services Agreement or any Structured Financing Transaction;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (3), (6), (7), (8), (9), (10) and (12)(b) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Notwithstanding clause (10) of the second paragraph of this Section 7.02, prior to March 31, 2012 the Company will not, and will not permit any of its Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on, or in respect of, the Company’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Company or any direct or indirect parent of the Company for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of any direct or indirect parent of the Company for cash from, the Sponsors, or guarantee any Indebtedness of any Affiliate of the Company for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Sponsors, in each case by means of the exception provided by clause (10) of the second paragraph of this Section 7.02, if at the time and after giving effect to such payment, the Secured Indebtedness Leverage Ratio of the Company would be greater than 2.00 to 1.00.

Section 7.03. Dividend and Other Payment Restrictions Affecting Subsidiaries.

Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) agreements existing and contractual encumbrances or restrictions in effect on the Funding Date, including pursuant to the Senior Term Loan Facility, this Agreement, the Plan Roll-Up Notes, the European Securitization and the other Credit Facilities;

(2) the Senior Notes Indenture, the Senior Notes or the other notes permitted to be Incurred pursuant to Section 7.01(a) (including, without limitation, any Liens permitted by this Agreement or the indenture for such other notes);

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument (including those governing Capital Stock) of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 7.01 and 7.06 that limit the right of the Company or any Restricted Subsidiary to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in Joint Venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10) customary provisions contained in leases, subleases, licenses and other similar agreements entered into in the ordinary course of business;

(11) any encumbrance or restriction in connection with a Qualified Receivables Financing; provided such restrictions only apply to the applicable receivables and related intangibles;

(12) other Indebtedness, Disqualified Stock or Preferred Stock (a) of any Restricted Subsidiary of the Company that is a Guarantor or a Foreign Subsidiary, (b) of any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Loans (as determined in good faith by the Company) or (c) of any Restricted Subsidiary Incurred in connection with any Project Financing; provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Funding Date by Section 7.01;

(13) any Restricted Investment not prohibited by Section 7.02 and any Permitted Investment;

(14) customary provisions in Hedging Obligations permitted under this Agreement and entered into in the ordinary course of business; or

(15) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, as determined in good faith by the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 7.04. Asset Sales.

Cause or make an Asset Sale, unless (x) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Loans or such Restricted Subsidiary’s obligations in respect of the Loans) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary of the Company from such transferee that are converted by the Company or such Restricted Subsidiary of the Company into cash within one hundred eighty (180) days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3.0% of the Consolidated Net Tangible Assets of the Company and $600,000,000 at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Section 7.05. Transactions with Affiliates.

Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $25,000,000, unless:

(a) such Affiliate Transaction is on terms that are not less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75,000,000, the Company delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions do not apply to the following:

(1) transactions between or among the Company and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of Lyondell and any direct parent of Lyondell;

(2) Restricted Payments permitted by Section 7.02 and Permitted Investments;

(3) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, managers, employees or consultants of the Company or any Restricted Subsidiary or any direct or indirect parent entity of the Company;

(4) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(5) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;

(6) any agreement as in effect as of the Funding Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Funding Date) or any transaction contemplated thereby as determined in good faith by the Company;

(7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any registration rights agreement to which it is a party as of the Funding Date, and, any amendment thereto or similar agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Funding Date shall only be permitted by this clause (7) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Funding Date;

(8) the Emergence Transactions, including the payment of fees and expenses paid in connection therewith;

(9) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(10) any transaction effected as part of a Qualified Receivables Financing;

(11) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

(12) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent entity of the Company or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(13) the entering into of any tax sharing agreement or arrangement that complies with Section 7.02(12);

(14) any contribution to the capital of the Company;

(15) transactions between the Company or any of its Restricted Subsidiaries and any Person that is an Affiliate of the Company or any of its Restricted Subsidiaries solely because a director of such Person is also a director of the Company or any direct or indirect parent entity of the Company; provided, however, that such director abstains from voting as a director of the Company or any direct or indirect parent entity of the Company, as the case may be, on any matter involving such other Person;

(16) pledges of Equity Interests of Unrestricted Subsidiaries;

(17) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(18) any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(19) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement; and

(20) transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into the Company or a Restricted Subsidiary (provided such transaction is not entered into in contemplation of such event).

Section 7.06. Liens.

Create, Incur, assume or suffer to exist any Lien (except Permitted Liens) that secures any Indebtedness on any asset or property of the Company or such Restricted Subsidiary.

Section 7.07. Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.

(a) Solely with respect to the Company, the Company may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Company is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, Canada or any province thereof or any state which was a member of the European Union on December 31, 2003 (other than Greece) (the Company or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Loans is a corporation;

(2) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under this Agreement and the obligations pursuant to an assumption agreement or other documents or instruments in form reasonably satisfactory to the Administrative Agent and in compliance with the Intercreditor Agreements;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four (4)-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either (a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of Section 7.01; or (b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Company shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer complies with this Agreement.

The Successor Company (if other than the Company) will succeed to, and be substituted for, the Company under the Loan Documents and the Loans, and in such event the Company will automatically be released and discharged from its obligations under the Loan Documents and the Loans. Notwithstanding the first sentence of this covenant, without complying with the foregoing clause (4), the Company may (A) merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing Lyondell in any state of the U.S., the District of Columbia, Canada or any province thereof or any state which was a member state of the European Union on December 31, 2003 (other than Greece) and (B) may otherwise convert its legal form under the laws of its jurisdiction of organization.

(b) Solely with respect to Lyondell, Lyondell may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not Lyondell is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) Lyondell is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than Lyondell) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia (Lyondell or such Person, as the case may be, being herein called the “Successor Borrower”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Loans is a corporation;

(2) the Successor Borrower (if other than Lyondell) expressly assumes all the obligations of Lyondell under the Loan Documents and the Loans pursuant to an assumption agreement or other documents or instruments in form reasonably satisfactory to the Administrative Agent and in compliance with the Intercreditor Agreements;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Borrower or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Borrower or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four (4)-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Borrower or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Borrower or such Restricted Subsidiary at the time of such transaction), either (a) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of Section 7.01; or (b) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5) Lyondell shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Agreement.

The Successor Borrower (if other than Lyondell) will succeed to, and be substituted for, Lyondell under the Loan Documents and the Loans, and in such event Lyondell will automatically be released and discharged from its obligations under the Loan Documents and the Loans. Notwithstanding the first sentence of this covenant, without complying with the foregoing clause (4), Lyondell may (A) merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing Lyondell, as the case may be, in any state of the U.S. or the District of Columbia and (B) may otherwise convert its legal form under the laws of its jurisdiction of organization so long as there remains a corporate co-obligor. This Section 7.07 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

(c) Solely with respect to any Pledgor, subject to the limitations contained in this Agreement governing release of assets and property securing the Loans upon the sale or disposition of a Restricted Subsidiary of the Company that is a Pledgor, no Pledgor will, and the Company will not permit any Pledgor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Pledgor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) either (a) such Pledgor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Pledgor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Pledgor or such Person, as the case may be, being herein called the “Successor Pledgor”) and the Successor Pledgor (if other than such Pledgor) expressly assumes all the obligations of such Pledgor under the Loan Documents and the Collateral Documents pursuant to documents or instruments in form required by the Loan Documents and in compliance with the Intercreditor Agreements, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 7.04; and

(2) the Successor Pledgor (if other than such Pledgor) shall have delivered or caused to be delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Agreement.

Subject to certain limitations described in the Loan Documents, the Successor Pledgor (if other than such Pledgor) will succeed to, and be substituted for, such Pledgor under the Loan Documents and such Pledgor’s obligations in respect of the Loans, and such Pledgor will automatically be released and discharged from its obligations under the Loan Documents and such Pledgor’s obligations in respect of the Loans. Notwithstanding the foregoing, (1) a Pledgor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating or reorganizing such Pledgor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Pledgor is not increased thereby and (2) a Pledgor may merge, amalgamate or consolidate with another Pledgor or the Company or may convert its legal form under the laws of reorganization of its jurisdiction.

In addition, notwithstanding the foregoing, any Pledgor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to the Company or any Pledgor.

Section 7.08. Financial Covenant. If with respect to any period of four consecutive fiscal quarters commencing with the fiscal quarter ending March 31, 2010, the Covenant Fixed Charge Coverage Ratio calculated as of the end of such four-quarter period is less than 1.00:1.00 (each such period, an “FCC Period”), permit the occurrence or existence of a Financial Covenant Triggering Event on or after the date on which the financial statements for such period were received by the Administrative Agent but prior to the date on which the Administrative Agent receives the financial statements with respect to a subsequent four quarter period.

ARTICLE VIII.

Events of Default and Remedies

Section 8.01. Events of Default. The occurrence of any of the following on or after the Funding Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in (i) Sections 6.03(a), 6.05 (solely with respect to the Company and the Borrowers) or Article VII, (ii) Section 6.17(a) and such failure continues for two (2) Business Days and (iii) Section 6.17(b) and such failure continues for one (1) Business Day; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Company or the Borrowers; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, in any Borrowing Base Certificate or in any other document that is an exhibit to a Loan Document (or any certification by a Principal Financial Officer or any Borrower expressly contemplated by this Agreement) shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary if each member of such group were in default of this clause (e) at any one time) (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder or owing to the Company or a Restricted Subsidiary) having an aggregate principal amount of not less than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness of not less than the Threshold Amount (any such Indebtedness, “Threshold Indebtedness”), or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such

Indebtedness (or a trustee or agent on behalf of such holder or holders of beneficiary or beneficiaries) to cause, with the giving of notice, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its Stated Maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further that such failure is unremedied and is not waived or subject to forbearance, by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.01; or

(f) Insolvency Proceedings, Etc. Any of the Company, any Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary if each member of such group were in default of this clause (f) at any one time) to the fullest extent permitted under applicable mandatory provisions of law institutes or consents to the institution of any proceeding under any Debtor Relief Law or files for the opening of insolvency proceedings, or makes an assignment for the benefit of creditors generally; or a third person files for the opening of insolvency proceedings that result in the entry of an order for relief or remains undismissed, undischarged or unstayed for sixty (60) calendar days; or applies for or consents to the appointment of any receiver, trustee (not being a custodian), custodian, conservator, liquidator (not being a bewindvoerder), rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property under any applicable Debtor Relief Laws; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any of the Company, any Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary if each member of such group were in default of this clause (g) at any one time) becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Company and the Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy in each case, for the purposes of any Subsidiary domiciled in the United Kingdom, ignoring the deeming provisions of Section 123(1)(a) of the Insolvency Act 1986; or

(h) Judgments. There is entered against any Loan Party or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary if each member of such group were in default of this clause (h) at any one time) one or more final judgments or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgments or orders shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Guaranties. Any material portion of the Guaranties of the Obligations, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (subject, in the case of the Company, to the Agreed Security Principles and the Legal Reservations), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents (subject to the Junior Lien Intercreditor Agreement) on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the payment Obligations and termination of the Total Commitment), or purports in writing to revoke or rescind any Loan Document; or it becomes unlawful for any Loan Party to perform any of its payment Obligations under the Loan Documents; or

(j) Change of Control. There occurs or shall exist any Change of Control; or

(k) Collateral Documents. Subject in the case of the Company to the Agreed Security Principles and the Legal Reservations, any Collateral Document after delivery thereof pursuant to Sections 4.01, 4.02, 6.12 or 6.14 shall for any reason (other than pursuant to the terms hereof or thereof or solely as a result of acts or omissions of the Administrative Agent or any Lender) ceases to create a valid and perfected Lien, with the priority required by the Collateral Documents (subject to the Junior Lien Intercreditor Agreement) on and security interest in any material portion of the Collateral, subject to Liens permitted under Section 7.01, except (i) to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to (A) maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or (B) file Uniform Commercial Code continuation statements, (ii) as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage, or (iii) any of the Equity Interests of any Borrower ceasing to be pledged pursuant to any Security Agreement free of Liens other than Liens created by such Security Agreement or any nonconsensual Liens arising solely by operation of Law; or

(l) ERISA. An ERISA Event or any similar event with respect to a Foreign Plan occurs which, together with all other ERISA Events (or similar events with respect to Foreign Plans) that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect;

then, and in any such event (other than an event with respect to a Loan Party described in paragraph (f)) above, and at any time thereafter during the continuance of such event, the Administrative Agent may, or at the written direction of the Required Lenders shall, by written or telecopied notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) demand cash collateral as provided in Section 2.04(k), (iii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans so declared due and payable, together with accrued interest and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder, shall become forthwith due and payable both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein to the contrary notwithstanding and (iv) exercise any and all remedies under the Loan Documents and under applicable Law available to the Administrative Agent and the Lenders; provided, however, that, in the event of a default with respect to a Loan Party described in paragraph (f) above, the Commitments shall automatically terminate, the deposit of cash collateral as provided in Section 2.04(k) shall automatically be required and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein to the contrary notwithstanding.

ARTICLE IX.

Administrative Agent and Other Agents

Section 9.01. Agent. Each of the Lenders and Fronting Banks irrevocably authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms thereof together with such powers as are reasonably incidental thereto. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents selected and appointed by such Administrative Agent. Each of the Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through Affiliates or its or its Affiliates’ employees. The exculpatory provisions of the following paragraphs shall apply to any such sub-agent, to the Affiliates of the Administrative Agent and any such sub-agent and to the directors, officers and employees of the Administrative Agent, any such sub-agent and their respective Affiliates.

Each of the Lenders and Fronting Banks irrevocably authorizes each Co-Collateral Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are specifically delegated to such Co-Collateral Agent by the terms thereof together with such powers as are reasonably incidental thereto. Each Co-Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents selected and appointed by such Co-Collateral Agent. Each Co-Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through Affiliates or its or its Affiliates’ employees. The exculpatory provisions of the following paragraphs shall apply to any such sub-agent, to the Affiliates of such Co-Collateral Agent and any such sub-agent and to the directors, officers and employees of such Co-Collateral Agent, any such sub-agent and their respective Affiliates.

The Administrative Agent is hereby expressly authorized and directed by the Lenders to the extent provided in this Agreement, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders under the Loan Documents, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrowers of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrowers pursuant to the Loan Documents as received by the Administrative Agent.

None of the Administrative Agent, the Co-Collateral Agents and any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted to be taken by it or them under the Loan Documents or in connection therewith (a) at the request or with the approval of the Required Lenders (or, if otherwise specifically required hereunder, the consent of all the Lenders) or (b) in the absence of its or their own bad faith, gross negligence, bad faith or willful misconduct. Each Lender acknowledges that it has decided to enter into this Agreement and to extend the Loans hereunder based on its own analysis of the creditworthiness of the Borrowers and agrees that neither the Administrative Agent nor the Co-Collateral Agents shall bear any responsibility for such creditworthiness.

Neither the Administrative Agent nor any Co-Collateral Agent shall be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of the

Loan Documents or any other agreements or certificates, requests, financial statements, notices or opinions of counsel or for any recitals, statements, warranties or representations contained in the Loan Documents or in any such instrument or be under any obligation to ascertain or inquire as to the performance or observance of any of the terms, provisions, covenants, conditions, agreements or obligations of the Loan Documents or any other agreements on the part of any Loan Party and, without limiting the generality of the foregoing, the Administrative Agent and the Co-Collateral Agents shall, in the absence of knowledge to the contrary, be entitled to accept any certificate furnished pursuant to any Loan Document as conclusive evidence of the facts stated therein and shall be entitled to rely on any note, notice, consent, certificate, affidavit, letter, telegram, teletype or telecopy message, statement, order or other document which it reasonably believes to be genuine and correct and to have been signed or sent by the proper Person or Persons. It is understood and agreed that the Administrative Agent and each Co-Collateral Agents may exercise its respective rights and powers under other agreements and instruments to which it is or may be a party and engage in other transactions with Lyondell or any Subsidiary or other Affiliate as though it were not the agent of the Lenders hereunder.

Each of the Administrative Agent and the Co-Collateral Agents may consult with legal counsel selected by it in connection with matters arising under the Loan Documents and any action taken or suffered in good faith by it in accordance with the opinion of such counsel shall be full justification and protection to it. Each of the Administrative Agent and the Co-Collateral Agents may exercise any of its powers and rights and perform any duty under the Loan Documents through agents or attorneys.

The Lenders shall ratably, in accordance with their Credit Exposures at the time of demand for indemnification hereunder, indemnify the Administrative Agent and each Co-Collateral Agent, in its respective capacities as agent on behalf of the Lenders (to the extent not reimbursed by the Borrowers pursuant to the terms hereof and without limiting the obligations of the Borrowers to do so) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as results from such Agent’s gross negligence or willful misconduct) that such Agent may suffer or incur in connection with this Agreement or any action taken or omitted by it under the Loan Documents.

The Administrative Agent and either Co-Collateral Agent may at any time give 30 days’ prior written notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that such successor shall comply with the requirements of Section 3.01(d) prior to becoming the successor under this Agreement; provided, further that, so long as there has been no Event of Default, the Required Lenders shall not appoint a foreign agent as successor if such appointment would result in a tax gross-up or indemnification payment under this Agreement unless (i) the Required Lenders determine, in their reasonable discretion, that such appointment is necessary to avoid material adverse economic, legal or regulatory consequences, (ii) the appointment is at the request of the Borrowers’ Agent or (iii) the appointment is required by law. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security as nominee until such time as a successor Administrative Agent is appointed), (2) in the case of a retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph and (3) all communications and determinations provided to be made by the Co-Collateral Agents acting jointly shall be made by the remaining Co-Collateral Agent until such time as the Required Lenders appoint a successor Co-Collateral Agent as provided for above in this paragraph (or if both Co-Collateral Agents shall resign, then clause (2) above shall apply). Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates, and the officers, directors, partners, employees, agents, advisors and attorneys-in-fact of such Agent and Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

The Lenders hereby acknowledge that neither the Administrative Agent nor any Co-Collateral Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders or, where required, all the Lenders.

Actions to be taken by the Co-Collateral Agents jointly under this Agreement shall be taken in accordance with the Co-Collateral Agents’ Side Letter.

No Agent other than the Administrative Agent and the Co-Collateral Agents shall have any responsibility, obligation or liability whatsoever under the Loan Documents in such capacity (other than as set forth in Section 10.14).

Section 9.02. Collateral and Guaranty Matters.

(a) The Lenders irrevocably agree:

(i) Subject to the Junior Lien Intercreditor Agreement and, solely with respect to ABL Facility Collateral, Section 9.02(b), Liens on Collateral securing the Obligations will be automatically and unconditionally released:

(A) as to any property or asset (including Capital Stock of a Subsidiary of the Company), to enable the Company, the Borrowers and the Pledgors to consummate the disposition of such property or asset to the extent not prohibited by clause (E) below or under Section 7.02 or Section 7.04;

(B) to release Excess Proceeds and Collateral Excess Proceeds (each as defined in the Senior Notes Indenture) to the Borrowers that remain unexpended after the conclusion of an Asset Sale Offer or a Collateral Asset Sale Offer (each as defined in the Senior Notes Indenture) conducted in accordance with the Senior Notes Indenture and not required to be made a part of the Collateral;

(C) in respect of the property and assets of a Pledgor, upon the designation of such Pledgor to be an Unrestricted Subsidiary in accordance with Section 7.02 and the definition of “Unrestricted Subsidiary”;

(D) in respect of the property and assets of a Guarantor upon release of the Guaranty of such Guarantor;

(E) in the case of the property and assets of a specific Pledgor, upon such Pledgor making a Transfer of such assets to any Restricted Subsidiary of a Borrower that is not a Pledgor; provided that (1) such Transfer is not subject to Section 7.07 and (2) the aggregate net book value of the assets of Restricted Subsidiaries that are at any time Collateral (excluding cash proceeds of accounts receivable, inventory and related assets) that are so transferred pursuant to this clause (E) subsequent to the Funding Date shall not exceed 5% of the Consolidated Net Tangible Assets of Lyondell and its Restricted Subsidiaries per year and shall not be in an amount that will result in an Excluded Subsidiary ceasing to qualify as an Excluded Subsidiary in accordance with the definition thereof; provided further, that Liens on all property and assets of any Subsidiary of Lyondell Europe Holdings, Inc., a Delaware corporation, will be automatically and unconditionally released upon any transfer of such Subsidiary;

(F) as permitted under Section 10.01;

(G) as to the pledge of Capital Stock of first-tier Foreign Subsidiaries, in connection with a reorganization, change or modification of the direct or indirect ownership of Foreign Subsidiaries by the Company, the Borrowers or a Pledgor, as applicable, in compliance with this Agreement, a release may be obtained as to such Capital Stock in connection with the substitution of pledge of 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of any one or more new or replacement first-tier Foreign Subsidiaries pursuant to valid Collateral Documents; or

(H) upon satisfaction of the Release Conditions.

(ii) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted under clauses (16) and (23) of the definition of “Permitted Liens”;

(iii) that any Guarantor shall be automatically released from its obligations under the Guaranty (A) upon satisfaction of the Release Conditions or (B) if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Junior Financing; and

(iv) to release any Lien on any pipeline easement and other similar Real Property granted to or held by the Administrative Agent under any Loan Document in connection with an Asset Sale of pipeline easements pursuant to clause (f) of the definition of “Asset Sale” subject to and in accordance with the following:

(A) the Administrative Agent have been furnished evidence satisfactory to them that the swap of assets contemplated in clause (f) of the definition of “Asset Sale” relating to the release being requested satisfies the requirements of clause (f) of the definition of “Asset Sale” and

(B) in connection with such disposition and as a condition to the granting of such release, (I) the Loan Party acquiring the new pipeline easements and other similar Real Property has obtained titled to such Real Property, (II) the Administrative Agent has received a Mortgage duly executed and delivered by such Loan Party with respect to such Real Property, such

Mortgage being free of any Liens except as expressly permitted by Section 7.06, and (III) such Loan Party has delivered to the Administrative Agent such existing surveys, existing abstracts, certificates, title documents, existing appraisals, legal opinions and other documents as the Administrative Agent may reasonably request in good faith with respect to any such Real Property.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.02. In each case as specified in this Section 9.02, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as the Borrowers may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.02.

For purposes of this Section 9.02(a):

“Contingent Secured Obligation” means, at any time, any Obligation that is contingent in nature at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it, (ii) any other obligation (including any guarantee) that is contingent in nature at such time or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Non Contingent Secured Obligation” means at any time any Obligation (or portion thereof) that is not a Contingent Secured Obligation at such time.

“Release Conditions” means the following conditions for releasing all the Guaranties and terminating all the Liens on the Collateral:

(i) all Commitments under this Agreement shall have expired or been terminated;

(ii) all Non-Contingent Secured Obligations shall have been paid in full; and

(iii) no Contingent Secured Obligation (other than contingent indemnification and expense reimbursement obligations as to which no claim shall have been asserted) shall remain outstanding;

provided that Contingent Secured Obligations shall not include obligations with respect to L/C Exposure under this Agreement so long as (x) no Event of Default under this Agreement has occurred and is continuing and (y) the Borrowers and the Guarantors shall have deposited with the Administrative Agent cash in an amount at least equal to 105% of the L/C Exposure, which cash may be invested in Cash Equivalents, or caused a bank acceptable to the applicable Fronting Bank to issue a letter of credit in an amount at least equal to 105% of the L/C Exposure naming the Administrative Agent as beneficiary.

(b) None of Sections 9.02(a)(i)(B), (C), (D), (E) and (G), 9.02(a)(ii) and (iv) shall be applicable to the ABL Facility Collateral.

(c) The Administrative Agent may accept, without enquiry, the title (if any) a Loan Party may have to any asset over which security is intended to be created by any Collateral Document.

(d) Parallel Debt

(i) In this subsection (d):

(A) “Administrative Agent Claim” means any amount which a Loan Party owes to the Administrative Agent under this clause; and

(B) “Secured Party Claim” means any amount which a Loan Party owes to a Secured Party under or in connection with the Loan Documents.

(ii) Unless expressly provided to the contrary in any Loan Document, the Administrative Agent holds:

(A) the benefit of any Administrative Agent Claims; and

(B) any proceeds of security,

for the benefit, and as the property, of the Secured Parties and so that they are not available to the personal creditors of the Administrative Agent.

(iii) The Administrative Agent will separately identify in its records the property rights referred to in paragraph (ii) above.

(iv) Paragraphs (ii) to (iii) above do not apply to any security created by a Collateral Document governed by Dutch law.

(v) Each Loan Party must pay the Administrative Agent, as an independent and separate creditor, an amount equal to each Secured Party Claim on its due date.

(vi) The Administrative Agent may enforce performance of any Administrative Agent Claim in its own name as an independent and separate right. This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(vii) Each Secured Party must, at the request of the Administrative Agent, perform any act required in connection with the enforcement of any Administrative Agent Claim. This includes joining in any proceedings as co-claimant with the Administrative Agent.

(viii) Unless the Administrative Agent fails to enforce an Administrative Agent Claim within a reasonable time after its due date, a Secured Party may not take any action to enforce the corresponding Secured Party Claim unless it is requested to do so by the Administrative Agent.

(ix) Discharge by a Loan Party of a Secured Party Claim will discharge the corresponding Administrative Agent Claim in the same amount.

(x) Discharge by a Loan Party of an Administrative Agent Claim will discharge the corresponding Secured Party Claim in the same amount.

(xi) The aggregate amount of the Administrative Agent Claims will never exceed the aggregate amount of Secured Party Claims.

(xii) A defect affecting an Administrative Agent Claim against a Loan Party will not affect any Secured Party Claim.

(xiii) A defect affecting a Secured Party Claim against a Loan Party will not affect any Administrative Agent Claim.

(xiv) Each Administrative Agent Claim is created on the understanding that and provided that the Administrative Agent will:

(A) share the benefit, including in particular the proceeds of the Administrative Agent Claim, with the other Secured Parties; and

(B) pay those proceeds to the Secured Parties, in accordance with the Intercreditor Agreements.

(xv) Each party agrees that the Administrative Agent:

(A) will be the joint and several creditor (together with the relevant Secured Party) of each and every obligation of each Loan Party towards each Secured Party under this Agreement; and

(B) will have its own independent right to demand performance by each Loan Party of those obligations.

(xvi) Discharge by a Loan Party of any obligation owed to the Administrative Agent or another Secured Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(xvii) Without limiting or affecting the Administrative Agent’s rights against each Loan Party (whether under this paragraph or under any other provision of the Loan Documents), the Administrative Agent agrees with each other Secured Party (on a several and divided basis) that, subject to the paragraph below, it will not exercise its rights as joint and several creditor with a Secured Party except in accordance with the Intercreditor Agreements.

Nothing in this subsection (d) shall in any way limit the Administrative Agent’s right to act in the protection or preservation of rights under or to enforce any Collateral Document as contemplated by this Agreement and/or the relevant Collateral Document (or to do any act reasonably incidental to any of the above).

ARTICLE X.

Miscellaneous

Section 10.01. Amendments, etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document (including, except as set forth in Section 4.01, any Exhibit or Schedule thereto), and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of (or amendment to the terms of) any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under this Agreement or any payment of an L/C Disbursement or any fee or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans (except pursuant to Section 2.05(b)(ii)) shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c) reduce or forgive the principal of, or the rate of interest specified herein (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan or to whom such fee or other amount is owed;

(d) change any provision of this Section 10.01, Section 2.13, Section 2.14, the definition of “Required Lenders,” or “Pro Rata Share” or Section 10 of the Security Agreement without the written consent of each Lender directly and adversely affected thereby;

(e) release or (except as expressly contemplated hereby) subordinate the Lien of the Collateral Documents as to all or subatantially all of the ABL Facility Collateral or the Collateral in any transaction or series of related transactions (for the avoidance of doubt no transaction permitted by Section 7.05 shall be deemed a release of all or substantially all of the Collateral) without the written consent of each Lender;

(f) release all or substantially all of the aggregate value of the Guaranties (for the avoidance of doubt no release of Guaranties permitted by the terms of this Agreement shall be deemed a release of all or substantially all of the aggregate value of the Guaranties) without the written consent of each Lender;

(g) contractually subordinate any obligation in right of payment to any other obligation of any Loan Party, without the written consent of each Lender affected thereby;

(h) amend or modify or otherwise affect the rights or duties of any Agent, any Fronting Bank (including, without limitation, any provisions relating to the consent of any Fronting Bank, any provisions relating to Defaulting Lenders and any provisions relating to Cash Collateralization requirements and any component definitions contained in any of the foregoing) or the Swingline Lender without its prior written consent; and

(i) amend or modify the definitions of “Available Inventory”, “Available Receivables”, “Borrowing Base”, “Collateral Availability”, “Eligible Inventory”, “Eligible Receivables”, “Excess Availability”, “Financial Covenant Triggering Event”, “Ineligible Inventory” or “Ineligible Receivables”, in each case without the prior written consent of Lenders having aggregate Credit Exposures representing at least 66 2/3% of the sum of all Credit Exposures at such time; provided that any increase in any percentage set forth in the definition of “Available Inventory” or in the definition of “Available Receivables”, or any amendment of the definition of “Available Inventory” or the definition of “Available Receivables” that would have the effect of so increasing any such percentage, shall require the prior written consent of each Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as may be required by clause (a), (b) or (c) above; provided that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or each Co-Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or either Co-Collateral Agent, as applicable, under this Agreement or any other Loan Document and (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

Any provision of the Junior Lien Intercreditor Agreement may be amended or waived on behalf of the Lenders by the Administrative Agent with the consent of the Required Lenders; provided that no such amendment shall change the order of priority of payments with respect to ABL Facility Collateral set forth in Section 3.1 of the Junior Lien Intercreditor Agreement without the written consent of each Lender adversely affected thereby.

Section 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission or other form of electronic communication). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower or the Administrative Agent or either Co-Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers’ Agent and the Administrative Agent or either Co-Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent and the Co-Collateral Agents pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other form of electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent, the Co-Collateral Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or either Co-Collateral Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies. No failure by any Lender, any Fronting Bank or the Administrative Agent or either Co-Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Fronting Bank may have had notice or knowledge of such Default at the time of such funding or issuance.

Section 10.04. Attorney Costs and Expenses. Each Borrower agrees (a) if the Effective Date occurs, to pay or reimburse the Administrative Agent, the Co-Collateral Agents and the Joint Lead Arrangers for all reasonable invoiced out-of-pocket costs and expenses (other than Indemnified Taxes or Excluded Taxes, which are governed by Section 3.01) incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) if the Funding Date occurs, to pay or reimburse the Administrative Agent, the Co-Collateral Agents, the Joint Lead Arrangers and each Lender for all invoiced out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs of counsel to the Administrative Agent and the Co-Collateral Agents); provided that, such costs and expenses incurred in connection with the enforcement of the Commitment Fee obligations shall be reimbursed by the Borrowers without the requirement that the Funding Date occur. The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other (reasonable, in the case of clause (a)) out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Total Commitment and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly after receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses, or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05. Indemnification by the Borrowers. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold harmless each Joint Lead Arranger, Joint Bookrunner, Agent-Related Person, each Lender and their respective Affiliates, and directors, officers, partners, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including attorney costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use thereof or of the proceeds therefrom, or (c) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to the Loan Parties or any Subsidiary, (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto or (e) solely with respect to any Fronting Bank, any refusal by such Fronting Bank to honor a demand for payment under a Letter of Credit issued by such Fronting Bank if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, partner, employee, agent or attorney-in-fact of such Indemnitee, as determined by the final judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Borrowers or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or either Co-Collateral Agent, the replacement of any Lender, the termination of the Total Commitment and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to any Taxes (including Indemnified Taxes or any Other Taxes indemnifiable under Section 3.01) other than Taxes that represent liabilities, obligations, losses, damages, etc. arising from any non-Tax claim, excluding Taxes for which the Indemnitee has been indemnified under Section 3.01.

Section 10.06. Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Agent, any Lender or any Fronting Bank, or any Agent, any Lender or any Fronting Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such Lender or such Fronting Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender and each Fronting Bank severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 10.07. Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including any Affiliate of a Fronting Bank that issues any Letter of Credit). No Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Lenders.

(b) Each Lender may assign all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment (if still in existence) and the Loans at the time owing to it) to any assignee (other than the Company and its Subsidiaries); provided, however, that (i) except in the case of an assignment by a Lender to an Affiliate of such Lender, to another Lender or to a Related Fund of a Lender, the Borrowers and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, regardless of the identity of the assignee, each Fronting Bank and the Swingline Lender) must consent to such assignment in writing (which consent may not be unreasonably withheld or delayed), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement as a Lender, (iii) after giving effect to any such assignment, (A) the aggregate amount of the Credit Exposure of the assigning Lender (together with its Related Funds and its Affiliates) shall be either (x) $0 or (y) $10,000,000 or more and (B) the aggregate amount of the Credit Exposure of the assignee Lender (together with its Related Funds and its Affiliates) shall be in the case of a Lender, $10,000,000 or more (or, in any case, any other smaller amount agreed upon by the Administrative Agent and the Borrowers); and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording in the Register an Assignment and Acceptance, together with (except in the case of assignment to another Lender or an Affiliate or a Related Fund of a Lender) a processing and recordation fee of $3,500 (provided that only one such fee shall be required in the case of multiple assignments by a Lender on a single day to funds managed or advised by the same investment advisor if such funds are not Lenders hereunder); provided, further, that any consent of the Borrowers otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. The Credit Exposures held by or assigned to or by any Person and its Related Funds shall be aggregated for purposes of determining compliance with the amount thresholds specified in this Section. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be (unless waived by the Administrative Agent) at least five (5) Business Days after the execution thereof, (A) the assignee thereunder (an “Assignee”) shall be a party hereto, and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and (B) the assignor thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assignor’s rights and obligations under this Agreement, the assignor shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 as well as to any interest and Unused Commitment Fee accrued for its account hereunder and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assignor and the Assignee thereunder shall be deemed to confirm to and agree with each other and the Borrowers as follows: (i) such assignor warrants that it is the legal and beneficial owner of the interest being assigned free and clear of any adverse claim; (ii) except as set forth in clause (i) above, the assignor makes no other representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, or any other instrument or document furnished pursuant hereto or thereto, or the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their Obligations under this Agreement or any other instrument or document furnished pursuant hereto or thereto; (iii) such Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such Assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements described in Section 6.01 or the most recent financial statements delivered pursuant to Section 6.01, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such Assignee will independently and without reliance upon the assignor and based on such documents and information as it shall deem appropriate at the time continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents, as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such Assignee agrees that it will, to the extent of the interest assigned to it, perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by the Lenders.

(d) The Borrowers agree that each Lender may without notice to or the consent of the Borrowers, the Administrative Agent, any Fronting Bank or the Swingline Lender sell participations to (each, a “Participant”) one or more banks or other entities (other than the Company and its Subsidiaries) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the same portion of the Revolving Loans owing to it) and the Borrowers agree that any purchaser of a participation in such Loans so acquired may exercise any and all rights of banker’s lien, setoff, counterclaim or otherwise with respect to any and all moneys owing by the Borrowers to such purchaser as fully as if such purchaser were a Lender acquiring such Loans hereunder in the amount of such participation so long as the Borrower is notified of the Participant’s participation hereunder and such Participant complies with Section 10.08 as if it were a Lender prior to such exercise; provided, however, that (i) such selling Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the Borrowers for the performance of its obligations hereunder, (iii) the participating lenders or other entities shall be entitled to the benefit (subject to the requirements and limitations, including requirements to provide any applicable forms under Section 3.01) of the cost protection provisions contained in Sections 3.01, 3.04 and 3.05, to the same extent as if they were such Lender (but the amount claimed by any participating lender or other entity shall not exceed the amount that could have been claimed by the Lender from which it acquired its participation) and (iv) the Borrowers, the Agents, the Fronting Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve, without the consent of or consultation with any participant, any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to Fees payable hereunder or an increase in the amount of principal of or a decrease in the rate at which interest is payable on the Loans, or an extension of the dates fixed for payments of principal of or interest on the Loans or payments of Fees). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s participation (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Such Lender shall permit the Loan Parties to review such information as reasonably needed for the Borrowers to comply with their obligations under this Agreement or under any applicable U.S. Federal tax law.

(e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the Assignee or Participant or proposed assignee or participant any information relating to the Company and its Subsidiaries furnished to the Lenders (including pursuant to Section 6.10) by or on behalf of the Company and its Subsidiaries, as applicable; provided that, prior to any such disclosure, each such Assignee or Participant or proposed assignee or participant shall execute an agreement whereby such Assignee or Participant shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to Lyondell and its any Subsidiary received from the Agents or Lenders.

(f) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent (and acting only to the extent required by Section 163(f) of the Code) of the Borrowers shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment (if any) of, and the principal amount (and related interest amounts) of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof (the “Register”), and no such Assignment and Acceptance shall be effective until so recorded. The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Agents, the Fronting Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an executed Assignment and Acceptance, together with any Note subject to such assignment, and the payment of any processing and registration fee, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto. This Section 10.07(f) shall be construed so that the obligations under this Agreement and the Loan Documents are at all times maintain in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any other relevant or successor provisions of the Code or such related regulations).

(g) Any Lender may at any time pledge all or any portion of its rights under the Loan Documents to secure obligations of such Lender, without the consent of any party, without notice to any party and without payment of fees, in accordance with applicable law, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge shall release any Lender from its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to Section 2.02; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall be deemed to utilize the Commitments of all the Lenders to the same extent, and as if, such Loan were made by the Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.07, any SPC may assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans; provided, however, that except in the case of an assignment to a Granting Bank or a financial institution that is either an affiliate of such SPC or another Lender, the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrowers must consent to such assignment in writing (which consent may not be unreasonably withheld). Each SPC shall execute an agreement whereby such SPC shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Borrowers and their Affiliates received from the Agents or Lenders. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including requirements to provide any applicable forms under Section 3.01), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 3.01, 3.04 and 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder and (iv) the Granting Lender shall keep a register substantially in the form of Participant Register described above of each SPC which has funded all or any part of any Loan that such Lender would have otherwise been obligated to make to the Borrower pursuant to this Agreement.

Section 10.08. Confidentiality. Each of the Agents, the Fronting Banks, the Lenders and the SPCs agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) solely for purposes of this Agreement and the Transactions contemplated hereby; (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Company), to any pledgee referred to in Section 10.07(g), counterparty to a Hedging Obligation, Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Company; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder, under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement or rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party or any Subsidiary or its business, other than any such information that is publicly available to any Agent, any Fronting Bank or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Effective Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03.

Section 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (the Administrative Agent and the Co-Collateral Agents, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Company and the Borrowers, any such notice being waived by the Company and the Borrowers (on their own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates, the Administrative Agent or either Co-Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Co-Collateral Agents hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Co-Collateral Agents and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Co-Collateral Agents and such Lender may have.

Section 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11. Counterparts. This Agreement and each other Loan Document (where applicable under the relevant laws) may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by electronic mail or telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter except for any such prior agreements which by the express terms thereof survive the execution of this Agreement. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control unless, in the case of such other Loan Documents governed by any Law other than a state of the United States, such control would result, such other Loan Document being invalid or unenforceable, in which case, the relevant provision of the Loan Document will prevail; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13. Survival of Representations and Warranties. Such representations and warranties have been or will be relied upon by each Agent, each Fronting Bank and each Lender, regardless of any investigation made by any Agent, any Fronting Bank or any Lender or on their behalf and notwithstanding that any Agent, any Fronting Bank or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as of the time made as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.14. Severability. If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and such other Loan Document shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15. GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENT EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT, EACH FRONTING BANK AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, EACH AGENT, EACH FRONTING BANK AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17. Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by each Lender, that each such Lender, has executed it, and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable), and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document from Dollars into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent, either Co-Collateral Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or either Co-Collateral Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or either Co-Collateral Agent may in accordance with normal banking procedures purchase Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent or either Co-Collateral Agent from a Borrower in Dollars, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or either Co-Collateral Agent or the Person to whom such obligation was owing against such loss. If the amount of Dollars so purchased is greater than the sum originally due to the Administrative Agent or either Co-Collateral Agent in such currency, the Administrative Agent or either Co-Collateral Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.19. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.20. USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

Section 10.21. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by the Agents and the Joint Lead Arrangers are arm’s-length commercial transactions between the Company and the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) each Agent, each Joint Lead Arranger, and each Joint Bookrunner is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company and the Borrowers or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Joint Lead Arranger nor any Joint Bookrunner has any obligation to the Company and the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each Loan Party and their respective Affiliates, and no Agent or Joint Lead Arranger has any obligation to disclose any of such interests to the Loan Parties or their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agents and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.22. Certain Dutch Matters. Any obligation, guaranty or undertaking granted or assumed by a Person incorporated or organized under the laws of The Netherlands pursuant to this Agreement or any other Loan Document shall be deemed not to be undertaken or incurred by such Person to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:207c or 2:98c of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Agreement and the other Loan Documents shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Persons incorporated under the laws of The Netherlands will continue to guaranty and secure all such obligations which, if included, do not constitute a violation of the Prohibition.

Section 10.23. Agent for Service of Process. The Company agrees that promptly following request by the Administrative Agent it will appoint and maintain an agent reasonably satisfactory to the Administrative Agent to receive service of process in New York City.

ARTICLE XI.

The Obligors

Section 11.01. Appointment and Authorization of Borrowers’ Agent. Each of the Borrowers irrevocably appoints and authorizes the Borrowers’ Agent, as agent on its behalf, to exercise in its discretion all of the rights and powers of the Borrowers or any of them under the Loan Documents. Each of the Borrowers irrevocably agrees that the Agents and the Lenders may conclusively rely on the authority of the Borrowers’ Agent in the exercise of such rights and powers.

Section 11.02. Joint and Several Obligations. The obligations of the Borrowers under the Loan Documents shall be joint and several. The Agents and the Lenders may enforce against any one or more Borrowers the obligations of the Borrowers to make the payments due under the Loan Documents, and each Borrower shall be responsible to the Agents and the Lenders for the full amount of such payments due. The obligations of each of the Borrowers under the Loan Documents shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other Borrower under any Loan Documents, by operation of law or otherwise;

(ii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any other Borrower under any Loan Documents;

(iii) any change in the existence, structure or ownership of any other Borrower;

(iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Borrower or its assets or any resulting release or discharge of any obligation of any other Borrower under any Loan Documents;

(v) any invalidity or unenforceability relating to or against any other Borrower for any reason of any Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other Borrower of the principal of or interest on any Note or any other amount payable by any other Borrower under any Loan Documents; or

(vi) any other act or omission to act or delay of any kind by any other Borrower or any other corporation or Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.

Section 11.03. Contribution; Subordination. Each Borrower (a “Contributing Borrower”) agrees that when a payment shall be made by any other Borrower under the Loan Documents upon enforcement thereof (such other Borrower, the “Claiming Borrower”), the Contributing Borrower shall indemnify the Claiming Borrower in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Borrower on the Funding Date (or, with respect to any Borrower becoming a party hereto after the Effective Date, the date such Contributing Borrower became a Borrower) and the denominator shall be the aggregate net worth of all Borrowers on the Funding Date (or, in the case of any Borrower becoming a party hereto after the Funding Date, the date such Borrower became a Borrower). All rights of the Borrowers under this Section and any other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of all amounts payable by the Borrowers pursuant to the Loan Documents.

Section 11.04. Limitation on Obligations of Borrowers. In the event that in any action or proceeding involving any state or foreign corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, the obligations of any Borrower under this Agreement shall be held or determined to be void, avoidable, invalid or unenforceable (including, without limitation, because of any applicable state or Federal law relating to fraudulent conveyances or transfers), then, notwithstanding any other provision of this Agreement to the contrary, the amount of such liability of a Borrower shall, without any further action by any Loan Party, Agent or Lender, be automatically limited and reduced to the highest amount that is valid and enforceable (such highest amount determined hereunder being the relevant Borrower’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Borrower is intended solely to preserve the rights of the Agents and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Party nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Borrower hereunder shall not be rendered void, voidable, invalid or unenforceable under applicable law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LYONDELLBASELL INDUSTRIES N.V.
LYONDELL CHEMICAL COMPANY
EQUISTAR CHEMICALS, LP
HOUSTON REFINING LP
LYONDELLBASELL ACETYLS LLC

By:	/s/ C. Kent Potter
	Name:	C. Kent Potter
	Title:	Authorized Person

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

CITIBANK, N.A., as Administrative Agent, Co-Collateral Agent, Swingline Lender, Fronting Bank and Lender

By:	/s/ David Jaffe
	Name:	David Jaffe
	Title:	Director/Vice President

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

WELLS FARGO CAPITAL FINANCE, LLC, as Co-Collateral Agent

By:	/s/ Sanat Amladi
	Name:	Sanat Amladi
	Title:	Vice President

WELLS FARGO BANK, N.A., as Fronting Bank

By:	/s/ Sanat Amladi
	Name:	Sanat Amladi
	Title:	Vice President

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

WELLS FARGO CAPITAL FINANCE, LLC, as Lender

By:	/s/ Sanat Amladi
	Name:	Sanat Amladi
	Title:	Vice President

By:	/s/ Sanat Amladi
	Name:	Sanat Amladi
	Title:	Vice President

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Shaheen Malik
	Name:	Shaheen Malik
	Title:	Vice President

By:	/s/ Kevin Buddhdew
	Name:	Kevin Buddhdew
	Title:	Associate

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By:	/s/ Peter Zippelius
	Name:	Peter Zippelius
	Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Peter Zippelius
	Name:	Peter Zippelius
	Title:	Authorized Signatory

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

Bank of America, N.A., as Lender

By:	/s/ Joy L. Bartholomew
	Name:	Joy L. Bartholomew
	Title:	Senior Vice President

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

BARCLAYS BANK PLC, as Lender

By:	/s/ Ann E. Sutton
	Name:	Ann E. Sutton
	Title:	Director

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

Deutsche Bank Trust Company Americas, as Lender

By:	/s/ Frank Fazio
	Name:	Frank Fazio
	Title:	Managing Director

By:	/s/ Philip Saliba
	Name:	Philip Saliba
	Title:	Director

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

JP Morgan Chase Bank, N.A., as Lender

By:	/s/ Jennifer Heard
	Name:	Jennifer Heard
	Title:	Vice President

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

State of California Public Employees’ Retirement System (“CalPERS”) as Lender

By:	/s/ J. Michael Claybar, Jr.
	Name:	J. Michael Claybar, Jr.
	Title:	Portfolio Manager

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

The Bank of Nova Scotia, as Lender

By:	/s/ Marc Graham
	Name:	Marc Graham
	Title:	Director

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

Regions Bank, as Lender

By:	/s/ Barry S. Renow
	Name:	Barry S. Renow
	Title:	Attorney-In-Fact

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

Burdale Capital Finance, Inc., as Lender

By:	/s/ Steven Sanicola
	Name:	Steven Sanicola
	Title:	Director

By:	/s/ Antimo Barbieri
	Name:	Antimo Barbieri
	Title:	Senior Vice President

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

ING Capital LLC, as Lender

By:	/s/ Jerry L. McDonald
	Name:	Jerry L. McDonald
	Title:	Director

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]

RZB Finance LLC, as Lender

By:	/s/ Christoph Hoedl
	Name:	Christoph Hoedl
	Title:	First Vice President

By:	/s/ Randall Abrams
	Name:	Randall Abrams
	Title:	Vice President

[SIGNATURE PAGE TO THE ABL CREDIT AGREEMENT]